   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2001.

                                                      REGISTRATION NO. 333-69362
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                      WEIGHT WATCHERS INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             VIRGINIA                                   7299                                  11-6040273
   (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                            175 CROSSWAYS PARK WEST
                         WOODBURY, NEW YORK 11797-2055
                                 (516) 390-1400
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           --------------------------

                              ROBERT HOLLWEG, ESQ.
                      WEIGHT WATCHERS INTERNATIONAL, INC.
                            175 CROSSWAYS PARK WEST
                         WOODBURY, NEW YORK 11797-2055
                                 (516) 390-1400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           --------------------------

                                WITH COPIES TO:

             RISE B. NORMAN, ESQ.                           KRIS F. HEINZELMAN, ESQ.
          SIMPSON THACHER & BARTLETT                         CRAVATH, SWAINE & MOORE
             425 LEXINGTON AVENUE                               825 EIGHTH AVENUE
           NEW YORK, NEW YORK 10017                         NEW YORK, NEW YORK 10019

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE



                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE           OFFERING        AGGREGATE OFFERING        AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED(1)       PRICE PER UNIT          PRICE(2)        REGISTRATION FEE(3)
Common stock, no par value...................   20,010,000 shares         $25.00            $500,250,000            $10,005
Preferred stock purchase rights(4)...........          --                   --                   --                   --
  Total......................................   20,010,000 shares         $25.00            $500,250,000            $10,005



(1) Includes 2,610,000 shares subject to the underwriters' over-allotment option.


(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).


(3) $25,000 of the total registration fee of $125,063 was paid on September 13, 2001, prior to the initial filing of the registration statement. $90,058 of the total registration fee of $125,063 was paid on October 29, 2001, prior to the filing of Amendment No. 1 to the registration statement. Therefore, the total registration fee payable upon the filing of this Amendment No. 3, calculated in accordance with Rule 457(a), is $10,005.


(4) The preferred stock purchase rights initially will trade together with the common stock. The value attributable to the preferred stock purchase rights, if any, is reflected in the offering price of the common stock.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2001


                               17,400,000 Shares

                                     [LOGO]
                                  Common Stock
                                    --------

    The shares of common stock are being sold by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the shares of common stock sold by the selling shareholders.


    Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $23.00 and $25.00 per share. Our common stock has been authorized for listing on the New York Stock Exchange under the symbol "WTW".


    The underwriters have an option to purchase a maximum of 2,610,000 additional shares from certain of the selling shareholders to cover over-allotments of shares.

    Investing in our common stock involves risks. See "Risk Factors" beginning on page 8.

                           Underwriting         Proceeds to
         Price to          Discounts and          Selling
          Public            Commissions        Shareholders
     -----------------   -----------------   -----------------
Per
Share... $               $                   $

Total... $               $                   $

    Delivery of the shares of common stock will be made on or about       ,
2001.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                                  Goldman, Sachs & Co.

Merrill Lynch & Co.

                    Salomon Smith Barney

                                         UBS Warburg

                  The date of this prospectus is            .

                   Picture of Weight Watchers Magazine Cover
                          Picture of Classroom Meeting
                              Weight Watchers Logo
                          Picture of Program Materials
                          Picture of Program Materials
                     Picture of Woman Measuring Weight Loss
                     Picture of Woman Measuring Weight Loss
                  Picture of Spokeswoman at a press conference

                                 --------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................      1
RISK FACTORS..........................      8
CAUTIONARY NOTICE REGARDING
  FORWARD-LOOKING STATEMENTS..........     13
USE OF PROCEEDS.......................     14
DIVIDEND POLICY.......................     14
CAPITALIZATION........................     15
PRO FORMA COMBINED FINANCIAL
  INFORMATION.........................     16
SELECTED HISTORICAL FINANCIAL AND
  OTHER INFORMATION...................     23
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................     25
INDUSTRY..............................     37
BUSINESS..............................     39

                                          PAGE
                                        --------

MANAGEMENT............................     50
RELATED PARTY TRANSACTIONS............     58
PRINCIPAL AND SELLING SHAREHOLDERS....     65
DESCRIPTION OF INDEBTEDNESS...........     66
DESCRIPTION OF CAPITAL STOCK..........     68
SHARES ELIGIBLE FOR FUTURE SALE.......     75
CERTAIN U.S. FEDERAL INCOME TAX
  CONSEQUENCES........................     77
UNDERWRITING..........................     79
NOTICE TO CANADIAN RESIDENTS..........     83
LEGAL MATTERS.........................     84
EXPERTS...............................     84
WHERE YOU CAN FIND ADDITIONAL
  INFORMATION.........................     84
INDEX TO FINANCIAL STATEMENTS.........    F-1

                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY ON THE DATE OF THIS DOCUMENT.


    In this prospectus, "Weight Watchers," "we," "us" and "our" refer to Weight Watchers International, Inc. and its subsidiaries, unless the context otherwise requires. We refer to our classroom operations that are run directly by us as company-owned and those run by our franchisees as franchised. Unless otherwise indicated, the information in this prospectus assumes the completion of the 4.70536-for-one split of our common stock that will occur prior to the completion of this offering.


    In January 2001, we acquired the business of one of our two largest franchisees, Weighco Enterprises, Inc. and its subsidiaries, which we collectively refer to as Weighco. When we state that information is presented on a pro forma basis, we have taken into account the Weighco acquisition on the pro forma basis described under "Pro Forma Combined Financial Information."

    UNTIL       , 2001 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION, ESPECIALLY THE INFORMATION PRESENTED UNDER THE HEADING "RISK FACTORS."

                                WEIGHT WATCHERS

    We are a leading global branded consumer company and the leading provider of weight-loss services in 27 countries around the world. Our programs help people lose weight and maintain their weight loss and, as a result, improve their health, enhance their lifestyles and build self-confidence. At the core of our business are weekly meetings, which promote weight loss through education and group support in conjunction with a flexible, healthy diet. Each week more than one million members attend approximately 37,000 Weight Watchers meetings, which are run by over 13,000 classroom leaders. Our classroom leaders teach, inspire, motivate and act as role models for our members. Our members typically enroll to attend consecutive weekly meetings and have historically demonstrated a consistent re-enrollment pattern across many years.

    We have experienced strong growth in sales and profits over the last five years since we made the strategic decision to re-focus our meetings exclusively on our group education approach. We discontinued the in-meeting sale of pre-packaged meals added in 1990 in our North America company-owned operations by our previous owner, Heinz. We also modernized our diet to adapt it to contemporary lifestyles. Through these initiatives, combined with our strengthened management and strategic focus since our acquisition by Artal Luxembourg, we have grown our attendance at a compound annual rate of approximately 13% from fiscal 1997 through 2000 and our operating profit margin improved from 6.7% (before a restructuring charge) to 25.9% over the same period. Our pro forma revenues for the twelve months ended December 30, 2000 were $488.2 million. For the first nine months of 2001, our pro forma revenues grew more than 25% over the comparable period in the prior year.

    The number of overweight and obese people worldwide has been increasing due to improving living standards and changing eating patterns, as well as increasingly sedentary lifestyles. The proportion of U.S. adults who are overweight has grown from 47% to 61% over the last 20 years, and the number of overweight people worldwide now exceeds one billion. A growing number of overweight people are dieting not only because of a desire to improve their appearance but also due to a greater awareness of the health risks associated with being overweight.

    Throughout our 40-year history, we have maintained that long-term behavior modification is the only effective way to achieve sustainable weight loss. Although approximately 70% of U.S. dieters try to lose weight by themselves, clinical studies have shown that people who attend Weight Watchers meetings are much more likely to lose weight than people who diet on their own. In contrast to our group education approach to long-term behavior modification, most weight-loss companies have focused on quick-fix methods, such as fad diets, meal replacements and diet drugs, and have typically experienced limited or short-lived success. We believe that our approach will continue to achieve success and that we will capture an increasing share of the growing worldwide market for weight-loss services.

OUR STRENGTHS

- BILLION DOLLAR GLOBAL BRAND. Our proven 40-year track record of safe and sensible weight loss has established WEIGHT WATCHERS as the leading global weight-loss brand. We believe that our brand conveys an image of effective, healthy and flexible weight loss in a supportive environment. Our brand is widely recognized throughout the world with retail sales of over $1.5 billion in 2000, including sales by licensees and franchisees. Currently, over 97% of U.S. women recognize the WEIGHT WATCHERS brand. In addition, our program is the most widely recommended weight-loss program by U.S. doctors. Our credibility is further enhanced by the endorsement of the U.S. government.

- LEADING MARKET POSITION. We are the market leader in weight-loss services in every country in which we operate, other than Denmark, Poland and South Africa. In addition, we face no significant group education-based competition in any of our major markets except the United Kingdom, where we have faced group education-based competition for 30 years. Even there, we have a 50% market share and approximately twice the revenues of our largest competitor. The combination of our strong brand and our unparalleled network of over 13,000 classroom leaders, who have achieved their weight-loss goals on our program, provides us with a formidable competitive advantage.

- LOYAL MEMBER BASE. For many of our members, our classroom program is an inspirational experience that helps them address their life-long challenge of weight control. Our members have historically demonstrated a consistent pattern of repeat enrollment over a number of years. On average, in our North America company-owned, or NACO, operations, our members have enrolled in four separate program cycles.

- ATTRACTIVE VALUE TO MEMBERS. Our low meeting fees ($10 in our NACO operations) offer members an attractive value as compared to other alternatives. For their fee, our members gain access to our scientifically developed diet, detailed program materials and class instruction by one of our trained leaders, as well as group support where members contribute to each other's weight-loss success.

- UNIQUE BUSINESS MODEL. Our business model features high margins, a variable cost structure and low capital requirements.

    - HIGH CONTRIBUTION MARGINS. During 2000, our meetings generated a contribution margin of approximately 50%. In that period, for example, our NACO meetings averaged attendance of 34 members and generated average revenues of over $440 per class, including product sales, while our cost of sales is primarily the compensation of two or three part-time employees, the hourly rental of the meeting location and the cost of products sold.

    - VARIABLE COST STRUCTURE. Our staff is usually paid on a commission basis and space is typically rented as needed. Moreover, we adjust the number of meetings according to demand, including seasonal fluctuations. This variable cost structure enables us to maintain high margins across varying levels of demand.

    - LOW MARKETING COSTS. Our marketing expenditures were less than 15% of our revenues in 2000. Our strong brand, together with the effectiveness of our program and our loyal member base, enable us to attract new and returning members efficiently through both word-of-mouth referrals and mass marketing programs.

    - STRONG FREE CASH FLOW. In 2000, our operating income margin was over 25%, while our capital expenditures were less than 1% of revenues. Because we can add additional meetings with little or no capital expenditures and our members typically pay cash at each meeting or prepay for a series of meetings, we require little new capital to grow.

OUR GROWTH STRATEGY

    The large and growing global weight-loss market provides us with significant growth potential. In addition, we believe we can increase our share of this market by:

- INCREASING PENETRATION IN EXISTING MAJOR MARKETS. In the United Kingdom, the penetration rate of our target demographic group, overweight women ages 25 to 64, by all group education-based commercial weight-loss programs now exceeds 20%. We believe that this demonstrates the potential for significant increases in penetration in our other major markets. Because we do not face significant group education-based competition outside the United Kingdom, we believe that we are best positioned to capture this growth. In fact, we have reached a market penetration of 13% and 10% in Sweden and Finland, respectively. In our largest market, the United States, our market penetration was still only 7% in 2000.

- DEVELOPING LESS PENETRATED MARKETS AND ENTERING NEW MARKETS. We believe that we have significant long-term growth opportunities in countries where we have established a meeting infrastructure but where our penetration rates are relatively low. For example, in Germany, we have grown attendance by over 65% in the twelve months ended September 29, 2001, while still penetrating less than 2% of our target market. We have recently expanded into Spain and Denmark and believe we have the ability to enter other new markets as our program has proven adaptable in 27 countries.

- GROWING PRODUCT SALES. In 2000, sales of our proprietary products represented 26% of our revenues, up from 11% in fiscal 1997. We have grown our product sales per attendance by focusing on a core group of products that complement our program. We currently sell snack bars, books, CD-ROMs, POINTS calculators and other items primarily through classroom operations. We will continue to optimize our classroom product offerings by updating existing products and selectively introducing new products.

- GROWING LICENSING ROYALTIES. We currently license the WEIGHT WATCHERS brand in certain categories of food, apparel, books and other products. We derived less than 2% of our 2000 revenues from licensing and royalties but believe there are opportunities to take fuller advantage of the strength of our brand through additional licensing agreements. We also expect to generate royalties from our affiliate and licensee, WeightWatchers.com, Inc., which has recently developed two Internet-based paid subscription products.

- ADDRESSING NEW CUSTOMER SEGMENTS. We believe there are significant opportunities to expand our customer base by developing products and services designed to meet the needs of a broader audience. For example, while approximately 95% of our current members are women, we are actively researching and developing new products and services that are intended to have a greater appeal to men.

RECENT DEVELOPMENTS

    On October 29, 2001, we reported net revenues for the three months and nine months ended September 29, 2001 of $144.0 million and $478.3 million, respectively. Our net revenues for the three months and nine months ended September 29, 2001 increased 19.4% and 25.2% compared with pro forma net revenues for the comparable prior year periods. Our operating income for the three months and nine months ended September 29, 2001 was $50.9 million and $160.0 million, respectively. Our operating income for the three months and nine months ended September 29, 2001 increased 63.5% and 46.5% compared with pro forma operating income for the comparable prior year periods.

    The increases in our revenues and profitability reflect the continuing strong growth in attendance and product sales across our major markets. Attendance was 10.8 million for the quarter ended September 29, 2001, an increase from pro forma attendance of 9.1 million for the three months ended September 30, 2000. While our attendance growth was impacted negatively by the September 11 terrorist attacks, our business had largely returned to pre-September 11 trends by the end of our quarter ended September 29, 2001.

                                 --------------

    We are a Virginia corporation incorporated in 1974. Our principal executive offices are located at 175 Crossways Park West, Woodbury, New York 11797-2055. Our telephone number at that address is (516) 390-1400.

                                  THE OFFERING


Common stock offered by the selling
  shareholders...............................  17,400,000 shares (or 20,010,000 shares if the underwriters exercise the over-allotment
                                               option in full)

Total common stock outstanding after this
  offering...................................  105,407,142 shares

Use of proceeds..............................  We will not receive any of the proceeds from the sale of shares by the selling
                                               shareholders. The selling shareholders will
                                               receive all net proceeds from the sale of
                                               shares of our common stock offered in this
                                               prospectus.

Dividend policy..............................  We do not expect to pay any dividends on our common stock for the foreseeable future.

New York Stock Exchange symbol...............  WTW


    The number of shares of common stock shown to be outstanding after this offering is based on the number of shares outstanding as of September 29, 2001. This number excludes:

    - 5,763,692 shares of our common stock issuable upon exercise of outstanding stock options and

    - 1,294,348 shares of our common stock reserved for future issuance under our existing stock option plan.

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

    The summary pro forma combined financial information has been derived from the unaudited pro forma combined statements of operations and the related notes included elsewhere in this prospectus, which give effect to our acquisition on January 16, 2001 of the franchised territories and certain business assets of Weighco for $83.8 million and the related financing of the acquisition. We financed the acquisition with available cash of $23.8 million and additional borrowings of $60.0 million under our senior credit facilities.

    The unaudited pro forma combined statements of operations give effect to the Weighco acquisition and the related financing as if each had occurred on April 25, 1999. Our pro forma results are for informational purposes only and do not purport to represent what actually would have occurred if the acquisition and the related financing had been consummated on April 25, 1999, nor are they necessarily indicative of our future operating results.

    Effective April 30, 2000, we changed our fiscal year end from the last Saturday in April to the Saturday closest to December 31. As a result of this change in our reporting period, the significant growth in our business since the fiscal year ended April 29, 2000 and the Weighco acquisition, we have included unaudited pro forma combined results of operations for the twelve months ended December 30, 2000. Given these events, we believe the pro forma results of operations for the twelve months ended December 30, 2000 are more indicative of our current operations. Our results of operations for the twelve months ended December 30, 2000 have been derived from our historical results for the eight months ended December 30, 2000, plus our results for the four months ended
April 29, 2000, which are derived from our results for the historical fiscal year ended April 29, 2000. We have included a comparison of the nine months ended September 29, 2001 to the nine months ended October 28, 2000, which, in the opinion of our management, is the available period most comparable to the nine months ended September 29, 2001.

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

                                                                                       NINE MONTHS ENDED
                                          FISCAL YEAR         TWELVE MONTHS      -----------------------------
                                        ENDED APRIL 29,    ENDED DECEMBER 30,     OCTOBER 28,    SEPTEMBER 29,
                                              2000                2000               2000            2001
                                        ----------------   -------------------   -------------   -------------
                                           (53 weeks)          (54 weeks)         (40 weeks)      (39 weeks)
                                                       (in millions, except per share amounts)
STATEMENT OF OPERATIONS INFORMATION:
Revenues, net.........................       $436.4               $488.2            $382.1          $480.1
Cost of revenues......................        216.8                237.5             183.3           215.6
                                             ------               ------            ------          ------
  Gross profit........................        219.6                250.7             198.8           264.5
Marketing expenses....................         55.0                 58.9              40.3            51.8
Selling, general and administrative
  expenses............................         60.3                 62.7              49.3            51.9
Transaction costs.....................          8.3                   --                --              --
                                             ------               ------            ------          ------
  Operating income....................         96.0                129.1             109.2           160.8

Interest expense, net.................         40.1                 66.8              49.9            42.3
Other (income) expense, net...........        (10.5)                 7.6              (6.7)           13.9
                                             ------               ------            ------          ------
  Income before income taxes and
    minority interest.................         66.4                 54.7              66.0           104.6
Provision for income taxes............         28.1                 20.1              21.3            38.8
                                             ------               ------            ------          ------
  Income before minority interest.....         38.3                 34.6              44.7            65.8
Minority interest.....................          0.8                  0.3               0.2             0.1
                                             ------               ------            ------          ------
  Net income..........................       $ 37.5               $ 34.3            $ 44.5          $ 65.7
                                             ======               ======            ======          ======
Preferred stock dividends.............       $  0.9               $  1.5            $  1.1          $  1.1
                                             ------               ------            ------          ------
  Net income available to common
    shareholders......................       $ 36.6               $ 32.8            $ 43.4          $ 64.6
                                             ======               ======            ======          ======

PER SHARE INFORMATION:
Basic earnings per share..............       $ 0.20               $ 0.29            $ 0.39          $ 0.59
                                             ======               ======            ======          ======
Diluted earnings per share............       $ 0.20               $ 0.29            $ 0.39          $ 0.58
                                             ======               ======            ======          ======
Basic weighted average number of
  shares*.............................        182.1                112.0             112.0           109.8
                                             ======               ======            ======          ======
Diluted weighted average number of
  shares*.............................        182.1                112.0             112.0           111.4
                                             ======               ======            ======          ======

OTHER FINANCIAL INFORMATION:
Depreciation and amortization.........       $ 18.1               $ 14.0            $ 11.5          $ 10.0
Capital expenditures..................          2.7                  4.3               2.7             1.9

--------------------------

* Prior to our acquisition by Artal Luxembourg on September 29, 1999, there were 4,705 shares of our common stock outstanding. In connection with the transactions related to our acquisition, we declared a stock split that resulted in 276,428,607 outstanding shares of our common stock. We have adjusted our historical statements to reflect the stock split. We then repurchased 164,441,039 shares in connection with the transactions so that upon completion of our acquisition, there were 111,987,568 shares of our common stock outstanding.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth certain of our historical financial information. The summary historical consolidated financial information as of and for the fiscal years ended April 25, 1998, April 24, 1999 and April 29, 2000 and the eight months ended December 30, 2000 have been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The summary historical consolidated financial information as of and for the nine months ended
October 28, 2000 and September 29, 2001 have been derived from, and should be read in conjunction with, our unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. Interim results for the nine months ended September 29, 2001 are not necessarily indicative of, and are not projections for, the results to be expected for the full fiscal year.

                                                       FISCAL YEAR ENDED             EIGHT MONTHS        NINE MONTHS ENDED
                                              ------------------------------------      ENDED       ---------------------------
                                              APRIL 25,    APRIL 24,    APRIL 29,    DECEMBER 30,   OCTOBER 28,   SEPTEMBER 29,
                                                 1998         1999         2000          2000          2000           2001
                                              ----------   ----------   ----------   ------------   -----------   -------------
                                              (52 weeks)   (52 weeks)   (53 weeks)    (35 weeks)    (40 weeks)     (39 weeks)
                                                                   (in millions, except per share amounts)
STATEMENT OF OPERATIONS INFORMATION:
Revenues, net...............................    $297.2       $364.6       $399.5        $273.2        $343.5         $478.3
Cost of revenues............................     160.0        178.9        201.4         139.3         167.2          215.1
                                                ------       ------       ------        ------        ------         ------
  Gross profit..............................     137.2        185.7        198.1         133.9         176.3          263.2
Marketing expenses..........................      49.2         52.9         51.5          27.0          37.1           51.5
Selling, general and administrative
  expenses..................................      44.1         48.9         50.7          32.2          40.8           51.7
Transaction costs...........................        --           --          8.3            --            --             --
                                                ------       ------       ------        ------        ------         ------
  Operating income..........................      43.9         83.9         87.6          74.7          98.4          160.0

Interest (income) expense, net..............      (4.9)        (7.1)        31.1          37.1          42.9           42.0
Other expense (income), net.................       4.3          5.2        (10.4)         16.5          (6.7)          13.9
                                                ------       ------       ------        ------        ------         ------
  Income before income taxes and minority
    interest................................      44.5         85.8         66.9          21.1          62.2          104.1
Provision for income taxes..................      19.9         36.4         28.3           5.9          19.9           38.6
                                                ------       ------       ------        ------        ------         ------
  Income before minority interest...........      24.6         49.4         38.6          15.2          42.3           65.5
Minority interest...........................       0.8          1.5          0.8           0.2           0.2            0.1
                                                ------       ------       ------        ------        ------         ------
  Net income................................    $ 23.8       $ 47.9       $ 37.8        $ 15.0        $ 42.1         $ 65.4
                                                ======       ======       ======        ======        ======         ======
Preferred stock dividends...................        --           --       $  0.9        $  1.0        $  1.1         $  1.1
                                                ------       ------       ------        ------        ------         ------
  Net income available to common
    shareholders............................    $ 23.8       $ 47.9       $ 36.9        $ 14.0        $ 41.0         $ 64.3
                                                ======       ======       ======        ======        ======         ======
PER SHARE INFORMATION:
Basic earnings per share....................    $ 0.09       $ 0.17       $ 0.20        $ 0.13        $ 0.37         $ 0.59
                                                ======       ======       ======        ======        ======         ======
Diluted earnings per share..................    $ 0.09       $ 0.17       $ 0.20        $ 0.13        $ 0.37         $ 0.58
                                                ======       ======       ======        ======        ======         ======
Basic weighted average number of shares*....     276.2        276.2        182.1         112.0         112.0          109.8
                                                ======       ======       ======        ======        ======         ======
Diluted weighted average number of
  shares*...................................     276.2        276.2        182.1         112.0         112.0          111.4
                                                ======       ======       ======        ======        ======         ======

OTHER FINANCIAL INFORMATION:
Net cash provided by (used in):
  Operating activities......................    $ 36.4       $ 57.9       $ 49.9        $ 28.9        $ 50.1         $120.2
  Investing activities......................      (4.9)        (3.0)       (19.6)        (21.6)        (15.7)        (110.7)
  Financing activities......................     (30.6)       (47.7)         8.1          (8.0)         (4.7)         (15.5)
Depreciation and amortization...............       8.8          9.6         10.4           7.9           8.5            9.8
Capital expenditures........................       3.4          2.5          1.9           3.6           2.2            1.9

BALANCE SHEET INFORMATION (AT END OF
  PERIOD):
Working capital (deficit)...................    $ 65.8       $ 91.2       $ (0.9)       $ 10.2        $  3.3         $(35.2)
Total assets................................     370.8        371.4        334.2         346.2         346.9          423.4
Total debt..................................      41.1         39.6        474.6         470.7         460.5          480.8
Redeemable securities:
  Preferred stock...........................        --           --         25.9          26.0          25.7           25.6

------------------------------

* Prior to our acquisition by Artal Luxembourg on September 29, 1999, there were 4,705 shares of our common stock outstanding. In connection with the transactions related to our acquisition, we declared a stock split that resulted in 276,428,607 outstanding shares of our common stock. We have adjusted our historical statements to reflect the stock split. We then repurchased 164,441,039 shares in connection with the transactions so that upon completion of our acquisition, there were 111,987,568 shares of our common stock outstanding.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS BEFORE DECIDING TO PURCHASE ANY SHARES OF OUR COMMON STOCK.

RISKS RELATING TO OUR COMPANY

COMPETITION FROM A VARIETY OF OTHER WEIGHT-LOSS METHODS COULD RESULT IN DECREASED DEMAND FOR OUR SERVICES.

    The weight-loss business is highly competitive and we compete against a large number of alternative providers of various sizes, some of which may have greater financial resources than we. We compete against self-administered weight-loss regimens, other commercial weight-loss programs, Internet-based weight-loss programs, nutritionists, dietitians, the pharmaceutical industry, dietary supplements and certain government agencies and non-profit groups that offer weight control help by means of diets, exercise and weight-loss drugs. We also compete against food manufacturers and distributors that are developing and marketing meal replacement and diet products to weight-conscious consumers. In addition, new or different products or methods of weight control are continually being introduced. This competition and any increase in competition, including new pharmaceuticals and other technological and scientific developments in weight control, may result in decreased demand for our services.

OUR OPERATING RESULTS DEPEND ON THE EFFECTIVENESS OF OUR MARKETING AND ADVERTISING PROGRAMS.

    Our business success depends on our ability to attract new members to our classes and retain existing members. The effectiveness of our marketing practices, in particular our advertising campaigns, is important to our financial performance. If our marketing and advertising campaigns for classroom meetings do not generate a sufficient number of members, our results of operations will be adversely affected.

IF WE DO NOT CONTINUE TO DEVELOP NEW PRODUCTS AND SERVICES AND ENHANCE OUR EXISTING PRODUCTS AND SERVICES, OUR BUSINESS MAY SUFFER.

    Our future success depends on our ability to continue to develop and market new products and services and to enhance our existing products and services on a timely basis to respond to new and evolving customer demands, achieve market acceptance and keep pace with new nutritional and weight-loss developments. We may not be successful in developing, introducing on a timely basis or marketing any new or enhanced products and services, and we cannot assure you that any new or enhanced products or services will be accepted by the market. The failure of our products and services to be accepted by the market would have an adverse impact on us.

OUR DEBT SERVICE OBLIGATIONS COULD IMPEDE OUR OPERATIONS AND FLEXIBILITY.

    Our financial performance could be affected by our level of debt. As of September 29, 2001, we had total debt and redeemable preferred stock of $506.4 million. We also had additional availability under our revolving credit facility as of that date of $45.0 million. Our net interest expense for the eight months ended December 30, 2000 and for the nine months ended
September 29, 2001 was $37.1 million and $42.0 million, respectively.

    Our level of debt could have important consequences for you, including the following:

    - we will need to use a large portion of the money we earn to pay principal and interest on outstanding amounts due under our senior credit facilities, senior subordinated notes and other debt, which will reduce the amount of money available to us for financing our operations and other business activities,

    - we may have a much higher level of debt than certain of our competitors, which may put us at a competitive disadvantage,

    - we may have difficulty borrowing money in the future and

    - our debt level makes us more vulnerable to economic downturns and adverse developments in our business.

    We expect to obtain the money to pay our expenses and to pay the principal and interest on our outstanding debt from our operations. Our ability to meet our expenses and debt service obligations thus depends on our future performance, which will be affected by financial, business, economic, demographic and other factors, such as attitudes toward weight loss and pressure from our competitors. If we do not have enough money to pay our debt service obligations, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or raise equity. In that event, we may not be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us or at all.

WE ARE SUBJECT TO RESTRICTIVE DEBT COVENANTS, WHICH MAY RESTRICT OUR OPERATIONAL
  FLEXIBILITY.

    Our senior credit facilities contain covenants that restrict our ability to incur additional indebtedness, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell our assets and enter into consolidations, mergers and transfers of all or substantially all of our assets. Our senior credit facilities also require us to maintain specified financial ratios and satisfy financial condition tests. These tests and financial ratios become more restrictive over the life of the credit facilities. Our ability to meet those financial ratios and tests can be affected by events beyond our control and we cannot assure you that we will meet those ratios and tests. A breach of any of these covenants, ratios, tests or restrictions could result in an event of default under the credit facilities. If an event of default exists under the credit facilities, the lenders could elect to declare all amounts outstanding thereunder to be immediately due and payable. If the lenders under the credit facilities accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness that would become due as a result of any acceleration.

    In addition, we have entered into indentures in connection with the issuance of our senior subordinated notes that contain covenants with respect to us and our subsidiaries. Those covenants restrict our ability to incur additional indebtedness, issue preferred stock, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell our assets and enter into consolidations, mergers and transfers of all or substantially all of our assets.

ACTIONS TAKEN BY OUR FRANCHISEES AND LICENSEES MAY HARM OUR BRAND OR REPUTATION.

    We believe that the WEIGHT WATCHERS brand is one of our most valuable assets and that our reputation provides us with a competitive advantage. Our franchisees operate their businesses under our brand. In addition, we license our brand to third-party manufacturers of a variety of goods, including food products. Further, when we were acquired from Heinz, Heinz retained a perpetual, royalty-free license to continue using the WEIGHT WATCHERS brand in its core food categories, including frozen dinners, frozen breakfasts, frozen desserts and frozen pizza. Because our franchisees and licensees are independent third parties with their own financial objectives, actions taken by them, including breaches of their contractual obligations, such as not following our diets or not maintaining our quality standards, could harm our brand or reputation. Also, the products we license to third parties may be subject to product recalls or other deficiencies. Any negative publicity associated with these actions or recalls may adversely affect our reputation and thereby result in decreased classroom attendance and lower revenues.

DISPUTES WITH OUR FRANCHISE OPERATORS COULD DIVERT OUR MANAGEMENT'S ATTENTION.

    In the past, we have had disputes with our franchisees regarding operations and revenue sharing. We continue to have disputes with a few of our franchisees regarding the interpretation of franchisee rights as they relate to the Internet and mail-order products. These disputes and any future disputes could divert the attention of our management from their ordinary responsibilities.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO ECONOMIC, POLITICAL AND SOCIAL RISKS IN THE COUNTRIES IN WHICH WE OPERATE.

    The international nature of our existing and planned operations involves a number of risks, including changes in U.S. and foreign government regulations, tariffs, taxes and exchange controls, economic downturns, inflation and political and social instability in the countries in which we operate and our dependence on foreign personnel. Foreign government regulations may also restrict our ability to own or operate subsidiaries in those countries, acquire new businesses or repatriate dividends from foreign subsidiaries back to the United States. We cannot be certain that we will be able to enter and successfully compete in additional foreign markets or that we will be able to continue to compete in the foreign markets in which we currently operate.

WE ARE EXPOSED TO FOREIGN CURRENCY RISKS FROM OUR INTERNATIONAL OPERATIONS THAT COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS.

    A significant portion of our revenues and operating costs are, and a portion of our indebtedness is, denominated in foreign currencies. We are therefore exposed to fluctuations in the exchange rates between the U.S. dollar and the currencies in which our foreign operations receive revenues and pay expenses, including debt service. Our consolidated financial results are denominated in U.S. dollars and therefore, during times of a strengthening U.S. dollar, our reported international revenues and earnings will be reduced because the local currency will translate into fewer U.S. dollars. In addition, the assets and liabilities of our non-U.S. subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the weighted average exchange rate for the period. The resulting translation adjustments are recorded in shareholders' equity as accumulated other comprehensive income (loss). Furthermore, we revalue our outstanding senior subordinated euro notes at the end of each period, and the resulting change in value is reflected in the income statement of the corresponding period. Accordingly, changes in currency exchange rates will cause our net income and shareholders' equity to fluctuate.

OUR RESULTS OF OPERATIONS MAY DECLINE AS A RESULT OF A DOWNTURN IN GENERAL ECONOMIC CONDITIONS.

    Our results of operations are highly dependent upon the meeting fees we receive in our classroom operations and our product sales. A downturn in general economic conditions or consumer confidence and spending in any of our major markets caused by the recent terrorist attacks or other events outside of our control could result in people curtailing their discretionary spending, which, in turn, could reduce attendance at our meetings. Reduced meeting attendance would cause the meeting fees we receive and our product sales to decline, which would adversely affect our results of operations.

THE SEASONAL NATURE OF OUR BUSINESS COULD CAUSE OUR OPERATING RESULTS TO
  FLUCTUATE.

    We have experienced and expect to continue to experience fluctuations in our quarterly results of operations. Our business is seasonal with revenues generally decreasing at year end and during the summer months. This seasonality could cause our share price to fluctuate as the results of an interim financial period may not be indicative of our full year results. In addition, our classroom operations are subject to local conditions beyond our control, including the weather, natural disasters and other extraordinary events, that may prevent current or prospective members from attending or joining classes. The inability of prospective members to join our classes at the beginning of a diet season could adversely affect our results of operations throughout the entire diet season.

OUR ADVERTISING AND FRANCHISE OPERATIONS ARE SUBJECT TO LEGISLATIVE AND
  REGULATORY RESTRICTIONS.

    A number of laws and regulations govern our advertising, franchise operations and relations with consumers. The Federal Trade Commission, or FTC, and certain states regulate advertising, disclosures to consumers and franchisees and other consumer matters. Our customers may file actions on their own behalf, as a class or otherwise, and may file complaints with the FTC or state or local consumer affairs offices and these agencies may take action on their own initiative or on a referral from consumers or others.

    During the mid-1990s, the FTC filed complaints against a number of commercial weight-loss providers alleging violations of the Federal Trade Commission Act by the use and content of advertisements for weight-loss programs that featured testimonials, claims for program success and safety and statements as to program costs to participants. In 1997, we entered into a consent order with the FTC settling all contested issues raised in the complaint filed against us. The consent order requires us to comply with certain procedures and disclosures in connection with our advertisements of products and services but does not contain any admission of guilt nor require us to pay any civil penalties or damages.

    Our foreign operations and franchises are also generally subject to regulations of the applicable country regarding the offer and sale of franchises, the content of advertising and promotion of diet products and programs. Future legislation or regulations, including legislation or regulations affecting our marketing and advertising practices, relations with consumers or franchisees or our food products, could have an adverse impact on us.

RISKS RELATED TO THIS OFFERING

THERE IS NO EXISTING MARKET FOR OUR COMMON STOCK, AND WE DO NOT KNOW IF ONE WILL DEVELOP TO PROVIDE YOU WITH ADEQUATE LIQUIDITY.

    There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the New York Stock Exchange or otherwise or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between the selling shareholders and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering.

ARTAL LUXEMBOURG CONTROLS US AND MAY HAVE CONFLICTS OF INTEREST WITH OTHER
  SHAREHOLDERS IN THE FUTURE.

    Artal Luxembourg S.A. controls us. After this offering, Artal Luxembourg will beneficially own 78.8% of our common stock or 76.4% if the underwriters exercise their over-allotment option in full. As a result, Artal Luxembourg will continue to be able to control the election and removal of our directors and determine our corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales and other significant corporate transactions. We cannot assure you that the interests of Artal Luxembourg will coincide with the interests of other holders of our common stock. In addition, Artal Luxembourg also owns 72.3% of the common stock, or 48.1% on a fully diluted basis, of our licensee, WeightWatchers.com. Artal Luxembourg's interests with respect to WeightWatchers.com may differ from the interests of our other shareholders.

FUTURE SALES OF OUR SHARES COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

    The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

    There are 105,407,142 shares of our common stock outstanding. The 17,400,000 shares of common stock sold in this offering (20,010,000 shares if the underwriters exercise their over-allotment option in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, by persons other than our affiliates within the meaning of Rule 144 under the Securities Act.

    Following this offering, Artal Luxembourg will own 83,062,423 shares of our common stock or 80,517,663 shares if the underwriters exercise their over-allotment option in full. Artal Luxembourg will be able to sell its shares in the public market from time to time, subject to certain limitations on the timing, amount and method of those sales imposed by SEC regulations. Artal Luxembourg and the underwriters have agreed to a "lock-up" period, meaning that Artal Luxembourg may not sell any of its shares without the prior consent of Credit Suisse First Boston Corporation for 180 days after the date of this prospectus. Artal Luxembourg has the right to cause us to register the sale of shares of common stock owned by it and to include its shares in future registration statements relating to our securities. If Artal Luxembourg were to sell a large number of its shares, the market price of our stock could decline significantly. In addition, the perception in the public markets that sales by Artal Luxembourg might occur could also adversely affect the market price of our common stock.


    In addition to Artal Luxembourg's lock-up period, sales of our common stock are also restricted by lock-up agreements that our directors and executive officers and the selling shareholders have entered into with the underwriters. The lock-up agreements restrict our directors and executive officers and the selling shareholders, subject to specified exceptions, from selling or otherwise disposing of any shares for a period of 180 days after the date of this prospectus without the prior consent of Credit Suisse First Boston Corporation. Credit Suisse First Boston Corporation may, however, in its sole discretion and without notice, release all or any portion of the shares from the restrictions in the lock-up agreements.


    In the future, we may issue our securities in connection with investments. The amount of our common stock issued in connection with an investment could constitute a material portion of our then outstanding common stock.

OUR ARTICLES OF INCORPORATION AND BYLAWS AND VIRGINIA CORPORATE LAW CONTAIN PROVISIONS THAT MAY DISCOURAGE A TAKEOVER ATTEMPT.

    Provisions contained in our articles of incorporation and bylaws and the laws of Virginia, the state in which we are organized, could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. Provisions of our articles of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for shareholders to effect certain corporate actions. For example, our articles of incorporation authorize our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our shareholders. Thus, our board of directors can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. These rights may have the effect of delaying or deterring a change of control of our company. In addition, a change of control of our company may be delayed or deterred as a result of our having three classes of directors or as a result of the shareholders' rights plan adopted by our board of directors. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF YOUR INVESTMENT TO DECLINE.

    Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock in spite of our operating performance. In addition, our operating results could be below the expectations of public market analysts and investors, and in response, the market price of our common stock could decrease significantly. You may be unable to resell your shares of our common stock at or above the initial public offering price.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements including, in particular, the statements about our plans, strategies and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry" and "Business." We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and similar expressions in this prospectus to identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

    - competition, including price competition and competition with self-help, medical and other weight-loss programs and products;

    - risks associated with the relative success of our marketing and advertising;

    - risks associated with the continued attractiveness of our programs;

    - risks associated with our ability to meet our obligations related to our outstanding indebtedness;

    - risks associated with general economic conditions;

    - adverse results in litigation and regulatory matters, the adoption of adverse legislation or regulations, more aggressive enforcement of existing legislation or regulations or a change in the interpretation of existing legislation or regulations; and

    - the other factors referenced under the heading "Risk Factors."

    You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations," could cause our results to differ materially from those expressed or suggested in any forward-looking statements.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares by the selling shareholders. The selling shareholders will receive all net proceeds from the sale of the shares of our common stock in this offering.

                                DIVIDEND POLICY

    We do not intend to pay any dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors, after taking into account our financial results, capital requirements and other factors they may deem relevant. Our debt instruments impose restrictions on our ability to pay dividends.

                                 CAPITALIZATION

    The following table sets forth our cash and our capitalization as of September 29, 2001. You should read this table in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus and "Selected Historical Financial and Other Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                              SEPTEMBER 29,
                                                                   2001
                                                              --------------
                                                              (in millions)
Cash........................................................     $  37.9
                                                                 =======
Long-term debt (including current maturities):
  Senior credit facilities(1)...............................     $ 239.6
  Senior subordinated notes due 2009(2).....................       241.2
                                                                 -------
    Total long-term debt....................................       480.8
                                                                 -------
Redeemable preferred stock(3)...............................        25.6
                                                                 -------
Shareholders' deficit:
  Common stock, no par value (1,000,000,000 authorized,
    111,987,568 issued and 105,407,142 outstanding).........          --
  Treasury stock, at cost, 6,580,426 shares.................       (26.6)
  Accumulated (deficit).....................................      (152.2)
  Accumulated other comprehensive (loss)....................       (15.3)
                                                                 -------
    Total shareholders' (deficit)...........................      (194.1)
                                                                 -------
      Total capitalization..................................     $ 312.3
                                                                 =======

------------------------------

(1) The senior credit facilities consist of a $67.2 million term loan
    A facility, a $71.0 million term loan B facility, an $82.3 million transferable loan certificate facility, a $19.1 million term loan
    D facility and a $45.0 million revolving credit facility. As of September 29, 2001, $45.0 million was available under the revolving credit facility for additional borrowings.

(2) The senior subordinated notes due 2009 consist of two series of notes in aggregate principal amounts of $150.0 million and E100.0 million, respectively.

(3) The redeemable preferred stock is redeemable under certain conditions at the option of the holder thereof upon the completion of this offering.

    The above table does not reflect:

    - 5,763,692 shares of our common stock issuable upon exercise of outstanding stock options as of September 29, 2001; and

    - 1,294,348 shares of our common stock available for future issuance under our existing stock option plan.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

    On January 16, 2001, we acquired the franchised territories and certain business assets, including inventory, property and equipment, of Weighco for $83.8 million. We financed the acquisition with available cash of $23.8 million and additional borrowings of $60.0 million under our senior credit facilities. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of operations of Weighco are included from the date of acquisition.

    The unaudited pro forma combined statements of operations of Weight Watchers are based on the historical consolidated statements of operations of Weight Watchers included elsewhere in this prospectus, adjusted to give effect to the Weighco acquisition and the related financing of the acquisition.

    The unaudited pro forma combined statements of operations give effect to the Weighco acquisition and the related financing as if each had occurred on April 25, 1999. Our pro forma results are for informational purposes only and do not purport to represent what actually would have occurred if the acquisition and the related financing had been consummated on April 25, 1999, nor are they necessarily indicative of our future operating results.

    Effective April 30, 2000, we changed our fiscal year end from the last Saturday in April to the Saturday closest to December 31. As a result of this change in our reporting period, the significant growth in our business since the fiscal year ended April 29, 2000 and the Weighco acquisition, we have included unaudited pro forma combined results of operations for the twelve months ended December 30, 2000. Given these events, we believe the pro forma results of operations for the twelve months ended December 30, 2000 are more indicative of our current operations. We have included a comparison of the nine months ended September 29, 2001 to the nine months ended October 28, 2000, which, in the opinion of our management, is the available period most comparable to the nine months ended September 29, 2001.

    The following pro forma adjustments are based upon available information and upon certain assumptions which we believe are reasonable. You should read the following unaudited pro forma combined statements of operations in conjunction with "Selected Historical Financial and Other Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and related notes and the historical consolidated financial statements of Weighco and related notes included elsewhere in this prospectus.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                 FOR THE TWELVE MONTHS ENDED DECEMBER 30, 2000

                                  (UNAUDITED)

                                                WEIGHT WATCHERS
                                                INTERNATIONAL,                  PRO FORMA
                                                     INC.*         WEIGHCO     ADJUSTMENTS   PRO FORMA
                                                ---------------   ----------   -----------   ---------
                                                  (54 weeks)      (53 weeks)
                                                       (in millions, except per share amounts)
Revenues, net.................................      $439.4          $59.7         $(10.9)(A)  $488.2
Cost of revenues..............................       218.0           30.4          (10.9)(A)   237.5
                                                    ------          -----         ------      ------
  Gross profit................................       221.4           29.3                      250.7
Marketing expenses............................        54.8            4.1                       58.9
Selling, general and administrative
  expenses....................................        52.8           13.0            4.0 (B)    62.7
                                                                                    (7.1)(C)
                                                    ------          -----         ------      ------
  Operating income............................       113.8           12.2            3.1       129.1

Interest expense, net.........................        57.6            2.2            7.0 (D,E)    66.8
Other expense, net............................         7.0            9.2           (8.6)(C)     7.6
                                                    ------          -----         ------      ------
  Income before income taxes and minority
    interest..................................        49.2            0.8            4.7        54.7
Provision for income taxes....................        18.1             --            2.0 (F)    20.1
                                                    ------          -----         ------      ------
  Income before minority interest.............        31.1            0.8            2.7        34.6
Minority interest.............................         0.3             --                        0.3
                                                    ------          -----         ------      ------
  Net income..................................      $ 30.8          $ 0.8         $  2.7      $ 34.3
                                                    ======          =====         ======      ======
Preferred stock dividends.....................      $  1.5                                    $  1.5
                                                    ------                                    ------
  Net income available to common
    shareholders..............................      $ 29.3                                    $ 32.8
                                                    ======                                    ======
PER SHARE INFORMATION:
Basic and diluted earnings per share..........      $ 0.26                                    $ 0.29
                                                    ======                                    ======
Weighted average number of shares.............       112.0                                     112.0
                                                    ======                                    ======

--------------------------

* Our results of operations for the twelve months ended December 30, 2000 have been derived from our historical results of operations for the eight months ended December 30, 2000, plus our results of operations for the four months ended April 29, 2000, which are derived from our results of operations for the historical fiscal year ended April 29, 2000.

              See accompanying notes to this unaudited statement.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2001
                                  (UNAUDITED)

                                                             HISTORICAL
                                                           WEIGHT WATCHERS      PRO FORMA
                                                         INTERNATIONAL, INC.   ADJUSTMENTS   PRO FORMA
                                                         -------------------   -----------   ---------
                                                             (39 weeks)
                                                            (in millions, except per share amounts)
Revenues, net..........................................          $478.3           $ 1.8 (G)   $480.1
Cost of revenues.......................................           215.1             0.5 (G)    215.6
                                                                 ------           -----       ------
  Gross profit.........................................           263.2             1.3        264.5
Marketing expenses.....................................            51.5             0.3 (G)     51.8
Selling, general and administrative expenses...........            51.7             0.2 (B)     51.9
                                                                                   (0.2)(C)
                                                                                    0.2 (G)
                                                                 ------           -----       ------
  Operating income.....................................           160.0             0.8        160.8

Interest expense, net..................................            42.0             0.3 (D,E)    42.3
Other expense, net.....................................            13.9                         13.9
                                                                 ------           -----       ------
  Income before income taxes and minority interest.....           104.1             0.5        104.6
Provision for income taxes.............................            38.6             0.2 (F)     38.8
                                                                 ------           -----       ------
  Income before minority interest......................            65.5             0.3         65.8
Minority interest......................................             0.1                          0.1
                                                                 ------           -----       ------
  Net income...........................................          $ 65.4           $ 0.3       $ 65.7
                                                                 ======           =====       ======
Preferred stock dividends..............................          $  1.1                       $  1.1
                                                                 ------                       ------
  Net income available to common shareholders..........          $ 64.3                       $ 64.6
                                                                 ======                       ======

PER SHARE INFORMATION:
Basic earnings per share...............................          $ 0.59                       $ 0.59
                                                                 ======                       ======
Diluted earnings per share.............................          $ 0.58                       $ 0.58
                                                                 ======                       ======
Basic weighted average number of shares................           109.8                        109.8
                                                                 ======                       ======
Diluted weighted average number of shares..............           111.4                        111.4
                                                                 ======                       ======

              See accompanying notes to this unaudited statement.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED OCTOBER 28, 2000
                                  (UNAUDITED)

                                                        HISTORICAL
                                                      WEIGHT WATCHERS                   PRO FORMA
                                                    INTERNATIONAL, INC.    WEIGHCO     ADJUSTMENTS   PRO FORMA
                                                    -------------------   ----------   -----------   ---------
                                                        (40 weeks)        (39 weeks)
                                                             (in millions, except per share amounts)
Revenues, net.....................................          $343.5          $46.1         $(7.5)(A)   $382.1
Cost of revenues..................................           167.2           23.6          (7.5)(A)    183.3
                                                            ------          -----         -----       ------
  Gross profit....................................           176.3           22.5                      198.8
Marketing expenses................................            37.1            3.2                       40.3
Selling, general and administrative expenses......            40.8           10.9           3.0(B)      49.3
                                                                                           (5.4)(C)
                                                            ------          -----         -----       ------
  Operating income................................            98.4            8.4           2.4        109.2
Interest expense, net.............................            42.9            1.7           5.3 (D,E)    49.9
Other (income) expense, net.......................            (6.7)                                     (6.7)
                                                            ------          -----         -----       ------
  Income before income taxes and minority                     62.2            6.7          (2.9)        66.0
    interest......................................
Provision for income taxes........................            19.9             --           1.4 (F)     21.3
                                                            ------          -----         -----       ------
  Income before minority interest.................            42.3            6.7          (4.3)        44.7
Minority interest.................................             0.2             --                        0.2
                                                            ------          -----         -----       ------
  Net income......................................          $ 42.1          $ 6.7         $(4.3)      $ 44.5
                                                            ======          =====         =====       ======
Preferred stock dividends.........................          $  1.1                                    $  1.1
                                                            ------                                    ------
  Net income available to common shareholders.....          $ 41.0                                    $ 43.4
                                                            ======                                    ======

PER SHARE INFORMATION:
Basic and diluted earnings per share..............          $ 0.37                                    $ 0.39
                                                            ======                                    ======
Weighted average number of shares.................           112.0                                     112.0
                                                            ======                                    ======

              See accompanying notes to this unaudited statement.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR THE FISCAL YEAR ENDED APRIL 29, 2000

                                  (UNAUDITED)

                                                 HISTORICAL
                                               WEIGHT WATCHERS                   PRO FORMA
                                             INTERNATIONAL, INC.   WEIGHCO(1)   ADJUSTMENTS      PRO FORMA
                                             -------------------   ----------   -----------      ---------
                                                 (53 weeks)        (53 weeks)
                                                        (in millions, except per share amounts)
Revenues, net..............................          $399.5          $ 44.9        $(8.0)(A)      $436.4
Cost of revenues...........................           201.4            23.4         (8.0)(A)       216.8
                                                     ------          ------        -----          ------
  Gross profit.............................           198.1            21.5                        219.6
Marketing expenses.........................            51.5             3.5                         55.0
Selling, general and administrative                    50.7            11.2          4.0 (B)        60.3
  expenses.................................                                         (5.6)(C)
Transaction costs..........................             8.3              --                          8.3
                                                     ------          ------        -----          ------
  Operating income.........................            87.6             6.8          1.6            96.0
Interest expense, net......................            31.1             2.0          7.0 (D,E)      40.1
Other income, net..........................           (10.4)           (0.1)                       (10.5)
                                                     ------          ------        -----          ------
  Income before income taxes and minority              66.9             4.9         (5.4)           66.4
    interest...............................
Provision for income taxes.................            28.3              --         (0.2)(F)        28.1
                                                     ------          ------        -----          ------
  Income before minority interest..........            38.6             4.9         (5.2)           38.3
Minority interest..........................             0.8              --                          0.8
                                                     ------          ------        -----          ------
  Net income...............................          $ 37.8          $  4.9        $(5.2)         $ 37.5
                                                     ======          ======        =====          ======
Preferred stock dividends..................          $  0.9                                       $  0.9
                                                     ------                                       ------
  Net income available to common
    shareholders...........................          $ 36.9                                       $ 36.6
                                                     ======                                       ======

PER SHARE INFORMATION:
Basic and diluted earnings per share.......          $ 0.20                                       $ 0.20
                                                     ======                                       ======
Weighted average shares outstanding(2).....           182.1                                        182.1
                                                     ======                                       ======

------------------------

(1) The results of operations for Weighco for the year ended April 29, 2000 have been derived from the four months ended April 29, 2000, which are derived from the historical results of operations of Weighco for the year ended December 30, 2000, plus the eight months ended December 25, 1999, which have been derived from the historical results of operations of Weighco for the year ended December 25, 1999.

(2) Prior to our acquisition by Artal Luxembourg on September 29, 1999, there were 4,705 shares of our common stock outstanding. In connection with our acquisition, we declared a stock split that resulted in 276,428,607 outstanding shares of our common stock. We have adjusted our historical statements to reflect the stock split. We then repurchased 164,441,039 shares in connection with the transactions so that upon completion of our acquisition, there were 111,987,568 shares of our common stock outstanding.

              See accompanying notes to this unaudited statement.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  FOR THE EIGHT MONTHS ENDED DECEMBER 30, 2000
                                  (UNAUDITED)

                                                              HISTORICAL
                                                            WEIGHT WATCHERS                  PRO FORMA
                                                          INTERNATIONAL, INC.   WEIGHCO*    ADJUSTMENTS       PRO FORMA
                                                          -------------------  -----------  -----------       ---------
                                                              (35 weeks)       (35 weeks)
                                                                     (in millions, except per share amounts)
Revenues, net...........................................        $273.2            $39.9       $  (6.6)(A)      $306.5
Cost of revenues........................................         139.3             21.0          (6.6)(A)       153.7
                                                                ------            -----       -------          ------
  Gross profit..........................................         133.9             18.9                         152.8
Marketing expenses......................................          27.0              2.0                          29.0
Selling, general and administrative expenses............          32.2              9.6           2.8 (B)        39.8
                                                                                                 (4.8)(C)
                                                                ------            -----       -------          ------
  Operating income......................................          74.7              7.3           2.0            84.0
Interest expense, net...................................          37.1              1.6           4.7 (D,E)      43.4
Other expense, net......................................          16.5              9.0          (8.6)(C)        16.9
                                                                ------            -----       -------          ------
  Income (loss) before income taxes and minority
    interest............................................          21.1             (3.3)          5.9            23.7
Provision for (benefit from) income taxes...............           5.9               --           0.7 (F)         6.6
                                                                ------            -----       -------          ------
  Income (loss) before minority interest................          15.2             (3.3)          5.2            17.1
Minority interest.......................................           0.2               --                           0.2
                                                                ------            -----       -------          ------
  Net income (loss).....................................        $ 15.0            $(3.3)      $   5.2          $ 16.9
                                                                ======            =====       =======          ======
Preferred stock dividends...............................        $  1.0                                         $  1.0
                                                                ------                                         ------
Net income available to common shareholders.............        $ 14.0                                         $ 15.9
                                                                ======                                         ======

PER SHARE INFORMATION:
Basic and diluted earnings per share....................        $ 0.13                                         $ 0.15
                                                                ======                                         ======
Weighted average shares outstanding.....................         112.0                                          112.0
                                                                ======                                         ======

--------------------------

* The historical results of operations for Weighco for the eight months ended December 30, 2000 have been derived from the historical results of operations of Weighco for the year ended December 30, 2000.

              See accompanying notes to this unaudited statement.

              NOTES TO PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

    The following is a summary of the estimated pro forma adjustments, based upon available information and upon certain assumptions we believe are reasonable, that are reflected in our unaudited pro forma condensed combined statements of operations:

                                                    TWELVE                                          FISCAL         EIGHT
                                                    MONTHS        NINE MONTHS      NINE MONTHS       YEAR         MONTHS
                                                     ENDED           ENDED            ENDED          ENDED         ENDED
                                                 DECEMBER 30,    SEPTEMBER 29,     OCTOBER 28,     APRIL 29,   DECEMBER 30,
                                                     2000             2001             2000          2000          2000
                                                 -------------   --------------   --------------   ---------   -------------
                                                                                (in millions)
(A)  Represents the elimination of royalty
     revenues and expense and product sales to
     Weighco..................................       $10.9                             $7.5          $8.0          $6.6
(B)  Represents the amortization of
     acquisition goodwill of $80.8 million
     over 20 years utilizing the straight-line
     method...................................       $ 4.0            $0.2             $3.0          $4.0          $2.8
(C)  Represents the elimination of
     non-recurring costs and charges incurred
     by Weighco relating to the sale to Weight
     Watchers:
     Selling, general and administrative
             expenses(1)......................       $ 7.1            $0.2             $5.4          $5.6          $4.8
     Other expenses(2)........................       $ 8.6                                                         $8.6
(D)  Represents a reduction of interest income
     relating to $23.8 million of cash used to
     fund the acquisition at an assumed
     interest rate of 5.5%....................       $ 1.3            $0.1             $1.0          $1.3          $0.9
(E)  Represents interest expense related to
     acquisition borrowings of $60.0 million
     at an assumed interest rate of 9.5%......       $ 5.7            $0.2             $4.3          $5.7          $3.8
(F)  Represents adjustment to recognize income
     taxes at 37% for the twelve months ended
     December 30, 2000 and the nine months
     ended September 29, 2001 and October 28,
     2000, 42% for the fiscal year ended April
     29, 2000 and 28% for the eight months
     ended December 30, 2000..................       $ 2.0            $0.2             $1.4          $0.2          $0.7
(G)  Represents operating results for Weighco
     during the first 15 days of January 2001
     as follows:
     Revenues, net............................                        $1.8
     Cost of revenues.........................                        $0.5
     Marketing expense........................                        $0.3
     Selling, general and administrative
             expense..........................                        $0.2

----------------------------------

(1) Adjustments to selling, general and administrative expenses include the following:

     Amortization of pre-existing
     goodwill.................................       $ 3.3            $0.2             $2.6          $2.4          $2.3
     Management and incentive
     compensation paid by Weighco
     before acquisition.......................       $ 3.8              --             $2.8          $3.2          $2.5
                                                     -----            ----             ----          ----          ----
     Total selling, general and
     administrative expenses..................       $ 7.1            $0.2             $5.4          $5.6          $4.8
                                                     =====            ====             ====          ====          ====

(2) Adjustments to other expenses consist of costs incurred in connection with the Weighco acquisition, principally transaction-related incentive compensation of $5.4 million paid to Weighco management and the write-off of certain non-competition agreements of $3.4 million.

              SELECTED HISTORICAL FINANCIAL AND OTHER INFORMATION


    The following table sets forth our selected historical financial and other information and the related notes. The selected historical financial information as of and for the fiscal year ended April 27, 1996 has been derived from our unaudited combined financial statements, which are not included in this prospectus. The selected historical financial information as of and for the fiscal year ended April 26, 1997 has been derived from our audited combined financial statements, which are not included in this prospectus. The selected historical financial information as of and for the fiscal years ended April 25, 1998, April 24, 1999 and April 29, 2000 and the eight months ended December 30, 2000 has been derived from our audited financial statements and the related notes included elsewhere in this prospectus. The selected historical financial information as of and for the nine months ended October 28, 2000 and September 29, 2001 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In our opinion, all adjustments (which consist only of normal recurring entries) considered necessary for a fair presentation have been included in our unaudited financial statements. Interim results for the nine months ended September 29, 2001 are not necessarily indicative of, and are not projections for, the results to be expected for the full fiscal year. You should read the following selected historical financial and other information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.


                                                FISCAL YEAR ENDED
                          --------------------------------------------------------------
                          APRIL 27,    APRIL 26,    APRIL 25,    APRIL 24,    APRIL 29,
                             1996         1997         1998         1999         2000
                          ----------   ----------   ----------   ----------   ----------
                          (52 weeks)   (52 weeks)   (52 weeks)   (52 weeks)   (53 weeks)
                                     (in millions, except per share amounts)
STATEMENT OF OPERATIONS
  INFORMATION:
Revenues, net...........    $323.3       $292.8       $297.2       $364.6       $399.5
Cost of revenues........     190.9        230.4(1)     160.0        178.9        201.4
                            ------       ------       ------       ------       ------
  Gross profit..........     132.4         62.4        137.2        185.7        198.1
Marketing expenses......      53.9         48.9         49.2         52.9         51.5
Selling, general and
  administrative
  expenses..............      51.9         45.5(1)      44.1         48.9         50.7
Transaction costs.......        --           --           --           --          8.3
                            ------       ------       ------       ------       ------
  Operating income
    (loss)..............      26.6        (32.0)        43.9         83.9         87.6
Interest expense
  (income), net.........       3.3          1.0         (4.9)        (7.1)        31.1
Other expense (income),
  net...................       4.8          3.3          4.3          5.2        (10.4)
                            ------       ------       ------       ------       ------
  Income (loss) before
    income taxes and
    minority
    interests...........      18.5        (36.3)        44.5         85.8         66.9
(Benefit from) provision
  for income taxes......      (3.6)       (12.9)        19.9         36.4         28.3
                            ------       ------       ------       ------       ------
  Income (loss) before
    minority
    interests...........      22.1        (23.4)        24.6         49.4         38.6
Minority interest.......       0.6          0.6          0.8          1.5          0.8
                            ------       ------       ------       ------       ------
  Net income (loss).....    $ 21.5       $(24.0)      $ 23.8       $ 47.9       $ 37.8
                            ======       ======       ======       ======       ======
Preferred stock
  dividends.............        --           --           --           --       $  0.9
                            ------       ------       ------       ------       ------
  Net income (loss)
    available to common
    shareholders........    $ 21.5       $(24.0)      $ 23.8       $ 47.9       $ 36.9
                            ======       ======       ======       ======       ======

                             EIGHT
                             MONTHS           NINE MONTHS ENDED
                             ENDED       ---------------------------
                          DECEMBER 30,   OCTOBER 28,   SEPTEMBER 29,
                              2000          2000           2001
                          ------------   -----------   -------------
                           (35 weeks)    (40 weeks)     (39 weeks)
                           (in millions, except per share amounts)
STATEMENT OF OPERATIONS
  INFORMATION:
Revenues, net...........     $273.2         $343.5         $478.3
Cost of revenues........      139.3          167.2          215.1
                             ------         ------         ------
  Gross profit..........      133.9          176.3          263.2
Marketing expenses......       27.0           37.1           51.5
Selling, general and
  administrative
  expenses..............       32.2           40.8           51.7
Transaction costs.......         --             --             --
                             ------         ------         ------
  Operating income
    (loss)..............       74.7           98.4          160.0
Interest expense
  (income), net.........       37.1           42.9           42.0
Other expense (income),
  net...................       16.5           (6.7)          13.9
                             ------         ------         ------
  Income (loss) before
    income taxes and
    minority
    interests...........       21.1           62.2          104.1
(Benefit from) provision
  for income taxes......        5.9           19.9           38.6
                             ------         ------         ------
  Income (loss) before
    minority
    interests...........       15.2           42.3           65.5
Minority interest.......        0.2            0.2            0.1
                             ------         ------         ------
  Net income (loss).....     $ 15.0         $ 42.1         $ 65.4
                             ======         ======         ======
Preferred stock
  dividends.............     $  1.0         $  1.1         $  1.1
                             ------         ------         ------
  Net income (loss)
    available to common
    shareholders........     $ 14.0         $ 41.0         $ 64.3
                             ======         ======         ======

                                                                                               EIGHT
                                                 FISCAL YEAR ENDED                             MONTHS         NINE MONTHS ENDED
                           --------------------------------------------------------------      ENDED       ------------------------
                           APRIL 27,    APRIL 26,    APRIL 25,    APRIL 24,    APRIL 29,    DECEMBER 30,    OCTOBER      SEPTEMBER
                              1996         1997         1998         1999         2000          2000        28, 2000     29, 2001
                           ----------   ----------   ----------   ----------   ----------   ------------   ----------   -----------
                           (52 weeks)   (52 weeks)   (52 weeks)   (52 weeks)   (53 weeks)    (35 weeks)    (40 weeks)   (39 weeks)
                                                           (in millions, except per share amounts)
PER SHARE INFORMATION:
Basic earnings (loss) per
  share..................    $ 0.08       $(0.09)      $ 0.09       $ 0.17       $ 0.20        $ 0.13        $ 0.37       $ 0.59
                             ======       ======       ======       ======       ======        ======        ======       ======
Diluted earnings (loss)
  per share..............    $ 0.08       $(0.09)      $ 0.09       $ 0.17       $ 0.20        $ 0.13        $ 0.37       $ 0.58
                             ======       ======       ======       ======       ======        ======        ======       ======
Basic weighted average
  number of shares(2)....     276.2        276.2        276.2        276.2        182.1         112.0         112.0        109.8
                             ======       ======       ======       ======       ======        ======        ======       ======
Diluted weighted average
  number of shares(2)....     276.2        276.2        276.2        276.2        182.1         112.0         112.0        111.4
                             ======       ======       ======       ======       ======        ======        ======       ======
OTHER FINANCIAL INFORMA-
  TION:
Net cash provided by
  (used in):
  Operating activities...                 $  9.7       $ 36.4       $ 57.9       $ 49.9        $ 28.9        $ 50.1       $120.2
  Investing activities...                   (1.4)        (4.9)        (3.0)       (19.6)        (21.6)        (15.7)      (110.7)
  Financing activities...                   (4.4)       (30.6)       (47.7)         8.1          (8.0)         (4.7)       (15.5)
Depreciation and
  amortization...........    $ 10.4         14.2          8.8          9.6         10.4           7.9           8.5          9.8
Capital expenditures.....       5.3          2.7          3.4          2.5          1.9           3.6           2.2          1.9

BALANCE SHEET INFORMATION
  (AT END OF PERIOD):
Working capital
  (deficit)..............    $ 83.6       $ 64.9       $ 65.8       $ 91.2       $ (0.9)       $ 10.2        $  3.3       $(35.2)
Total assets.............     393.4        373.0        370.8        371.4        334.2         346.2         346.9        423.4
Total debt...............      97.2         97.0         41.1         39.6        474.6         470.7         460.5        480.8
Redeemable securities:
  Preferred stock........        --           --           --           --         25.9          26.0          25.7         25.6

--------------------------

(1) In connection with a restructuring and reorganization announced during fiscal 1997, we recorded a restructuring charge of $51.7 million, of which $49.6 million is included in cost of revenues and $2.1 million is included in selling, general and administrative expenses.

(2) Prior to our acquisition by Artal Luxembourg on September 29, 1999, there were 4,705 shares of our common stock outstanding. In connection with the transactions related to our acquisition, we declared a stock split that resulted in 276,428,607 outstanding shares of our common stock. We have adjusted our historical statements to reflect the stock split. We then repurchased 164,441,039 shares in connection with the transactions so that upon completion of our acquisition, there were 111,987,568 shares of our common stock outstanding.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH "SELECTED HISTORICAL FINANCIAL AND OTHER INFORMATION" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE NOTED, REFERENCES TO THE 1997, 1998, 1999 AND 2000 FISCAL YEARS ARE TO OUR FISCAL YEARS ENDED APRIL 26, 1997, APRIL 25, 1998, APRIL 24, 1999 AND
APRIL 29, 2000, RESPECTIVELY. AFTER THE FISCAL YEAR ENDED APRIL 29, 2000, WE CHANGED OUR FISCAL YEAR END TO THE SATURDAY CLOSEST TO DECEMBER 31. ACCORDINGLY, THE FISCAL YEAR ENDED DECEMBER 30, 2000 IS AN EIGHT-MONTH PERIOD.

OVERVIEW

    We are the leading provider of weight-loss services in 27 countries around the world. We conduct our business through a combination of company-owned and franchise operations, with company-owned operations accounting for 65% of total worldwide attendance in the first nine months of 2001. For the first nine months of 2001, 63% of our revenues were derived from our U.S. operations, and the remaining 37% of our revenues were derived from our international operations. We derive our revenues principally from:

    - MEETING FEES. Our members pay us a weekly fee to attend our classes.

    - PRODUCT SALES. We sell proprietary products that complement our program, such as snack bars, books, CD-ROMs and POINTS calculators, to our members and franchisees.

    - FRANCHISE ROYALTIES. Our franchisees typically pay us a royalty fee of 10% of their meeting fee revenues.

    - OTHER. We license our brand for certain foods, clothing, books and other products. We also generate revenues from the publishing of books and magazines and third-party advertising.

    The following graph sets forth our revenues by category for the 1996, 1997, 1998, 1999 and 2000 fiscal years.

                                REVENUE SOURCES
                                 (in millions)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             NACO MEETING FEES  INTERNATIONAL COMPANY-OWNED MEETING FEES  PRODUCT SALES  FRANCHISE ROYALTIES  OTHER
fiscal 1996               96.5                                     100.8           41.2                 14.1   30.3
fiscal 1997               86.5                                     113.6           30.8                 13.9   14.1
fiscal 1998               93.8                                       129           46.7                 17.9      9
fiscal 1999              122.3                                     143.8           57.3                 23.2     18
fiscal 2000              130.8                                     145.3           91.6                 25.8      6

             PRE-PACKAGED MEALS (DISCONTINUED)   TOTAL
fiscal 1996                               40.4  $323.30
fiscal 1997                                 34  $292.80
fiscal 1998                                0.8  $297.20
fiscal 1999                                  0  $364.60
fiscal 2000                                  0  $399.50

    In fiscal 1997, we made the strategic decision to discontinue the sale of pre-packaged meals in our NACO classroom meetings (which were added in 1990 by our former owner, Heinz) and to introduce to our NACO operations some of the best practices developed by our European managers. After our acquisition by Artal Luxembourg in 1999, we reorganized our management and strengthened our strategic focus. Since 1997, our revenues and operating income have increased principally as a result of:

    - INCREASED NACO CLASSROOM ATTENDANCE. As a result of our decision to re-focus our meetings exclusively on our group education approach and the introduction of our POINTS-based diet developed in the United Kingdom and our LIBERTY/LOYALTY meeting fee pricing strategy developed in France, our NACO classroom attendance increased by 83% to 14.3 million in 2000 from
      7.8 million in fiscal 1997. This increase brought our NACO operations' penetration in our target market to over 7%.

    - OUR RETURN TO A VARIABLE COST STRUCTURE IN OUR NACO OPERATIONS. The introduction of pre-packaged meals required us to invest in a fixed cost infrastructure. By abandoning pre-packaged meals, we returned our NACO operations to their historical variable cost structure. As a result, operating profit margin in our NACO operations increased from being negative in fiscal 1997 to over 20% in 2000.

    - ACCELERATED GROWTH IN CONTINENTAL EUROPE. In Continental Europe, we have accelerated growth by adapting our business model to local conditions, implementing more aggressive marketing programs tailored to the local markets and increasing the number of meetings ahead of anticipated demand. Attendance in our Continental Europe operations increased by 79% to 7.0 million in 2000 from 3.9 million in fiscal 1997.

    - INCREASED PRODUCT SALES. We have increased our product sales by 265% from fiscal 1997 to 2000 by introducing new products and optimizing our product mix. In our meetings, we have increased product sales per attendance from $1.32 to $2.23 over the same period.

    Our worldwide attendance has grown by 55% in our company-owned operations from 23.0 million in fiscal 1997 to 35.7 million in 2000, and our operating profit margin has grown from 6.7% (before a restructuring charge) in fiscal 1997 to 25.9% in 2000.

                     ATTENDANCE IN COMPANY-OWNED OPERATIONS
                                 (in millions)

                                                                                  EIGHT          TWELVE
                                         FISCAL YEAR ENDED                        MONTHS         MONTHS
                       -----------------------------------------------------      ENDED          ENDED
                        APRIL 26,     APRIL 25,     APRIL 24,     APRIL 29,    DECEMBER 30,   DECEMBER 30,
                          1997          1998          1999          2000           2000           2000
                       -----------   -----------   -----------   -----------   ------------   ------------
                       (52 weeks)    (52 weeks)    (52 weeks)    (53 weeks)     (35 weeks)     (54 weeks)
United States*.......       7.8          8.4          10.9          13.2            8.9           14.3

United Kingdom.......       9.1         10.4           9.8          10.6            7.0           11.2

Continental Europe...       3.9          4.9           5.7           6.1            4.6            7.0

Other International..       2.2          2.5           3.4           3.3            1.9            3.2
                          -----         ----          ----          ----           ----          -----

Total................      23.0         26.2          29.8          33.2           22.4           35.7
                          =====         ====          ====          ====           ====          =====


                             NINE MONTHS ENDED
                       -----------------------------
                       OCTOBER 28,    SEPTEMBER 29,
                           2000            2001
                       ------------   --------------
                        (40 weeks)      (39 weeks)
United States*.......      11.4            18.0
United Kingdom.......       8.9             9.3
Continental Europe...       5.2             6.6
Other International..       2.6             2.5
                          -----           -----
Total................      28.1            36.4
                          =====           =====

----------------------------------

* Attendance in the United States does not include Weighco attendance for any period prior to our completion of the Weighco acquisition on January 16, 2001. Weighco attendance was 4.4 million for 2000, 3.5 million for the nine months ended October 28, 2000 and 0.2 million for the first two weeks of 2001 prior to the completion of the Weighco acquisition.

    On January 16, 2001, we acquired the franchised territories and certain business assets of Weighco for $83.8 million. Pro forma for the acquisition, for the first nine months of 2001, our revenues grew more than 25% over the comparable period in the prior year.

RESULTS OF OPERATIONS

    The following table summarizes our historical income from operations as a percentage of revenues for the fiscal years ended April 25, 1998, April 24, 1999 and April 29, 2000, the eight months ended December 30, 2000 and the nine months ended October 28, 2000 and September 29, 2001.

                                                                                         EIGHT
                                                          FISCAL YEAR ENDED              MONTHS           NINE MONTHS ENDED
                                                  ---------------------------------      ENDED       ---------------------------
                                                  APRIL 25,   APRIL 24,   APRIL 29,   DECEMBER 30,   OCTOBER 28,   SEPTEMBER 29,
                                                    1998        1999        2000          2000          2000           2001
                                                  ---------   ---------   ---------   ------------   -----------   -------------
Total revenues, net.............................    100.0%      100.0%      100.0%       100.0%         100.0%         100.0%
Cost of revenues................................     53.8        49.1        50.4         51.0           48.7           45.0
                                                    -----       -----       -----        -----          -----          -----
Gross profit....................................     46.2        50.9        49.6         49.0           51.3           55.0
Marketing expenses..............................     16.6        14.5        12.9          9.9           10.8           10.8
Selling, general and administrative expenses....     14.8        13.4        12.7         11.8           11.9           10.8
                                                    -----       -----       -----        -----          -----          -----
Operating income................................     14.8%       23.0%       24.0%        27.3%          28.6%          33.4%
                                                    =====       =====       =====        =====          =====          =====

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 29, 2001 (39 WEEKS) TO THE NINE MONTHS ENDED OCTOBER 28, 2000 (40 WEEKS).

    The nine months ended October 28, 2000, is, in the opinion of management, the available period most comparable to the nine months ended September 29, 2001.

    Net revenues were $478.3 million for the nine months ended September 29, 2001, an increase of $134.8 million, or 39.2%, from $343.5 million for the nine months ended October 28, 2000. Of the $134.8 million increase, $79.2 million was attributable to NACO classroom meeting fees, $7.3 million from international company-owned classroom meeting fees, $0.3 million from franchise royalties, $45.6 million from product sales and $2.4 million from licensing, publications and other royalties. Pro forma for the acquisition of Weighco, net revenues for the nine months ended October 28, 2000 were $382.1 million.

    NACO classroom meeting fees were $198.6 million for the nine months ended September 29, 2001, an increase of $79.2 million, or 66.3%, from $119.4 million for the nine months ended October 28, 2000. Our international company-owned classroom meeting fees were $119.9 million for the nine months ended
September 29, 2001, an increase of $7.3 million, or 6.5%, from $112.6 million for the nine months ended October 28, 2000. NACO meeting fees benefited from the inclusion of Weighco in the current nine month period. Additionally, the increases in NACO and international company-owned meeting fees were the result of increased member attendance and the roll-out of new program innovations and price increases in select markets, offset by negative exchange rate variances.

    Product sales were $130.0 million for the nine months ended September 29, 2001, an increase of $45.6 million, or 54.0%, from $84.4 million for the nine months ended October 28, 2000. NACO and international company-owned product sales were $74.7 million and $55.3 million, respectively. The increases in product sales were primarily the result of increased member attendance and our strategy to focus sales efforts on core classroom products, which has increased average product sales per attendance.

    Franchise royalties were $22.4 million for the nine months ended
September 29, 2001, an increase of $0.3 million, or 1.4%, from $22.1 million for the nine months ended October 28, 2000. For the nine months ended September 29, 2001, domestic and international franchise royalties were $18.5 million and $3.9 million, respectively. On a pro forma basis, franchise royalties increased 22.1% for the nine months ended September 29, 2001. This increase was primarily the result of increased member attendance, offset by negative exchange rate variances.

    Royalties from licensing, publications and other were $7.4 million for the nine months ended September 29, 2001, an increase of $2.4 million, or 48.0%, from $5.0 million for the nine months ended October 28, 2000. This increase was driven by an increase in advertising revenue from WEIGHT WATCHERS MAGAZINE and an increase in licensing royalties.

    Cost of revenues was $215.1 million for the nine months ended September 29, 2001, an increase of $47.9 million, or 28.6%, from $167.2 million for the nine months ended October 28, 2000. Gross profit margin was 55.0% for the nine months ended September 29, 2001, compared to 51.3% for the nine months ended
October 28, 2000. The increase in gross profit margin was partly due to a $3.8 million non-recurring expense related to the elimination of a profit sharing agreement with certain franchisees in the nine months ended October 28, 2000. Excluding this charge, the gross profit margin in the nine months ended October 28, 2000 was 52.4%. The remaining increase in gross profit margin reflects increased attendance, price increases and cost control initiatives.

    Marketing expenses were $51.5 million for the nine months ended
September 29, 2001, an increase of $14.4 million, or 38.8%, from $37.1 million for the nine months ended October 28, 2000. The increase in marketing expenses was primarily the result of additional advertising to promote the new program innovations and timing differences related to our shift in fiscal calendars. As a percentage of net revenues, marketing expenses remained constant at 10.8% for the nine months ended September 29, 2001 and the nine months ended October 28, 2000.

    Selling, general and administrative expenses were $51.7 million for the nine months ended September 29, 2001, an increase of $10.9 million, or 26.7%, from $40.8 million for the nine months ended October 28, 2000. As a percentage of net revenues, these costs decreased from 11.9% for the nine months ended
October 28, 2000 to 10.8% for the nine months ended September 29, 2001.

    As a result of the above, our operating income was $160.0 million for the nine months ended September 29, 2001, an increase of $61.6 million, or 62.6%, from $98.4 million for the nine months ended October 28, 2000. On a pro forma basis, operating income for the nine months ended October 28, 2000 was $109.3 million. On a pro forma basis, operating income increased by 46.5% for the nine months ended September 29, 2001.

COMPARISON OF THE EIGHT MONTHS ENDED DECEMBER 30, 2000 (35 WEEKS) TO THE EIGHT MONTHS ENDED DECEMBER 18, 1999 (34 WEEKS).

    Consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries. We eliminated all material intercompany accounts and transactions in the consolidation. In order to facilitate timely reporting in prior periods, some foreign subsidiaries ended their fiscal years one month prior to our fiscal year end with no material impact on our consolidated financial statements. The one month lag was eliminated effective April 30, 2000. The results of operations for those foreign subsidiaries have been adjusted for the eight months ended December 30, 2000. The effect on our net income of these subsidiaries for the period March 31, 2000 through April 29, 2000 was $1.1 million and was adjusted to the opening accumulated deficit at April 30, 2000.

    Net revenues were $273.2 million for the eight months ended December 30, 2000, an increase of $36.2 million, or 15.3%, from $237.0 million for the eight months ended December 18, 1999. Of the $36.2 million increase, $19.5 million was attributable to NACO classroom meeting fees, $2.3 million from foreign company-owned classroom meeting fees, $2.5 million from franchise royalties, $11.7 million from product sales and $0.2 million from licensing, publications and other royalties.

    NACO classroom meeting fee revenues were $96.8 million for the eight months ended December 30, 2000, an increase of 25.3% from $77.3 million for the eight months ended December 18, 1999. This increase in NACO classroom meeting fee revenues was the result of a 14.2% increase in member attendance as well as a price increase in meetings fees in the majority of our markets for our

NACO operations. Our foreign company-owned classroom meeting fee revenues were $87.3 million for the eight months ended December 30, 2000, an increase of 2.7% from $85.0 million for the eight months ended December 18, 1999. This performance was the result of a 7.9% increase in attendance offset by negative exchange rate variances.

    Franchise royalties were $17.7 million for the eight months ended
December 30, 2000, an increase of 17.2% from $15.1 million for the eight months ended December 18, 1999. This increase was primarily the result of an increase in member attendance offset by negative exchange rate variances.

    Product sales were $66.4 million for the eight months ended December 30, 2000, an increase of 21.4% from $54.7 million for the eight months ended December 18, 1999. This increase in product sales was primarily the result of increased member attendance and our strategy to focus sales efforts on core classroom products.

    Royalties from licensing, publications and other were $5.1 million for the eight months ended December 30, 2000, an increase of 4% from $4.9 million for the eight months ended December 18, 1999.

    Cost of revenues was $139.3 million for the eight months ended December 30, 2000, an increase of 13.8% from $122.4 million for the eight months ended December 18, 1999. This increase was primarily the result of an increased number of meetings to accommodate attendance growth and increased product sales. Gross profit margin was 49.0% for the eight months ended December 30, 2000, compared to 48.4% for the eight months ended December 18, 1999. The increase in gross profit margin was primarily due to an increase in attendance per meeting and a change in product mix with a greater focus on higher margin core products.

    Marketing expenses were $27.0 million for the eight months ended
December 30, 2000, a decrease of 3.1% from $27.8 million for the eight months ended December 18, 1999. As a percentage of revenues, marketing expenses decreased from 11.7% for the eight months ended December 18, 1999 to 9.9% for the eight months ended December 30, 2000 as a result of our efforts to improve the effectiveness of our marketing program.

    Selling, general and administrative expenses were $32.2 million for the eight months ended December 30, 2000, an increase of 9.6% from $29.4 million for the eight months ended December 18, 1999. This increase was partly the result of an increase in incentive compensation as well as other professional fees incurred. As a percentage of net revenues, these costs decreased from 12.4% for the eight months ended December 18, 1999 to 11.8% for the eight months ended December 30, 2000.

    As a result of the above, our operating income was $74.7 million for the eight months ended December 30, 2000, an increase of 34.4% from operating income of $55.6 million, excluding a one-time charge of $8.3 million for transaction costs and $1.8 million of discontinued food royalties for the eight months ended December 18, 1999.

COMPARISON OF THE FISCAL YEAR ENDED APRIL 29, 2000 (53 WEEKS) TO THE FISCAL YEAR ENDED APRIL 24, 1999 (52 WEEKS).

    Net revenues were $399.6 million for the fiscal year ended April 29, 2000, an increase of $35.0 million, or 9.6%, from $364.6 million for the fiscal year ended April 24, 1999. Of the $35.0 million increase, $8.5 million was attributable to our NACO classroom meeting fees, $8.8 million from our foreign company-owned classroom meeting fees, $2.6 million from franchise royalties and $26.9 million from product sales. These increases were offset by an $11.8 million decrease in royalties from licensing, publications and other. The $11.8 million decrease was primarily attributable to the discontinuation of food royalties from Heinz, offset in part by the recognition in the fiscal year ended April 24, 1999 of the present value of the guaranteed future payments from a licensing agreement. Adjusting for the discontinued food royalties of $1.8 million, net revenues were $397.8 million for the fiscal year ended April 29, 2000, an increase of 13.5% from $350.6 million (excluding $8.7 million from non-recurring revenues from the licensing agreement and $5.3 million from discontinued food royalties) for the fiscal year ended April 24, 1999.

    NACO classroom meeting fee revenues were $130.8 million for the fiscal year ended April 29, 2000 an increase of 6.9% from $122.3 million for the fiscal year ended April 24, 1999, net of promotional allowances of $5.7 million and $23.0 million, respectively. This increase in our NACO classroom meeting fee revenues was the result of a 22% increase in member attendance, partially offset by lower average meeting fee revenues per attendance as a result of the roll-out of the LIBERTY/LOYALTY pricing strategy. LIBERTY/LOYALTY provides members the option of committing to consecutive weekly attendance and paying a lower weekly fee with penalties for missed classes, or paying a higher weekly fee without the missed meeting penalties. Our revenues from foreign company-owned classroom meeting fees were $152.7 million for the fiscal year ended April 29, 2000, an increase of 6.1% from $143.9 million for the fiscal year ended April 24, 1999, net of promotional allowances of $17.4 million and $17.2 million, respectively. This increase in our foreign company-owned classroom meeting fee revenues was the result of a 6.1% increase in international attendance in the United Kingdom, Continental Europe and Australia.

    Domestic franchise royalties were $21.3 million for the fiscal year ended April 29, 2000, an increase of 11.5% from $19.1 million for the fiscal year ended April 24, 1999. This increase in domestic franchise royalties was primarily the result of an increase in member attendance due to improved training and support and increased marketing effectiveness. International franchise royalties were $4.5 million for the fiscal year ended April 29, 2000, an increase of 9.8% from $4.1 million for the fiscal year ended April 24, 1999. This increase was primarily the result of our strong performance in Canada and Ireland.

    Product sales were $84.2 million for the fiscal year ended April 29, 2000, an increase of 47.0% from $57.3 million for the fiscal year ended April 24, 1999. This increase in product sales was primarily the result of increased member attendance and our strategy to focus sales efforts on core classroom products, including our newly introduced snack bars.

    Royalties from licensing, publications and other were $6.1 million for the fiscal year ended April 29, 2000, a decrease of 66% from $17.9 million for the fiscal year ended April 24, 1999, which was primarily due to discontinued food royalties from Heinz, offset in part by an increase in royalties from licensing agreements.

    Cost of revenues was $201.4 million for the fiscal year ended April 29, 2000, an increase of 12.6% from $178.9 million for the fiscal year ended
April 24, 1999. This increase was primarily the result of an increased number of meetings to accommodate attendance growth and growing product sales. Our gross profit margin was 49.4% for the fiscal year ended April 29, 2000, excluding
$1.8 million from discontinued food royalties, compared to 49.0% for the fiscal year ended April 24, 1999, excluding $8.7 million from non-recurring revenues from a licensing agreement and $5.3 million from discontinued food royalties.

    Marketing expenses were $51.5 million for the fiscal year ended April 29, 2000, a decrease of 2.6% from $52.9 million for the fiscal year ended April 24, 1999, net of promotional allowances of $23.0 million and $40.2 million, respectively. Our marketing program remained unchanged. The decrease of $1.4 million was related to amounts expended under Heinz's marketing programs in the fiscal year ended April 24, 1999 and the discontinuation of food royalties-related marketing rebate expenses.

    Selling, general and administrative expenses were $50.7 million for the fiscal year ended April 29, 2000, an increase of 3.7% from $48.9 million for the fiscal year ended April 24, 1999. As a percentage of net revenues, excluding $1.8 million from discontinued food royalties in the fiscal year ended

April 29, 2000 and excluding $8.7 million from non-recurring revenues from a licensing agreement and $5.3 million from discontinued food royalties in the fiscal year ended April 24, 1999, these costs were 12.7% for the fiscal year ended April 29, 2000, compared to 13.9% for the fiscal year ended April 24, 1999. This percentage decrease was due to the continued benefit of our restructuring and reorganization program.

    As a result of the above, our operating income was $94.2 million, excluding a one-time charge of $8.3 million of transaction costs and $1.8 million in revenues from discontinued food royalties, for the year ended April 29, 2000, an increase of 34.8% from operating income of $69.9 million, excluding
$8.7 million of non-recurring revenues from a licensing agreement and $5.3 million from discontinued food royalties, for the fiscal year ended
April 24, 1999.

COMPARISON OF THE FISCAL YEAR ENDED APRIL 24, 1999 TO THE FISCAL YEAR ENDED APRIL 25, 1998.

    Net revenues were $364.6 million for the fiscal year ended April 24, 1999, an increase of $67.4 million or 22.7% from $297.2 million for the fiscal year ended April 25, 1998, net of promotional allowances of $40.2 million and $37.1 million, respectively. Of the $67.4 million increase, $28.5 million was attributable to our NACO classroom meeting fees, $14.8 million to our foreign company-owned classroom meeting fees, $5.3 million to franchise royalties, $9.8 million to product sales and $9.0 million to royalties from licensing, publications and other. The increase in royalties was due to the recognition, in the fiscal year ended April 24, 1999, of the present value of the guaranteed future payments from a licensing agreement. Adjusting for non-recurring revenues of $8.7 million from that licensing agreement, net revenues were $355.9 million for the fiscal year ended April 24, 1999, an increase of $58.7 million, or 19.8%, from $297.2 million for the fiscal year ended April 25, 1998.

    NACO classroom meeting fee revenues were $122.3 million for the fiscal year ended April 24, 1999, an increase of 30.4% from $93.8 million for the fiscal year ended April 25, 1998, net of promotional allowances of $23.0 million and $19.5 million, respectively. This increase in revenues from our NACO classroom meeting fees was the result of a 29% increase in member attendance. We believe the increase in member attendance was due to the continued improvement in member satisfaction, which resulted from the full year impact of 1'2'3 SUCCESS, the diet that preceded and was the foundation for WINNING POINTS, and the elimination of our pre-packaged meals program. Our revenues from foreign company-owned classroom meeting fees were $143.9 million for the fiscal year ended April 24, 1999, an increase of 11.5% from $129.0 million for the fiscal year ended April 25, 1998, net of promotional allowances of $17.2 million and $17.6 million, respectively. This increase in revenues from our foreign company-owned classroom meeting fees was the result of a 6% increase in international attendance in the United Kingdom, Continental Europe and Australia.

    Domestic franchise royalties were $19.1 million for the fiscal year ended April 24, 1999, an increase of 32.9% from $14.4 million for the fiscal year ended April 25, 1998. This increase in domestic franchise royalties was primarily the result of an increase in member attendance, which was due to the full year impact of 1'2'3 SUCCESS, improved training and support and increased marketing effectiveness. Our foreign franchise royalties were $4.1 million for the fiscal year ended April 24, 1999, an increase of 15.3% from $3.5 million for the fiscal year ended April 25, 1998. This increase was primarily the result of our strong performance in Canada and Ireland.

    Product sales were $57.3 million for the fiscal year ended April 24, 1999, an increase of 20.6% from $47.5 million for the fiscal year ended April 25, 1998. This increase in product sales was primarily the result of increased member attendance. In addition, we eliminated approximately two-thirds of the items in our NACO operations, allowing us to focus our sales efforts on our core products.

    Royalties from licensing, publications and other were $9.3 million, excluding $8.7 million of non-recurring revenues from a licensing agreement, for the fiscal year ended April 24, 1999, an increase of 3.3% from $9.0 million for the fiscal year ended April 25, 1998.

    Cost of revenues was $178.9 million for the fiscal year ended April 24, 1999, an increase of 11.8% from $160.0 million for the fiscal year ended
April 25, 1998. This increase was attributable to the increased levels of attendance. Gross profit margin, net of promotional allowances of $40.2 million and $37.1 million, respectively, however, increased from 46.2% for the fiscal year ended April 25, 1998 to 49.7%, excluding $8.7 million of non-recurring revenues from a licensing agreement, for the fiscal year ended April 24, 1999. This increase in gross margin was due to various factors, including an increase in attendance per meeting, an increase in the ratio of third-party locations to total locations and a change in product mix with a focus on higher margin core products.

    Marketing expenses were $52.9 million for the fiscal year ended April 24, 1999, an increase of 7.5% from $49.2 million for the fiscal year ended
April 25, 1998, net of promotional allowances of $40.2 million and $37.1 million, respectively. This increase in marketing expenses was the result of an increase in advertising.

    Selling, general and administrative expenses were $48.9 million for the fiscal year ended April 24, 1999, an increase of 10.9% from $44.1 million for the fiscal year ended April 25, 1998. As a percentage of total revenues, excluding $8.7 million of non-recurring revenues from a licensing agreement, these costs decreased from 14.8% for the fiscal year ended April 25, 1998 to 13.7% for the fiscal year ended April 24, 1999. This percentage decrease was due to the continued benefit of our restructuring and reorganization program, which allowed us to eliminate certain costs that were not directly associated with our core business, classroom operations and related products.

    As a result of the above, operating income was $75.2 million, excluding $8.7 million of non-recurring revenues from a licensing agreement, for the fiscal year ended April 24, 1999, an increase of 70.9% from operating income of $43.9 million for the fiscal year ended April 25, 1998.

LIQUIDITY AND CAPITAL RESOURCES

    During the eight months ended December 30, 2000 and for the nine months ended September 29, 2001, our primary source of funds to meet working capital needs was cash from operations. For the eight months ended December 30, 2000 cash flows provided by operating activities were $28.9 million. Cash and cash equivalents increased $0.5 million to $44.5 million during the eight months ended December 30, 2000. For the eight months ended December 30, 2000, cash flows provided by operating activities of $28.9 million were used primarily to fund a loan of $16.8 million to WeightWatchers.com and to repay principal on our outstanding senior credit facilities of $7.1 million. Cash flows used for investing activities of $21.6 million were primarily attributable to capital expenditures of $3.6 million and the loan made to WeightWatchers.com. Cash flows used for financing activities of $8.0 million were attributable to repayments of principal on our outstanding senior credit facilities of $7.1 million and the payment of dividends on our preferred stock of $0.9 million.


    For the nine months ended September 29, 2001, cash and cash equivalents decreased $6.6 million. Cash flows provided by operating activities of $120.2 million were used primarily for investing activities. Cash flows used for investing activities of $110.7 million were attributable to $84.4 million and $13.5 million paid in connection with the Weighco acquisition and the acquisition of our Oregon franchise, respectively, loans totaling $9.0 million made to WeightWatchers.com and capital expenditures of $1.9 million. Net cash flows used for financing activities of $15.5 million consisted of proceeds from borrowings under our senior credit facility of $60.0 million, offset by the payment of dividends on our preferred stock of $1.5 million, repayments of principal on our outstanding senior credit facilities of $46.8 million and the repurchase of 6,719,254 shares of our common stock held by Heinz for $27.1 million.

    Capital spending has averaged approximately $3 million annually over the last four years and has consisted primarily of leasehold improvements for meeting locations and administrative offices, computer equipment for field staff and call centers and year 2000 upgrades.

    As of December 30, 2000 and September 29, 2001, we had outstanding
$470.7 million and $480.8 million, respectively, in aggregate indebtedness, with approximately $30.0 million and $45.0 million, respectively, of additional borrowing capacity available under our revolving credit facility. On
January 16, 2001, we acquired certain business assets and the Weight Watchers franchised territories of Weighco for $83.8 million. We financed the acquisition with available cash of $23.8 million and additional borrowings of $60.0 million under our senior credit facilities.

    We believe that cash flows from operating activities, together with borrowings available under our revolving credit facility, will be sufficient for the next twelve months to fund currently anticipated capital expenditure requirements, debt service requirements and working capital expenditure requirements. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and we cannot be certain that any additional capital will be available on acceptable terms or at all.

    On April 18, 2001, we entered into a Put/Call Agreement with Heinz. Under this agreement, Heinz has an option to sell and we have an option to purchase all of our common stock owned by Heinz. Heinz has sold to us all 6,719,254 shares of our common stock held by it for an aggregate purchase price of $27.1 million.

    The balances under our senior credit facilities as of September 29, 2001 were $239.6 million, consisting of a $67.2 million term loan A facility, a $71.0 million term loan B facility, an $82.3 million transferable loan certificate facility, a $19.1 million term loan D facility and a $45.0 million revolving credit facility. As of September 29, 2001, $45.0 million was available under the revolving credit facility for additional borrowings. The term loan A facility matures on September 30, 2005, the term loan B facility matures on September 30, 2006, the transferable loan certificate facility matures on September 30, 2006, the term loan D facility matures on June 30, 2006 and the revolving credit facility matures on September 30, 2005.

    The term loan A facility, the term loan B facility, the transferable loan certificate facility, the term loan D facility and the revolving credit facility bear interest, subject to performance based stepdowns applicable to the term loan A facility and the revolving credit facility, at a rate equal to (a) in the case of the term loan A facility and the revolving credit facility, LIBOR plus 1.75% or, at our option, the alternate base rate (as defined in the credit facilities) plus 0.75%, (b) in the case of the term loan B facility and the transferable loan certificate facility, LIBOR plus 4.00% or, at our option, the alternate base rate plus 3.00% or (c) in the case of the term loan D facility, LIBOR plus 3.25% or, at our option, the alternate base rate plus 2.25%. In addition to paying interest on outstanding principal under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility with respect to the unused commitments at a rate equal to 0.50% per year.

    Our senior credit facilities contain covenants that restrict our ability to incur additional indebtedness, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell our assets and enter into consolidations, mergers and transfers of all or substantially all of our assets. Our senior credit facilities also require us to maintain specified financial ratios and satisfy financial condition tests. These tests and financial ratios become more restrictive over the life of the senior credit facilities.

    We issued $150.0 million in aggregate principal amount of senior subordinated notes and E100.0 million in aggregate principal amount of senior subordinated notes in connection with our acquisition by Artal Luxembourg. Our senior subordinated notes mature in 2009 and bear interest at a rate of 13% per annum. Our obligations under the notes are subordinate and junior in right of payment to all of our existing and future senior indebtedness, including all indebtedness under the senior credit facilities. The indentures, pursuant to which the notes were issued, restrict our ability to incur additional indebtedness, issue shares of disqualified stock and preferred stock, pay dividends, make other restricted payments, including investments, create limitations on the ability of our subsidiaries to pay dividends or make certain payments to us, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

    In addition, we have one million shares of Series A Preferred Stock issued and outstanding with a preference value of $25.0 million. Holders of the Series A Preferred Stock are entitled to receive dividends at an annual rate of 6% payable annually in arrears. If there is a liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock are entitled to be paid out of our assets available for distribution to shareholders an amount in cash equal to the $25 liquidation preference per share plus all accrued and unpaid dividends prior to the distribution of any assets to holders of shares of our common stock. Subject to the restrictions set forth in our debt instruments, holders of our Series A Preferred Stock will have the right to cause us to repurchase their shares upon completion of this offering. If we are required to repurchase the Series A Preferred Stock, we expect that we would finance the purchase with our available cash or borrowings under our revolving credit facility.

    Our ability to fund our capital expenditure requirements, interest, principal and dividend payment obligations and working capital requirements and to comply with all of the financial covenants under our debt agreements depends on our future operations, performance and cash flow. These are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

SEASONALITY

    Our business is seasonal, with revenues generally decreasing at year end and during the summer months. Our advertising schedule supports the three key enrollment-generating seasons of the year: winter, spring and fall. Due to the timing of our marketing expenditures, particularly the higher level of expenditures in the first quarter, our operating income for the second quarter is generally the strongest, with the fourth quarter being the weakest.

    The following table summarizes our historical quarterly results of operations for the periods indicated. We believe this presentation illustrates the seasonal nature of our business.

                                                          HISTORICAL QUARTER ENDED
                       ----------------------------------------------------------------------------------------------
                                                                TWO MONTHS
                                                                  ENDED
                       APRIL 29,     JULY 29,    OCTOBER 28,   DECEMBER 30,   MARCH 31,     JUNE 30,    SEPTEMBER 29,
                          2000         2000         2000           2000          2001         2001          2001
                       ----------   ----------   -----------   ------------   ----------   ----------   -------------
                       (14 weeks)   (13 weeks)   (13 weeks)     (9 weeks)     (13 weeks)   (13 weeks)    (13 weeks)
                                                       (in millions)
Revenues, net........    $132.8       $103.1       $107.6         $62.5         $172.0       $162.3        $144.0

  Gross profit.......      70.0         54.8         51.5          27.6           94.6         90.6          78.0

Marketing expenses...      18.6          6.7         11.8           8.5           27.1         13.5          10.9
Selling, general and
  administrative
  expenses...........      17.2         11.5         12.0           8.7           17.7         17.8          16.2
Operating income.....      34.2         36.6         27.7          10.4           49.8         59.3          50.9
Net income (loss)....      17.5         13.7         10.9          (9.6)          23.2         26.1          16.1

    As a result of the Weighco acquisition, we believe the following table summarizing our pro forma quarterly results of operations is more indicative of the impact of seasonality on our business than our historical quarterly results of operations.

                                                                                                   HISTORICAL
                                                                                                    QUARTER
                                            PRO FORMA QUARTER ENDED                                  ENDED
                       -----------------------------------------------------------------   --------------------------
                                                                TWO MONTHS
                                                                  ENDED
                       APRIL 29,     JULY 29,    OCTOBER 28,   DECEMBER 30,   MARCH 31,     JUNE 30,    SEPTEMBER 29,
                          2000         2000         2000           2000          2001         2001          2001
                       ----------   ----------   -----------   ------------   ----------   ----------   -------------
                       (14 weeks)   (13 weeks)   (13 weeks)     (9 weeks)     (13 weeks)   (13 weeks)    (13 weeks)
                                                       (in millions)
Revenues, net........    $145.4       $116.1       $120.6         $69.8         $173.8       $162.3        $144.0

  Gross profit.......      77.9         62.1         58.8          31.9           95.9         90.6          78.0

Marketing expenses...      20.1          7.4         12.8           8.8           27.4         13.5          10.9
Selling, general and
  administrative
  expenses...........      20.1         14.3         14.9          10.6           17.9         17.8          16.2
Operating income.....      37.7         40.4         31.1          12.5           50.6         59.3          50.9
Net income (loss)....      18.4         14.5         11.6          (9.2)          23.5         26.1          16.1

    Effective April 30, 2000, we changed our fiscal year end from the last Saturday in April to the Saturday closest to December 31. As a result of the change in our reporting period, beginning in 2001, we believe that our first quarter will typically have the highest revenue, followed by the second, third and fourth quarters, respectively.

ACCOUNTING STANDARDS

    In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 141, "Business Combinations,"and SFAS No.142, "Goodwill and Other Intangible Assets." SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for by the purchase method of accounting. SFAS 142 specifies that goodwill and indefinite-lived intangible assets will no longer be amortized, but instead will be subject to annual impairment testing. We will adopt SFAS 142 on December 30, 2001. We are currently evaluating the effect that implementation of the new standards will have on our financial position, results of operations and cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to foreign currency fluctuations and interest rate changes. Our exposure to market risk for changes in interest rates relates to the fair value of long-term fixed rate debt and interest expense of variable rate debt. We have historically managed interest rates through the use of, and our long-term debt is currently composed of, a combination of fixed and variable rate borrowings. Generally, the fair market value of fixed rate debt will increase as interest rates fall and decrease as interest rates rise.

    Based on the overall interest rate exposure on our fixed rate borrowings at September 29, 2001, a 10% change in market interest rates would have less than a 5% impact on the fair value of our long-term debt. Based on variable rate debt levels at September 29, 2001, a 10% change in market interest rates would have less than a 5% impact on our net interest expense.

    Other than intercompany transactions between our domestic and foreign entities and the portion of our senior subordinated notes that are denominated in euros, we generally do not have significant transactions that are denominated in a currency other than the functional currency applicable to each entity.

    We enter into forward and swap contracts to hedge transactions denominated in foreign currencies to reduce the currency risk associated with fluctuating exchange rates. These contracts are used primarily to hedge certain intercompany cash flows and for payments arising from some of our foreign currency denominated obligations. Realized and unrealized gains and losses from these transactions are included in net income for the period.

    Fluctuations in currency exchange rates may also impact our shareholders' equity. The assets and liabilities of our non-U.S. subsidiaries are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Revenues and expenses are translated into U.S. dollars at the weighted average exchange rate for the period. The resulting translation adjustments are recorded in shareholders' equity as accumulated other comprehensive income (loss). In addition, fluctuations in the value of the euro will cause the U.S. dollar translated amounts to change in comparison to prior periods. Furthermore, we revalue our outstanding senior subordinated euro notes at the end of each period and the resulting change in value will be reflected in the income statement of the corresponding period.

    Each of our subsidiaries derives revenues and incurs expenses primarily within a single country and, consequently, does not generally incur currency risks in connection with the conduct of normal business operations.

    We use foreign currency forward contracts to more properly align the underlying sources of cash flow with our debt servicing requirements. At September 29, 2001, we had long-term foreign currency forward contracts receivables with notional amounts of $44.0 million and Euro 76.0 million, offset by foreign currency forward contracts payables with notional amounts of British Pound 59.2 million and $21.9 million.

                                    INDUSTRY

OVERVIEW

    The number of overweight and obese people worldwide has been increasing due to improving living standards and changing eating patterns, as well as increasingly sedentary lifestyles. The World Health Organization has reported that the world's population is becoming overweight at a rapid pace. According to the organization, in 2000, over one billion people worldwide were overweight and there exists an urgent need to deal with this problem. In the United States, the proportion of U.S. adults who are overweight has increased from 47% to 61% over the last 20 years, and approximately 52 million Americans are currently dieting. The following table sets forth the percentage of overweight adults in the countries indicated.

                        PERCENTAGE OF OVERWEIGHT ADULTS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

UNITED STATES   61%
Germany         60%
United Kingdom  59%
Australia       58%
Spain           54%
Brazil          36%

    SOURCES: NATIONAL HEALTH AND `EXAMINATION SURVEY, 1999; ADIPOSITAS LEITLINIE FUR DEN BEHANDELNDEN ARZT, 1997; FACTS PACK, 1998; NATIONAL NUTRITION SURVEY, 1995; DOSSIER DE LA PRENSA, 2000; AND THE WORLD HEALTH ORGANIZATION, 1997, RESPECTIVELY.

    This growing population of overweight people, motivated by both their desire to improve their appearance and their increasing awareness of the health risks associated with being overweight, is fueling the growth in demand for weight-loss programs. According to the National Institutes of Health, the economic cost of overweight and obesity in the United States was approximately $100 billion in 1995. Demand for weight-loss programs is also growing as a result of:

    - greater awareness that achieving and maintaining a healthy weight will reduce the risk of serious medical problems and significantly improve the quality of life;

    - the recognition that drugs are not an effective stand-alone remedy and may have undesirable side effects; and

    - an increasing willingness of employers to promote and contribute towards the cost of weight-loss programs.

    Weight control problems are affecting more children as well. The number of overweight youths has more than doubled during the past 20 years. Currently, over 13% of American children and teens are classified as overweight.

WEIGHT AND HEALTH CORRELATION

    Being overweight is the second leading cause of preventable death in the United States. In addition, numerous diseases, including heart disease, high blood pressure and type II diabetes, are associated with being overweight or obese. According to The World Health Organization, there is strong evidence that weight loss reduces the risk of developing many of these diseases and benefits those patients already diagnosed with the conditions. The prevalence of disease, particularly cardiovascular disease, among overweight people increases with age.

COMPETITION

    The weight-loss market includes commercial weight-loss programs, self-help weight-loss products, Internet-based weight-loss products, dietary supplements, weight-loss services administered by doctors, nutritionists and dieticians and weight-loss drugs. Competition among commercial weight-loss programs is largely based on program recognition and reputation and the effectiveness, safety and price of the program.

    The following chart sets forth the diet attempts by method used by U.S. adults in 2000:

                               U.S. DIET ATTEMPTS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     MEAL REPLACEMENTS       7%
Comercial Programs*           7%
Doctor/Health Professionals  11%
Other                         4%
Self-help                    71%

    SOURCE: 2000 GALLUP STUDY

------------------------

    * Includes group education-based and pre-packaged meal-based commercial weight-loss programs.

    In the United States, we compete with several other companies in the commercial weight-loss industry, although we believe that our businesses are not comparable. For example, many of our competitors' businesses are based on the sale of pre-packaged meals and meal replacements, while our classes use group support, education and behavior modification to help members change their eating habits, in conjunction with a flexible diet that allows our members the freedom to choose what they eat. Companies that sell pre-packaged meal programs, such as Jenny Craig, have for the most part experienced declining revenues. In addition to the lack of variety and the inflexible nature of pre-packaged meals, these weight-loss programs are expensive because of the premiums charged for the meals.

    There are no significant group education-based competitors in any of our major markets, except in the United Kingdom. Even there, we have a 50% market share and approximately twice the revenues of our largest competitor, Slimming World, our competitor since the 1960s.

                                    BUSINESS

OVERVIEW

    We are a leading global branded consumer company and the leading provider of weight-loss services in 27 countries around the world. Our programs help people lose weight and maintain their weight loss and, as a result, improve their health, enhance their lifestyles and build self-confidence. At the core of our business are weekly meetings, which promote weight loss through education and group support in conjunction with a flexible, healthy diet. Each week, more than one million members attend approximately 37,000 Weight Watchers meetings, which are run by over 13,000 classroom leaders. Our classroom leaders teach, inspire, motivate and act as role models for our members.

    We conduct our business through a combination of company-owned and franchise operations, with company-owned operations accounting for approximately 65% of total worldwide attendance in the first nine months of 2001. In the 1960's we pursued an aggressive franchising strategy with respect to our classroom operations to rapidly grow our geographic presence and build market share. We believe that our early franchising strategy was very effective in establishing our brand as the world's leading weight-loss program.

    We have experienced strong growth in sales and profits over the last five years since we made the strategic decision to re-focus our meetings exclusively on our group education approach. We discontinued the in-meeting sale of pre-packaged meals added in 1990 in NACO by our previous owner, Heinz. We also modernized our diet to adapt it to contemporary lifestyles. Through these initiatives, combined with our strengthened management and strategic focus since our acquisition by Artal Luxembourg, we have grown our attendance.

    The following table sets forth our NACO operations and international attendance for the 1997, 1998, 1999 and 2000 fiscal years and the twelve months ended April 28, 2001.

                     ATTENDANCE IN COMPANY-OWNED OPERATIONS
                                 (in millions)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 CLASSROOM ATTENDANCE IN MILLIONS   NACO OPERATIONS  INTERNATIONAL  TOTAL
Fiscal Year 1997                               15.1            7.8   22.9
Fiscal Year 1998                               17.8            8.4   26.2
Fiscal Year 1999                               18.9           10.9   29.8
Fiscal Year 2000                               20.1           13.2   33.3
Twelve months ended April 28, 2001             22.4           15.1   37.5

------------------------------

* Attendance for the twelve months ended April 28, 2001 does not include Weighco attendance.

    Our members typically enroll to attend consecutive weekly meetings and have historically demonstrated a consistent re-enrollment pattern across many years. Historically, in our NACO operations:

    - our members attend an average of 8 to 10 weekly sessions in an enrollment cycle;

    - approximately 75% of returning members re-enroll at least one more time in the future; and

    - since 1991, our members have enrolled in an average of four separate enrollment cycles.

    We believe that our members' repeat enrollment and attendance patterns and our large existing member base together with our growth in first-time members represent strong potential for future growth.

MARKET OPPORTUNITY

    The large and growing global weight-loss market provides us with significant growth potential. In addition, we also believe that we can increase our penetration rate of our target demographic market of overweight women, ages 25 to 64, in our existing major markets as well as in our less developed markets.

    The following chart illustrates our level of penetration of our target market, women ages 25 to 64, with a body mass index greater than 25 in 2000:

              OUR TARGET MARKET PENETRATION IN SELECTED COUNTRIES

Weight Watchers Percent
Penetration in 2000
-----------------------
                                            Less Than
Spain                                            0.1%
Denmark                                          0.1%
Germany                                          0.9%
Netherlands                                      1.4%
Switzerland                                      1.7%
France                                           3.2%
Belgium                                          3.6%
Australia                                        7.2%
United States                                    7.3%
New Zealand                                      7.6%
Finland                                         10.0%
United Kingdom                                  10.9%
Sweden                                          13.4%

Relative Size of Target Market

    In the United Kingdom, the penetration rate of our target demographic group by all education-based commercial weight-loss programs now exceeds 20%. We believe that this demonstrates potential for significant increases in penetration in our other markets. Since we do not face significant group education-based competitors outside the United Kingdom, we believe that we are best positioned to capture this growth.

    We also believe that we have significant long-term growth opportunities in countries where we have established a meeting infrastructure but our market penetration rates are relatively low. For example, in Germany, we have grown our attendance by over 65% in the twelve months ended September 29, 2001, while still penetrating less than 2% of our target market.

    We have demonstrated the ability to enter new markets as our program has proven adaptable in 27 countries. We customize our program for each geographic setting by tailoring the program for the local language, culture and food preferences. We believe that our international success proves that our core weight-loss program is effective worldwide and have recently begun operations in Spain and Denmark.

    We also believe that we can expand our customer base by developing new products and services designed to meet the needs of a broader audience. For example, while approximately 95% of our current members are women, we are actively researching and developing new products and services that are intended to have a greater appeal to men.

OUR BILLION DOLLAR BRAND

    WEIGHT WATCHERS is the leading global weight-loss brand with retail sales of over $1.5 billion in 2000, including licensees and franchisees. Currently, over 97% of U.S. women recognize the WEIGHT WATCHERS brand. In addition, our program is the most widely recommended weight-loss program by U.S. doctors. Our credibility is further enhanced by the endorsement of the U.S. Department of Agriculture.

    We have built our business and brand on the following core principles:

    - Effective                   CLINICALLY PROVEN

    - Healthy                     MEDICALLY RECOMMENDED

    - Supportive                  HELPING MEMBERS HELP EACH OTHER

    - Flexible                    COMPATIBLE WITH MODERN LIFESTYLES

    - Balanced                    NOT JUST A DIET, AN APPROACH TO LIFE

WEIGHT WATCHERS MEETINGS

    We present our program in a series of weekly classes of approximately one hour in duration. Classes are conveniently scheduled throughout the day. Typically, we hold classes in either meeting rooms rented from civic or religious organizations or in leased locations.

    In our classes, our leaders present our program, which combines group support and education about healthy eating patterns, behavior modification and physical activity with our scientifically developed diet. Our more than 13,000 classroom leaders run our meetings and educate members on the process of successful and sustained weight loss. Our leaders also provide inspiration and motivation for our members and are examples of our program's effectiveness because they have lost weight and maintained their weight loss on our program.

    Classes typically begin with registration and a confidential weigh-in to track each member's progress. Leaders are trained to engage the members at the weigh-in to talk about their weight control efforts during the previous week and to provide encouragement and advice. Part of the class is educational, where the leader uses personal anecdotes, games or open questions to demonstrate some of our core weight-loss strategies, such as self-belief and discipline. For the remainder of the class, the leader focuses on a variety of topics pre-selected by us, such as seasonal weight-loss topics, achievements people have made in the prior week and celebrating and applauding successes. Members who have reached their weight goal are singled out for their accomplishment. Discussions can range from dealing with a holiday office party to making time to exercise. The leader encourages substantial class participation and discusses supporting products and materials as appropriate. At the end of the class, new members are given special instruction in our current diet.

    Our leaders help set a member's weight goal within a healthy range by using a body mass index. When members reach their weight goal and maintain it for six weeks, they achieve lifetime member status. This gives them the privilege to attend our meetings free of charge as long as they maintain their weight within a certain range. Successful members also become eligible to apply for positions as classroom leaders. Field management and current leaders constantly identify new leaders as members with strong interpersonal skills, personality and communication skills. Leaders are usually paid on a commission basis.

    Our AT WORK program addresses the weight-loss needs of working people by holding classes at their place of employment. AT WORK is particularly popular in the United States as employees, and increasingly employers, are receptive to our classes in the work place. In many cases, employers subsidize employee participation and typically provide meeting space without charge. In 2000, approximately 10% of attendance in our NACO operations was through our AT WORK meetings.

OUR APPROACH

    Our approach has always been based on four core elements:

    - Group support

    - Behavior modification

    - Diet

    - Exercise

GROUP SUPPORT

    The group support system remains the cornerstone of our classes. Members provide each other support by sharing their experiences and their encouragement and empathy with other people enduring similar weight-loss challenges. This group support provides the reassurance that no one must overcome their weight-loss challenges alone. Group support assists members in dealing with issues such as depression-eating and habitual-eating behaviors. We facilitate this support through interactive meetings that encourage learning through group activities and discussions.

BEHAVIOR MODIFICATION

    Behavior modification and education on eating habits have also always been key elements of our program. We use motivation, education and support to help members manage their weight and to change their habits. Discussions on topics such as staying motivated, how to avoid overeating and managing stress offer members valuable insight on how to stay on our program while dealing with the realities of everyday life. Our U.S. members also currently learn "Tools for Living," a program of eight fundamental goal-setting and motivational principles. In addition, our U.S. members currently receive a booklet titled "Managing Your Weight From the Inside Out" that teaches members how to develop a positive mind-set about weight control, new approaches to problem solving and specific ideas for handling some of the most common weight-loss issues. Our international members learn similar principles and receive similar publications.

DIET

    Our diets allow our members to eat regular meals instead of pre-packaged meals. By giving members the freedom to choose what they eat, our diets are flexible and adjusted to modern lifestyles. In order to keep our diets at the forefront of weight-loss science, each is designed in consultation with doctors and other scientific advisors. We continually strive to improve our diets by periodically testing, then introducing, new features.

    Our current diets feature the POINTS system, which assigns each food a POINTS value based on its nutritional content. Members are given a daily POINTS goal to use on whatever combination of food they prefer so long as the total does not exceed the goal. While no food is forbidden, our POINTS-based diets encourage members to eat a wide variety of foods in amounts that promote healthy weight loss. Our diets help members choose foods that are low in fat, high in complex carbohydrates and moderate in protein. We customize our diets from country to country in order to suit local tastes, as well as package labeling differences between countries. Our current U.S. diet,

WINNING POINTS, allows members to carry-back or carry-forward unused POINTS and thus gives members the flexibility to participate in special occasions and special meals. Our current U.K. diet is branded PURE POINTS, and our current diet in Continental Europe is marketed as THE POINTS PLAN.

EXERCISE

    Exercise is an important component of weight loss and our overall program to lose weight. Our classroom leaders emphasize the importance of exercise to weight loss and in leading a healthy, balanced lifestyle. In addition, our WINNING POINTS diet promotes exercise by granting members additional POINTS for their diet based on the type and amount of exercise in which they engage. Our U.S. members currently receive "The Weight Watchers Activity Guide," which is designed to promote exercise and activity outside of the classroom. This exercise guide is consistent with the recommendations for physical activity outlined by both the Center for Disease Control and Prevention and the American College of Sports Medicine. International members receive similar information.

ADDITIONAL DELIVERY METHODS

    We have developed additional delivery methods for people who, either through circumstance or personal preference, do not attend our classes. For example, we have developed program cookbooks and an AT HOME self-help product that provide information on our diet and guidance on weight loss, as well as CD-ROM versions of our diet for the United Kingdom, Continental Europe and Australia.

    Our affiliate and licensee, WeightWatchers.com, recently introduced in the United States WEIGHT WATCHERS ONLINE, an online paid subscription product. This product offers information on WINNING POINTS, POINTS values, content on various weight-loss subjects, professionally-developed low-POINTS recipes and weekly meal plans for different POINTS ranges. In addition, WEIGHT WATCHERS ONLINE provides an online journal, an online POINTS calculator, a recipe POINTS calculator, a weight tracker and progress charts and pre-programmed messages to help subscribers achieve their weight-loss goals. This product targets self-help dieters.

PRODUCT SALES

    We sell a range of proprietary products, including snack bars, books, CD-ROMS and POINTS calculators, that is consistent with our brand image. We sell our products primarily through our classroom operations and to our franchisees. In 2000, sales of our proprietary products represented 26% of our revenues, up from 11% in fiscal 1997. We have grown our product sales per attendance by focusing on a core group of products that complement the Weight Watchers program. We intend to continue to optimize our product offerings by updating existing products and selectively introducing new products.

             [picture]                             [picture]                              [picture]

             Snack Bars                            Cookbooks                          POINTS Calculators

FRANCHISE OPERATIONS

    We have enjoyed a mutually beneficial relationship with our franchisees over many years. In our early years, we used an aggressive franchising strategy to quickly establish a meeting infrastructure throughout the world to pre-empt competition. After buying back a significant number of our franchisees, our franchised operations represented approximately 35% of our total worldwide attendance for the nine months ended September 29, 2001. We estimate that, in 2000, these franchised operations attracted attendance of over 21 million. Franchisees typically pay us a fee equal to 10% of their meeting fee revenues.

    Our franchisees are responsible for operating classes in their territory using the program we have developed. We provide a central support system for the program and our brand. We also produce and sell program and marketing materials to the franchisees. Franchisees also purchase products from us at wholesale prices for resale directly to members. Franchisees are obligated to adhere strictly to our program content guidelines, with the freedom to control pricing, meeting locations, operational structure and local promotions. Franchisees provide local operational expertise, advertising and public relations. Franchisees are required to keep accurate records that we audit on a periodic basis. Most franchise agreements are perpetual and can be terminated only upon a material breach or bankruptcy of the franchisee.

    We do not intend to award new franchise territories. From time to time we repurchase franchise territories.

LICENSING

    As a highly recognized global brand, WEIGHT WATCHERS is a powerful marketing tool for us and for third parties. We currently license the WEIGHT WATCHERS brand in certain categories of food, apparel, books and other products. We believe there are opportunities to further capitalize on the strength of our brand and the loyalty of our members by more aggressively licensing our brand while maintaining its integrity.

    During the period that Heinz owned our company, it developed a number of food product lines under the WEIGHT WATCHERS brand, with hundreds of millions of dollars of retail sales, mostly in the United States and in the United Kingdom. Heinz, however, did not actively license the WEIGHT WATCHERS brand to other food companies. Heinz has retained a perpetual royalty-free license to continue using our brand in its core food categories. In addition, Heinz still continues to receive royalty payments of over $4 million per year from an existing portfolio of third-party licenses for various food products outside of Heinz's core categories. After 2004, these royalty payments will be payable to us, although we have the right to acquire them sooner.

    We have begun focusing on proactively developing new licensing opportunities with a number of food companies and have hired a general manager to focus exclusively on this area. We also expect to generate royalties from our affiliate and licensee, WeightWatchers.com, which has recently developed two Internet-based paid subscription products.

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
MARKETING AND PROMOTION

MEMBER REFERRALS

    An important source of new members is through word-of-mouth generated by our current and former members. Over our 40-year operating history, we have created a powerful referral network of loyal members. These referrals, combined with our strong brand and the effectiveness of our program, enable us to efficiently attract new and returning members.

MEDIA ADVERTISING

    Our advertising enhances our brand image and awareness and motivates both former members and potential new members to join our program. Our advertising schedule supports the three key enrollment-generating diet seasons of the year: winter, spring and fall. We allocate our media advertising on a market-by-market basis, as well as by media vehicle (television, radio, magazines and newspapers), taking into account the target market and the effectiveness of the medium.

DIRECT MAIL

    Direct mail is a critical element of our marketing because it targets potential returning members. We maintain a database of current and former members, which we use to focus our direct mailings. During 2000 our NACO operations sent over eight million pieces of direct mail. Most of these mailings are timed to coincide with the start of the diet seasons. Direct mail generally consists of special offers encouraging former members to re-enroll and related advertisements.

PRICING STRUCTURE AND PROMOTIONS

    Our most popular payment structure is a "pay-as-you-go" arrangement. Typically, a new member pays an initial registration fee and then a weekly fee for each class attended, although free registration is often offered as a promotion. Our LIBERTY/LOYALTY payment plan provides members with the option of committing to consecutive weekly attendance with a lower weekly fee with penalties for missed classes or paying a higher weekly fee without the missed meeting penalties. We also offer discounted prepayment options.

PUBLIC RELATIONS AND CELEBRITY ENDORSEMENTS

    The focus of our public relations efforts is through our current and former members who have successfully lost weight on our program. Classroom leaders and successful members engage in local promotions, information presentations and charity events to promote Weight Watchers and demonstrate the program's efficacy.

    For many years we have also used celebrities to promote and endorse the program. Since 1997, we have retained Sarah Ferguson, the Duchess of York, to promote and endorse our program in North America. Prior to the Duchess, we used Kathleen Sullivan and Lynn Redgrave as our North American celebrity spokespersons. We also use local celebrities to promote our program in other countries.

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
WEIGHT WATCHERS MAGAZINE

    WEIGHT WATCHERS MAGAZINE is an important branded marketing channel that is experiencing strong growth. We re-acquired the rights to publish the magazine in February 2000. Since its U.S. re-launch in March 2000, circulation has grown from zero to over 500,000 in September 2001, and the magazine has a readership of over two million. In addition to generating revenues from subscription sales and advertising, WEIGHT WATCHERS MAGAZINE reinforces the value of our brand and serves as an important marketing tool to non-members.

                                     [LOGO]

WEIGHTWATCHERS.COM

    Our affiliate and licensee, WeightWatchers.com, operates the WEIGHT WATCHERS website, which is an important global promotional channel for our brand and businesses. The website contributes value to our classroom business by promoting our brand, advertising Weight Watchers classes and keeping members involved with the program outside the classroom through useful offerings, such as a meeting locator, low calorie recipes, weight-loss news articles, success stories and on-line forums. Over 70,000 searches per week are conducted on the meeting locator, which helps consumers find the times and locations of Weight Watchers meetings near them. WeightWatchers.com now generates over 60 million page views and attracts over three million visits per month.

    In the United States, WeightWatchers.com recently introduced two online paid subscription products, WEIGHT WATCHERS ETOOLS and WEIGHT WATCHERS ONLINE. WEIGHT WATCHERS ETOOLS is designed to supplement and strengthen the Weight Watchers classroom business. WEIGHT WATCHERS ETOOLS is a suite of electronic tools available only to Weight Watchers members, designed to help them achieve greater success by making it even easier to follow WINNING POINTS and by reinforcing our weight-loss approach between meetings. WEIGHT WATCHERS ONLINE is a self-help product based on our current diet designed to attract consumers who cannot or choose not to attend Weight Watchers meetings. We believe that WEIGHT WATCHERS ONLINE will increase the popularity of our brand among dieters and strengthen our brand in the entire weight-loss market.

    Under our agreement with WeightWatchers.com, we granted it an exclusive license to use our trademarks, copyrights and domain names on the Internet in connection with its online weight-loss business. The license agreement provides us with control of how our intellectual property is used. In particular, we have the right to approve WeightWatchers.com's e-commerce activities, strategies and operational plans, marketing programs, privacy policy and materials publicly displayed on the Internet.

    We own 19.8% of WeightWatchers.com, or 38.1% on a fully diluted basis (including the exercise of all options and all warrants), and beginning in January 2002, we will receive royalties of 10% of WeightWatchers.com's net revenues.

ENTREPRENEURIAL MANAGEMENT

    We run our company in a decentralized and entrepreneurial manner that allows us to develop and test new ideas on a local basis and then implement the most successful ideas across our network. We believe local country and regional managers are best able to develop new strategies and programs to meet the needs of their markets. For example, local managers in the United Kingdom were responsible for developing our POINTS-based diet. Local managers have also developed many of our customized pricing strategies such as the LIBERTY/LOYALTY plan, which started in France. In addition, many of our classroom products have been developed locally and then been introduced successfully in other countries. Local managers have strong incentives to adopt and implement the best practices of other regions and to continue to develop innovative new programs.

HISTORY

EARLY DEVELOPMENT

    In 1961, Jean Nidetch, the founder of our company, attended a New York City obesity clinic and took what she learned from her personal experience at the obesity clinic and began weight-loss meetings with a group of her overweight friends in the basement of a New York apartment building. Under Ms. Nidetch's leadership, the group members supported each other in their weight-loss efforts, and word of the group's success quickly spread. Ms. Nidetch and Al and Felice Lippert, who all successfully lost weight through these efforts, formally launched Weight Watchers.

HEINZ OWNERSHIP

    Recognizing the power of the WEIGHT WATCHERS brand, Heinz acquired us in 1978 in large part to acquire the rights to our name for its food business. Through the 1980s, we operated autonomously under Heinz, maintaining our group education focus, and our business continued to grow.

    In 1990, Heinz altered our successful model by introducing the sale of pre-packaged meals through our NACO operations in response to the initial success then experienced by some of our competitors who focused on meal replacements. These changes forced our classroom leaders to become food sales people and retail managers for food products, detracting from their function as role models and motivators for our members. This caused a significant drop in customer satisfaction and employee morale, and attendance in our NACO operations declined. Prior to the introduction of pre-packaged meals in fiscal 1990, annual attendance in our NACO operations was 12.9 million, but by fiscal 1997, attendance had dropped to 7.8 million. The introduction of pre-packaged meals also forced us to lease large fixed centers that could accommodate freezer cases, and the reduction in attendance combined with our increased fixed costs caused operating profit margin in our NACO operations to decline from over 30% in fiscal 1989 to an operating loss in fiscal 1997. In contrast, in our international operations, where the pre-packaged meals sales strategy was not implemented, our attendance remained stable until fiscal 1997 and our international business remained profitable. As we focused our NACO operations on promoting and selling our pre-packaged meals, our centrally-developed diets became outdated as they still focused on helping members prepare home-cooked meals. At the same time, more women entered the workplace and preferred to buy ready-to-eat groceries, including low-fat or low-calorie foods that became widely available in supermarkets in the 1990s.

    In 1995, we shifted to a more decentralized management approach, allowing the management of our international operations to develop local business strategies and diet innovations. This approach was successful and by 1996 our international growth began to accelerate. Beginning in 1997, we restructured our NACO operations by eliminating the pre-packaged meals program from our classroom operations, improving customer service, restoring employee morale and introducing a POINTS-based diet. Following this return to our core program approach in the United States, we moved from a fixed cost structure back to a variable cost structure and have grown attendance in our NACO operations by over 83% from 7.8 million in fiscal 1997 to 14.3 million in 2000.

ARTAL OWNERSHIP

    In September 1999, Artal Luxembourg acquired us from Heinz. Following the acquisition, our senior management team was reorganized, key employees invested over $4 million in our company and a new performance-based stock option plan was put in place. The Invus Group, Ltd. is the exclusive investment advisor of Artal Luxembourg and has extensive experience with branded consumer businesses, including the turnaround of the Keebler Foods Company.

REGULATION AND LITIGATION

    A number of laws and regulations govern our advertising, franchise operations and relations with consumers. The FTC and certain states regulate advertising, disclosures to consumers and franchisees and other consumer matters. Our customers may file actions on their own behalf, as a class or otherwise, and may file complaints with the FTC or state or local consumer affairs offices and these agencies may take action on their own initiative or on a referral from consumers or others.

    During the mid-1990s, the FTC filed complaints against a number of commercial weight-loss providers alleging violations of the Federal Trade Commission Act by the use and content of advertisements for weight-loss programs that featured testimonials, claims for program success and safety and statements as to program costs to participants. In 1997, we entered into a consent order with the FTC settling all contested issues raised in the complaint filed against us. The consent order requires us to comply with certain procedures and disclosures in connection with our advertisements of products and services but does not contain any admission of guilt nor require us to pay any civil penalties or damages.

    Our foreign operations and franchises are also generally subject to regulations of the applicable country regarding the offer and sale of franchises, the content of advertising and the promotion of diet products and programs. Future legislation or regulations, including legislation or regulations affecting our marketing and advertising practices, relations with consumers or franchisees, or our food products, could have an adverse impact on us.

    We are involved in legal proceedings incidental to our business. Although the outcome of these matters cannot be predicted with certainty, our management believes that none of these matters will have an adverse effect on our financial condition, results of operations or cash flows.

EMPLOYEES AND SERVICE PROVIDERS

    As of September 29, 2001, we had approximately 34,000 employees and service providers, of which 13,100 were located in the United States, 13,000 were located in the United Kingdom, 3,300 were located in Continental Europe and 4,600 were located in Australia and New Zealand. One hundred fourteen employees work full-time as management and support personnel in our Woodbury, New York offices, 212 employees work full-time as management and support personnel at four regional offices in our NACO operations and 464 employees work full-time as management and support personnel in our international operations. Within our company-owned operations, approximately 9,400 service providers work part-time as leaders and approximately 24,000 work part-time as receptionists worldwide. None of our service providers or employees is represented by a labor union. We consider our employee relations to be satisfactory.

PROPERTIES

    We are headquartered in Woodbury, New York in a leased office. Each of the four NACO regions has a small regional office. The Woodbury, New York lease expires in 2005, the Paramus, New Jersey lease expires in 2007 and the New York, New York WEIGHT WATCHERS MAGAZINE lease expires in 2002. Our other North American office leases are short-term. Our operations in each country also each have one head office.

    We typically hold our classes in third-party locations (typically meeting rooms in well-located civic or religious organizations or space leased in shopping centers). As of September 29, 2001, there were approximately 2,500 NACO meeting locations, including approximately 2,000 third-party locations and 500 retail centers. In the United Kingdom, there were approximately 4,200 meeting locations, with approximately 97% in third-party locations. In Continental Europe, there were approximately 2,800 meeting locations, with approximately 96% in third-party locations. In Australia and New Zealand, there were approximately 1,100 meeting locations, with approximately 97% in third-party locations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below are the names, ages as of June 30, 2001 and current positions with us and our subsidiaries of our executive officers and directors. Directors are elected at the annual meeting of shareholders. Executive officers are appointed by, and hold office at, the discretion of the directors.

NAME                                                   AGE                                    POSITION
----                                        --------------------------   ---------------------------------------------------
Linda Huett...............................  56                           President and Chief Executive Officer, Director

Richard McSorley..........................  57                           Chief Operating Officer, NACO

Clive Brothers............................  47                           Chief Operating Officer, Europe

Scott R. Penn.............................  30                           Vice President, Australasia

Thomas S. Kiritsis........................  57                           Vice President, Chief Financial Officer

Robert W. Hollweg.........................  58                           Vice President, General Counsel and Secretary

Raymond Debbane(1)(2).....................  46                           Chairman of the Board

Jonas M. Fajgenbaum.......................  29                           Director

Sacha Lainovic(1).........................  44                           Director

Christopher J. Sobecki(2).................  43                           Director

------------------------

(1) Member of our compensation and benefits committee.

(2) Member of our audit committee.

    LINDA HUETT. Ms. Huett has been the President and a director of our company since September 1999. She became our Chief Executive Officer in December 2000. Ms. Huett joined our company in 1984 as a classroom leader. Ms. Huett was promoted to U.K. Training Manager in 1986. In 1990, Ms. Huett was appointed Director of the United Kingdom operation and in 1993 was appointed Vice President of Weight Watchers U.K. Ms. Huett graduated from Gustavas Adolphus College and received her Masters in Theater from Yale University. Ms. Huett is also a director of WeightWatchers.com, Inc.

    RICHARD MCSORLEY. Mr. McSorley has served as our Chief Operating Officer for North America since January 2001. From 1992 until our purchase of Weighco, Mr. McSorley served in various capacities with Weighco Enterprises, Inc., including as President since 1995 and Chief Executive Officer since 1996.
Mr. McSorley received his B.A. degree from Villanova University, and an M.B.A. from the University of Pittsburgh.

    CLIVE BROTHERS. Mr. Brothers has served as our Chief Operating Officer for Europe since February 2001. Mr. Brothers joined our company in 1985 as a marketing manager in the United Kingdom. In 1990, Mr. Brothers was appointed General Manager, France and was appointed Vice President, Continental Europe in 1993. Mr. Brothers received a B.A. from Leeds Polytechnic in England and a diploma in Marketing from the Chartered Institute of Marketing.

    SCOTT R. PENN. Scott Penn has been a Vice President of our Australasia operations since September 1999. Mr. Penn joined our company in 1994 as a Marketing Services Manager in Australia. In 1996, he was promoted to Group Marketing Manager in Australia and in 1997 he was promoted to General Manager--Marketing and Finance.

    THOMAS S. KIRITSIS. Mr. Kiritsis has served as our Vice President, Chief Financial Officer since joining our company in May 2000. From June 1994 to April 2000, he was Senior Vice President of Finance of Olsten Corporation. Mr. Kiritsis received a B.B.A. in Accounting from Hofstra University and is a certified public accountant.

    ROBERT W. HOLLWEG. Mr. Hollweg has served as our Vice President, General Counsel and Secretary since January 1998. He joined our company in 1969 as an Assistant Counsel in the law department. He transferred to the Heinz law department subsequent to Heinz's acquisition of our company in 1978 and served there in various capacities. He rejoined us after Artal Luxembourg acquired our company in September 1999. Mr. Hollweg graduated from Fordham University and received his Juris Doctor degree from Fordham University School of Law. He is a member of the American and New York State Bar Associations and a former President of the International Trademark Association.


    RAYMOND DEBBANE. Mr. Debbane has been our Chairman of the Board of Directors since our acquisition by Artal Luxembourg on September 29, 1999.
Mr. Debbane is a co-founder and President of The Invus Group, Ltd. Prior to forming The Invus Group, Ltd. in 1985, Mr. Debbane was a manager and consultant for The Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business, an M.S. in Food Science and Technology from the University of California, Davis and a B.S. in Agricultural Sciences and Agricultural Engineering from American University of Beirut. Mr. Debbane is a director of Artal Group S.A., Ceres, Inc., Financial Technologies
International Inc. and Nellson Nutraceutical, Inc. Mr. Debbane is also the Chairman of the Board of Directors of WeightWatchers.com, Inc. and served as a director of Keebler Foods Company from 1996 to 1999.


    JONAS M. FAJGENBAUM. Mr. Fajgenbaum has been a director of our company since our acquisition by Artal Luxembourg on September 29, 1999. Mr. Fajgenbaum is a Managing Director at The Invus Group, Ltd., which he joined in 1996. Prior to joining The Invus Group, Ltd., Mr. Fajgenbaum was a consultant for McKinsey & Company in New York from 1994 to 1996. He graduated with a B.S. from the Wharton School of Business and a B.A. in Economics from the University of Pennsylvania in 1994.

    SACHA LAINOVIC. Mr. Lainovic has been a director of our company since our acquisition by Artal Luxembourg on September 29, 1999. Mr. Lainovic is a co-founder and Executive Vice President of The Invus Group, Ltd. Prior to forming The Invus Group, Ltd. in 1985, Mr. Lainovic was a manager and consultant for the Boston Consulting Group in Paris, France. He holds an M.B.A. from Stanford Graduate School of Business and an M.S. in engineering from Insa de Lyon in Lyon, France. Mr. Lainovic is a director of WeightWatchers.com, Inc., Financial Technologies International Inc., Nellson Nutraceutical, Inc. and Unwired Australia Pty Limited, and also served as a director of Keebler Foods Company from 1996 to 1999.

    CHRISTOPHER J. SOBECKI. Mr. Sobecki has been a director of our company since our acquisition by Artal Luxembourg on September 29, 1999. Mr. Sobecki, a Managing Director of The Invus Group, Ltd., joined the firm in 1989. He received an M.B.A. from Harvard Business School. He also obtained a B.S. in Industrial Engineering from Purdue University. Mr. Sobecki is a director of WeightWatchers.com, Inc., Nellson Nutraceutical, Inc., Financial Technologies International Inc. and iLife, Inc. He also served as a director of Keebler Foods Company from 1996 to 1998.

BOARD OF DIRECTORS

    Our board of directors is currently comprised of five directors. We expect our board of directors to consist of nine members within twelve months of this offering. We expect to add two independent members to our board of directors within three months after the consummation of this offering and a third independent member to our board of directors within 12 months after the consummation of this offering.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION PROGRAMS

    Our board of directors oversees the compensation programs of our company, with particular attention to the compensation for our Chief Executive Officer and the other executive officers. It is the responsibility of our board of directors to review, recommend and approve changes to our compensation policies and benefits programs, to administer our stock plans, including approving stock option grants to executive officers and other stock option grants, and to otherwise ensure that our compensation philosophy is consistent with the best interests of our company and is properly implemented.

    Our compensation philosophy is to (a) provide a competitive total compensation package that enables us to attract and retain key executive and employee talent needed to accomplish our goals and (b) directly link compensation to improvements in our company's financial and operational performance.

    Total compensation is comprised of a base salary plus both cash and non-cash incentive compensation, and is based on our financial performance and other factors, and is delivered through a combination of cash and equity-based awards. This approach results in overall compensation levels which follow our financial performance.

    Our board of directors reviews each senior executive officer's base salary annually. In determining appropriate base salary levels, consideration is given to the officer's impact level, scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in relevant executive labor markets.

    Our board of directors believes that granting stock options provides officers with a strong economic interest in maximizing shareholder returns over the longer term. We believe that the practice of granting stock options is critical to retaining and recruiting the key talent necessary at all employee levels to ensure our continued success.

    Our board of directors will continue to monitor our compensation program in order to maintain the proper balance between cash compensation and equity-based incentives and may consider further revisions in the future, although it is expected that equity-based compensation will remain one of the principal components of compensation.

COMMITTEES OF OUR BOARD OF DIRECTORS

    The standing committees of our board of directors will consist of an audit committee and a compensation and benefits committee.

AUDIT COMMITTEE

    The principal duties of our audit committee are as follows:

    - to oversee that our management has maintained the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

    - to oversee that our management has established and maintained processes to assure that an adequate system of internal control is functioning;

    - to oversee that our management has established and maintained processes to assure our compliance with all applicable laws, regulations and corporate policy;

    - to review our annual and quarterly financial statements prior to their filing or prior to the release of earnings; and

    - to review the performance of the independent accountants and make recommendations to the board of directors regarding the appointment or termination of the independent accountants.

    The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

    We plan to appoint two independent members of the audit committee within three months following this offering and the third independent member within twelve months after the consummation of this offering.

COMPENSATION AND BENEFITS COMMITTEE

    The principal duties of the compensation and benefits committee are as follows:

    - to review key employee compensation policies, plans and programs;

    - to monitor performance and compensation of our employee-director, officers and other key employees;

    - to prepare recommendations and periodic reports to the board of directors concerning these matters; and

    - to function as the committee which administers the incentive programs referred to in "Executive Compensation" below.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers has served as a director or member of the compensation and benefits committee, or other committee serving an equivalent function, of any entity of which an executive officer is expected to serve as a member of our compensation and benefits committee.

CLASSES AND TERMS OF DIRECTORS

    Our board of directors is divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year's annual meeting of shareholders. As of the date of this prospectus, the following individuals are directors and will serve for the terms indicated:

    Class 1 Directors (term expiring in 2002)

       Raymond Debbane

       Jonas M. Fajgenbaum

    Class 2 Directors (term expiring in 2003)

       Sacha Lainovic

       Christopher J. Sobecki

    Class 3 Director (term expiring in 2004)

       Linda Huett

EXECUTIVE COMPENSATION

    The following table sets forth for the twelve months ended December 30, 2000, and for the fiscal years ended April 29, 2000 and April 24, 1999, the compensation paid to our President and Chief Executive Officer and to each of the next four most highly compensated executive officers whose total annual salary and bonus was in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                          -------------------------------------------
                                                                                            AWARDS
                                                                          -------------------------------------------
                                                                              SECURITIES UNDERLYING OPTIONS (NO.
                                                    TWELVE MONTH PERIOD                    AWARDED)
                                                       COMPENSATION       -------------------------------------------
                                                    -------------------    WEIGHT
NAME AND PRINCIPAL POSITION  TWELVE MONTHS ENDED     SALARY     BONUS     WATCHERS   WEIGHTWATCHERS.COM(4)   HEINZ(4)
---------------------------  -------------------    --------   --------   --------   ---------------------   --------
Linda Huett                   December 30, 2000(3)  $236,565   $283,351   141,161                --               --
  President and               April 29, 2000         183,750    215,159   282,322            11,385               --
  Chief Executive Officer     April 24, 1999         138,574    219,435        --                --           40,000

Clive Brothers                December 30, 2000(3)   170,148    154,215        --                --               --
  Chief Operating Officer,    April 29, 2000         143,423    158,597   282,322            11,385               --
  Europe                      April 24, 1999         138,574    219,435        --                --           40,000

Scott R. Penn                 December 30, 2000(3)   124,758     78,059        --                --               --
  Vice President,             April 29, 2000          63,508     86,134   282,322            11,385               --
  Australasia                 April 24, 1999          47,756     18,600        --                --               --

Thomas S. Kiritsis(1)         December 30, 2000      130,798    160,035   282,322            11,385               --
  Vice President and
  Chief Financial Officer

Robert W. Hollweg(2)          December 30, 2000(3)   142,510    100,013        --                --               --
  Vice President, General     April 29, 2000          70,500     67,349   282,322            11,385               --
  Counsel and Secretary


                                ALL OTHER
NAME AND PRINCIPAL POSITION  COMPENSATION(5)
---------------------------  ---------------
Linda Huett                      $84,531
  President and                  288,905
  Chief Executive Officer             --
Clive Brothers                    29,639
  Chief Operating Officer,        12,908
  Europe                              --
Scott R. Penn                     28,484
  Vice President,                 15,930
  Australasia                     16,391
Thomas S. Kiritsis(1)             26,747
  Vice President and
  Chief Financial Officer
Robert W. Hollweg(2)              43,519
  Vice President, General         11,325
  Counsel and Secretary


------------------------------

(1) Mr. Kiritsis joined our company on May 1, 2000.

(2) Mr. Hollweg rejoined our company in September 1999. Prior to that time, he was an employee of Heinz.

(3) Effective April 30, 2000, we changed our fiscal year end from the last Saturday in April to the Saturday closest to December 31. To accurately reflect annual compensation, the compensation reported for the twelve months ended December 30, 2000 has been derived from the compensation for the eight months ended December 30, 2000, plus the compensation for the four months ended April 29, 2000, except that we have not included the shares underlying the options issued in respect of WeightWatchers.com shares in the executive officer's compensation for the twelve months ended December 30, 2000 because this grant of options is reflected in the executive officer's compensation for the twelve months ended April 29, 2000. As a result, there is overlap in the compensation reported for the twelve months ended December 30, 2000 and the twelve months ended April 29, 2000.

(4) Awards of options with respect to shares of WeightWatchers.com common stock owned by us were made to the named executives under our WeightWatchers.com 1999 Stock Incentive Plan of Weight Watchers International, Inc. and Subsidiaries. Awards of options with respect to Heinz common stock were made to the named executives under the Heinz 1996 Stock Option Plan prior to our acquisition by Artal Luxembourg from Heinz on September 29, 1999.

(5) Includes amounts contributed under our 401(k) savings plan and our non-qualified executive profit sharing plan of $61,642 for Ms. Huett, $10,394 for Mr. Brothers, $17,466 for Mr. Penn, $22,159 for Mr. Kiritsis and $32,575 for Mr. Hollweg. Includes contributions to the U.K. Pension Plan of $10,281 for Mr. Brothers. Also includes auto lease expense for named executives.

    In December 1999, our board of directors adopted the "1999 Stock Purchase and Option Plan of Weight Watchers International, Inc. and Subsidiaries" under which selected employees were afforded the opportunity to purchase shares of our common stock and/or were granted options to purchase shares of our common stock. The number of shares available for grant under this plan is 7,058,040 shares of our authorized common stock. The following table sets forth information regarding options granted during the twelve months ended December 30, 2000 to the named executive officers under our stock purchase and option plan.

       WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES OPTION GRANTS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 30, 2000

                                                             INDIVIDUAL GRANTS
                                   ---------------------------------------------------------------------
                                                 PERCENT OF
                                                TOTAL OPTIONS
                                                 GRANTED TO
                                   NUMBER OF    EMPLOYEES IN
                                   SECURITIES   TWELVE MONTHS   EXERCISE OR
                                   UNDERLYING       ENDED       BASE PRICE                    GRANT DATE
                                    OPTIONS     DECEMBER 30,       (PER        EXPIRATION      PRESENT
NAME                               GRANTED(1)      2000(2)        SHARE)          DATE         VALUE(3)
----                               ----------   -------------   -----------   -------------   ----------
Linda Huett......................   141,161          28.6%         $2.13      July 4, 2010     $138,600
Thomas S. Kiritsis...............   282,322          57.1%         $2.13      June 14, 2010    $279,000

--------------------------

(1) Options were granted during the twelve months ended December 30, 2000 under the terms of our option plan. No options under the plan were exercised during the twelve months ended December 30, 2000. Options are exercisable based on vesting provisions outlined in the agreement.

(2) Percentage of total options granted are based on total grants made to all employees during the twelve months ended December 30, 2000.


(3) The estimated grant date's present value is determined using the Black-Scholes model. The adjustments and assumptions incorporated in the Black-Scholes model in estimating the value of the grants include the following: (a) the exercise price of the options equals the fair market value of the underlying stock on the date of grant; (b) an option term of 10 years; (c) dividend yield and volatility of 0%; and (d) a risk free interest rate ranging from 6.20% to 6.26%. The ultimate value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of our common stock over the exercise price of the option.


    Under our 1999 Stock Purchase and Option Plan, we have the ability to grant stock options, restricted stock, stock appreciation rights and other stock-based awards. Generally, stock options granted under this plan vest and become exercisable in annual increments over five years with respect to one-third of options granted, and the remaining two-thirds of the options vest on the ninth anniversary of the date the options were granted, subject to accelerated vesting upon our achievement of certain performance targets. In any event, the options that vest over five years automatically become fully vested upon the occurrence of a change in control of our company.

    In April 2000, our board of directors adopted the "WeightWatchers.com Stock Incentive Plan of Weight Watchers International, Inc. and Subsidiaries" pursuant to which selected employees were granted options to purchase shares of WeightWatchers.com common stock. The number of shares available for grant under this plan is 400,000 shares of authorized common stock of WeightWatchers.com. The following table sets forth information regarding options granted during the twelve months ended December 30, 2000 to the named executive officers under the WeightWatchers.com option plan.

                    WEIGHTWATCHERS.COM OPTION GRANTS FOR THE
                     TWELVE MONTHS ENDED DECEMBER 30, 2000

                                                            INDIVIDUAL GRANTS
                                -------------------------------------------------------------------------
                                                PERCENT OF
                                               TOTAL OPTIONS
                                                GRANTED TO
                                NUMBER OF      EMPLOYEES IN
                                SECURITIES   THE TWELVE MONTHS   EXERCISE OR
                                UNDERLYING         ENDED         BASE PRICE                    GRANT DATE
                                 OPTIONS       DECEMBER 30,         (PER        EXPIRATION      PRESENT
NAME                            GRANTED(1)        2000(2)          SHARE)          DATE        VALUE (3)
----                            ----------   -----------------   -----------   -------------   ----------
Linda Huett...................    11,385            7.0%            $0.50      June 14, 2010     $2,619
Clive Brothers................    11,385            7.0%            $0.50      June 14, 2010     $2,619
Scott R. Penn.................    11,385            7.0%            $0.50      June 14, 2010     $2,619
Thomas S. Kiritsis............    11,385            7.0%            $0.50      June 14, 2010     $2,619
Robert W. Hollweg.............    11,385            7.0%            $0.50      June 14, 2010     $2,619

------------------------

(1) Options were granted during the twelve months ended December 30, 2000 under the terms of the option plan. Options are exercisable based on vesting provisions outlined in the agreement.

(2) Percentage of total options granted are based on total grants made to our employees during the twelve months ended December 30, 2000.


(3) The estimated grant date's present value is determined using the Black-Scholes model. The adjustments and assumptions incorporated in the Black-Scholes model in estimating the value of the grants include the following: (a) price paid per share of $0.50; (b) an option term of 10 years; (c) dividend yield and volatility of 0%; and (d) a risk free interest rate of 6.26%. The ultimate value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of WeightWatchers.com common stock over the exercise price of the option.


    Under our WeightWatchers.com Stock Incentive Plan, we have the ability to grant stock options, restricted stock, stock appreciation rights and other stock-based awards on shares of WeightWatchers.com common stock. Generally, stock options vest with respect to 25% of shares subject to the options on the first anniversary of the date of grant, with the remaining 75% vesting annually on a ratable basis over three years. These options are not exercisable until the earlier to occur of (x) six months after the tenth anniversary of the date the option was granted and (y) a public offering of WeightWatchers.com common stock or a private sale of the stock in which an employee holding stock is entitled to participate under the terms of the sale participation agreement entered into with Artal Luxembourg.

    The following tables set forth the number and value of securities underlying unexercised options held by each of our executive officers listed on the Summary Compensation Table above as of the twelve months ended December 30, 2000. None of our executive officers exercised any options in the twelve months ended December 30, 2000, and we do not have any stock appreciation rights.

                             AGGREGATED OPTIONS/SAR
                      VALUES AS OF THE TWELVE MONTHS ENDED
                               DECEMBER 30, 2000

                                                                       NUMBER OF WEIGHT WATCHERS     VALUE OF WEIGHT WATCHERS
                                                                              SECURITIES                    UNEXERCISED
                                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                                               SHARES                       OPTIONS/SARS AT               OPTIONS/SARS AT
                                            ACQUIRED IN     VALUE         TWELVE MONTHS ENDED           TWELVE MONTHS ENDED
NAME                                        EXERCISE (#)   REALIZED        DECEMBER 30, 2000             DECEMBER 30, 2000
----                                        ------------   --------   ---------------------------   ---------------------------
                                                                      EXERCISABLE   UNEXERCISABLE
                                                                          (#)            (#)        EXERCISABLE   UNEXERCISABLE
                                                                      -----------   -------------   -----------   -------------
Linda Huett...............................        --          --         105,871        317,612      $202,500       $607,500
Clive Brothers............................        --          --          70,581        211,742      $135,000       $405,000
Scott R. Penn.............................        --          --          70,581        211,742      $135,000       $405,000
Thomas S. Kiritsis........................        --          --          70,581        211,742      $135,000       $405,000
Robert W. Hollweg.........................        --          --          70,581        211,742      $135,000       $405,000

                                  NUMBER OF
                             WEIGHTWATCHERS.COM                 VALUE OF                      NUMBER OF
                                 SECURITIES                WEIGHTWATCHERS.COM             HEINZ SECURITIES
                           UNDERLYING UNEXERCISED             IN-THE-MONEY             UNDERLYING UNEXERCISED
                               OPTIONS/SARS AT               OPTIONS/SARS AT               OPTIONS/SARS AT
                             TWELVE MONTHS ENDED           TWELVE MONTHS ENDED           TWELVE MONTHS ENDED
NAME                          DECEMBER 30, 2000             DECEMBER 30, 2000             DECEMBER 30, 2000
----                     ---------------------------   ---------------------------   ---------------------------
                         EXERCISABLE   UNEXERCISABLE                                 EXERCISABLE   UNEXERCISABLE
                             (#)            (#)        EXERCISABLE   UNEXERCISABLE       (#)            (#)
                         -----------   -------------   -----------   -------------   -----------   -------------
Linda Huett............     2,846          8,539              --             --         40,000            --
Clive Brothers.........     2,846          8,539              --             --         40,000            --
Scott R. Penn..........     2,846          8,539              --             --             --            --
Thomas S. Kiritsis.....     2,846          8,539              --             --             --            --
Robert W. Hollweg......     2,846          8,539              --             --             --            --


                               VALUE OF HEINZ
                                IN-THE-MONEY
                               OPTIONS/SARS AT
                             TWELVE MONTHS ENDED
NAME                          DECEMBER 30, 2000
----                     ---------------------------

                         EXERCISABLE   UNEXERCISABLE
                         -----------   -------------
Linda Huett............         --             --
Clive Brothers.........         --             --
Scott R. Penn..........         --             --
Thomas S. Kiritsis.....         --             --
Robert W. Hollweg......         --             --

DIRECTOR COMPENSATION

    Our executive directors and our directors who are associated with The Invus Group, Ltd. do not receive compensation except in their capacity as officers or employees. We have not yet determined our compensation policy with respect to our independent directors.

EMPLOYMENT AGREEMENTS AND SEVERANCE POLICIES

    We are in the process of establishing a severance policy to cover all full-time salaried employees. It is intended that the severance policy will provide continuation of base salary for employees for some period of time after an individual's employment is terminated under specified circumstances. We are still in the process of establishing the guidelines for this policy.

EXECUTIVE SAVINGS AND PROFIT SHARING PLAN

    We sponsor a savings plan for salaried and eligible hourly employees. This defined contribution plan provides for employer matching contributions up to 100% of the first 3% of an employee's eligible compensation. The savings plan also permits employees to contribute between 1% percent and 13% of eligible compensation on a pre-tax basis.

    The savings plan also contains a profit sharing component for full time salaried employees that are not key management personnel, which provides for a guaranteed monthly employer contribution for each participant based on the participant's age and a percentage of the participant's eligible compensation. In addition, the profit sharing plan has a supplemental employer contribution component, based on our achievement of certain annual performance targets, and a discretionary contribution component.

    We also established an executive profit sharing plan, which provides a non-qualified profit sharing plan for key management personnel who are not eligible to participate in our profit sharing plan. This non-qualified profit sharing plan has similar features to our profit sharing plan.

                           RELATED PARTY TRANSACTIONS

    THE SUMMARIES OF THE AGREEMENTS DESCRIBED BELOW ARE NOT COMPLETE. YOU SHOULD READ THE AGREEMENTS IN THEIR ENTIRETY, WHICH HAVE BEEN FILED WITH THE SEC AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

SHAREHOLDERS' AGREEMENTS

    Simultaneously with the closing of our acquisition by Artal Luxembourg, we entered into a shareholders' agreement with Artal Luxembourg and Heinz that governs our relationship surrounding our common stock. Subsequent transferees of Artal Luxembourg and Heinz must, subject to limited exceptions, agree to be bound by the terms and provisions of the agreement. Heinz has sold all shares of our common stock held by it and accordingly no longer has any rights or obligations under this agreement. We and Artal Luxembourg recently terminated this agreement.


    Shortly after our acquisition by Artal Luxembourg, we entered into a shareholders' agreement with Artal Luxembourg and Merchant Capital, Inc., Richard and Heather Penn, Longisland International Limited, Envoy Partners and Scotiabanc, Inc. that governs our relationship surrounding our common stock held by these parties other than Artal Luxembourg. Without the consent of Artal Luxembourg, transfers of our common stock by these shareholders are restricted with certain exceptions. Subsequent transferees of our common stock must, subject to limited exceptions, agree to be bound by the terms and provisions of the agreement. Additionally, this agreement provides the shareholders with the right to participate pro rata in certain transfers of our common stock by Artal Luxembourg and grants Artal Luxembourg the right to require the other shareholders to participate on a pro rata basis in certain transfers of our common stock by Artal Luxembourg.


REGISTRATION RIGHTS AGREEMENT

    Simultaneously with the closing of our acquisition by Artal Luxembourg, we entered into a registration rights agreement with Artal Luxembourg and Heinz. The registration rights agreement grants Artal Luxembourg the right to require us to register its shares of our common stock for public sale under the Securities Act (1) upon demand and (2) in the event that we conduct certain types of registered offerings. Heinz has sold all shares of our common stock held by it and accordingly no longer has any rights under this agreement. Merchant Capital, Inc., Richard and Heather Penn, Longisland International Limited, Envoy Partners and Scotiabanc, Inc. became parties to this registration rights agreement under joinder agreements, and each acquired the right to require us to register and sell their stock in the event that we conduct certain types of registered offerings.

PREFERRED SHAREHOLDERS' AGREEMENT

    Simultaneously with the closing of our acquisition by Artal Luxembourg, we entered into a preferred shareholders' agreement with Heinz that governs our relationship concerning our Series A Preferred Stock. Subsequent transferees of Heinz, subject to limited exceptions, must agree to be bound by the terms and provisions of this agreement. Artal Luxembourg and we have a preemptive right to acquire the preferred stock from Heinz if Heinz receives an offer to purchase any or all of its preferred stock from a third party and it wishes to accept the offer. As a result of this offering, Heinz has the right to require us to redeem any or all of its shares of our preferred stock. This right, however, is limited by the provisions contained in our credit agreement and the indentures pursuant to which our senior subordinated notes were issued.

PUT/CALL AGREEMENT

    On April 18, 2001, we entered into a Put/Call Agreement with Heinz. Under this agreement, Heinz has an option to sell and we have an option to purchase all of our common stock currently owned by Heinz. Heinz has sold to us all 6,719,254 shares of our common stock held by it for an aggregate purchase price of $27.1 million.

LIMITED LIABILITY COMPANY AGREEMENT

    Simultaneously with the closing of our acquisition by Artal Luxembourg, we contributed $2,500 in exchange for a 50% membership interest in WW Foods, LLC, a Delaware limited liability company. Heinz owns the remaining 50% interest. The purpose of WW Foods is to own, maintain and preserve WEIGHT WATCHERS food and beverage trademarks that were contributed to it by Heinz. WW Foods serves as the vehicle for licensing rights in those food and beverage trademarks to us and to Heinz, and for the licensing of program information by our company to Heinz.

LICENSING AGREEMENTS

    The licensing agreements govern the ownership and rights to use the WEIGHT WATCHERS and other trademarks, service marks and related rights among our company, Heinz and WW Foods. As described below, the licensing agreements address the parties' respective ownership and rights to use food and beverage trademarks, service marks, program standards, program information, program information trademarks and third party licenses. Heinz is also a party to the operating agreement, which helps preserve and enhance these trademarks, service marks and related rights and facilitates their orderly use by each party.

FOOD AND BEVERAGE TRADEMARKS

    Under the licensing agreements, we distributed to Heinz and Heinz contributed to WW Foods all WEIGHT WATCHERS trademarks and other trademarks we owned relating to food and beverage products. However, Heinz retained certain trademarks previously used by Heinz in connection with those food and beverage trademarks that do not include the WEIGHT WATCHERS name (including, for example, SMART ONES), which we distributed to Heinz. At the closing of our acquisition by Artal Luxembourg, WW Foods granted an exclusive, worldwide, royalty-free, perpetual license to use the food and beverage trademarks:

    - to Heinz, for worldwide use on food products in specified product categories (including frozen dinners, frozen breakfasts, frozen desserts (excluding ice cream), frozen pizza and pizza snacks, frozen potatoes, frozen rice products, ketchup, tomato sauce, gravy, canned tuna or salmon products, soup, noodles (excluding pasta), and canned beans and pasta products), and for use only in Australia and New Zealand in specified additional food product categories (including mayonnaise, frozen vegetables, canned fruits and canned vegetables); and

    - to us, for use on all other food and beverage products.

    We may promote, endorse and sell any of these licensed products through our classroom business and related activities, subject to non-competition provisions with Heinz. Additionally, we may continue to sell any food and beverage product (or comparable product) sold by us in a particular country within the year preceding the closing of our acquisition by Artal Luxembourg, even if that product has been exclusively licensed to Heinz. However, we may do so only within that country and by using the same channels of distribution through which the product was sold during that one-year period.

    Some of the food and beverage trademarks and trademark applications were not distributed to Heinz for contribution to WW Foods. These trademarks and trademark applications include:

    - trademarks consisting of registrations in multiple trademark classes, where the classes include both food and beverage product classes and classes relating to other types of products or services;

    - pending applications that could not be transferred until a registration is granted;

    - trademark registrations and applications in countries that do not recognize ownership of trademarks by an entity such as WW Foods;

    - trademark registrations and applications in countries where the local law imposes restrictions or limitations on the ownership or registration of similar trademarks by unrelated parties; and

    - program information trademarks (as defined below).

We retained legal ownership of these types of food and beverage trademarks, which we hold in custody for the benefit of WW Foods.

    At the closing of our acquisition by Artal Luxembourg, we granted to Heinz an exclusive, worldwide, royalty-free license to use those food and beverage trademarks (or any portion covering food and beverage products) that we hold in custody for the benefit of WW Foods in connection with the other products licensed to Heinz by WW Foods. We have undertaken to contribute any of these custodial trademarks (or any portion covering food and beverage products) to WW Foods if WW Foods determines that the transfer may be achieved under local law. If local law does not permit an existing registration in multiple trademark classes to be severed so as to reflect separate ownership of registrations in food and beverage product classes from registrations in classes covering other types of products or services, (1) WW Foods will apply for new registrations to cover the food and beverage products, (2) we will cancel the portion of the multi-class registration covering food and beverage products upon issuance of the new registrations and (3) we will retain ownership of all remaining portions of the multi-class registration. Heinz will pay us an annual fee of $1.2 million until September 2004 in exchange for our serving as the custodian of the food and beverage trademarks held for the benefit of WW Foods.

OTHER MARKS

    We retain exclusive ownership of all service marks and trademarks other than food and beverage trademarks and, except for the rights granted to WW Foods and to Heinz, we have the exclusive right to use all these marks for any purpose, including their use as trademarks for all products other than food and beverage products.

PROGRAM STANDARDS

    We have exclusive control of the dietary principles to be followed in any eating or lifestyle regimen to facilitate weight loss or weight control employed by the classroom business such as WINNING POINTS. Except for specified limitations concerning products currently sold and extensions of existing product lines, Heinz may use the food and beverage related trademarks only on Heinz licensed products that have been specially formulated to be compatible with our dietary principles. We have exclusive responsibility for enforcing compliance with our dietary principles.

PROGRAM INFORMATION AND PROGRAM INFORMATION TRADEMARKS

    We retain exclusive ownership of all program information, consisting of:

    - all information and know-how relating to any weight-loss program;

    - all terminology; and

    - all trademarks or service marks used to identify the programs or terminology.

    We granted an exclusive, worldwide, royalty-free license to WW Foods (for sublicense to Heinz) to use the terminology and the related trademarks and service marks, and we provided WW Foods (and through it, Heinz) with access to and a right to use this information as may be reasonably necessary to develop, manufacture or market food and beverage products in accordance with our dietary principles. Heinz granted a worldwide, royalty-free license to WW Foods to use improvements that Heinz may develop in the course of its use of our dietary principles or weight-loss program, which WW Foods sublicensed in turn to us.

THIRD PARTY LICENSES

    Under the licensing agreements, we assigned to Heinz all licenses that we previously granted to third parties, and Heinz retained all existing sublicenses granted by it to third parties under a license previously granted to Heinz, that relate to the manufacture, distribution or sale of food and beverage products. Heinz assumed our obligations under these third party licenses, and has the right to collect and keep all proceeds from them until September 2004. Ownership of these licenses, to the extent they pertain to products licensed to us by WW Foods, will be transitioned to us over the five-year period following our acquisition by Artal Luxembourg. All proceeds from any of these licenses that cannot be transitioned to us by September 2004 will be collected by Heinz and paid over to us. Any sublicense that we or Heinz grant after the closing of our acquisition by Artal Luxembourg relating to use of our food and beverage related trademarks must conform to the terms of the WW Foods licenses granted to Heinz and our company.

    Effective May 3, 2001, we agreed to manage these third party licenses under an agreement with Heinz dated April 30, 2001 for a fee equal to 5% of the royalties from these licenses. This agreement also grants us an option, exercisible in our sole discretion, to buy the royalty stream from these licenses prior to September 29, 2004 at a price computed using a formula which adjusts for the then current royalty base, an assumed growth rate over the balance of the period, the 5% management fee, the custodial fee, an agreed discount rate and a tax rate.

HEINZ LICENSES

    Subsequent to our acquisition by Artal Luxembourg, we entered into three short-term licenses with Heinz and its affiliates regarding the manufacture and marketing of certain food products (not licensed to Heinz by WW Foods) under our brand in the United Kingdom, Australia and in New Zealand through WW Foods as described above. These products were ones that were manufactured and marketed by Heinz prior to our acquisition by Artal Luxembourg.

MANAGEMENT AGREEMENT

    Simultaneously with the closing of our acquisition by Artal Luxembourg, we entered into a management agreement with The Invus Group, Ltd., the independent investment advisor to Artal Luxembourg. Under this agreement, The Invus Group provides us with management, consulting and other services in exchange for an annual fee equal to the greater of one million dollars or one percent of our EBITDA (as defined in the indentures relating to our senior subordinated notes), plus any related out-of-pocket expenses. This agreement is terminable at the option of The Invus Group at any time or by us at any time after Artal Luxembourg owns less than a majority of our voting stock.

CORPORATE AGREEMENT

    We have entered into a corporate agreement with Artal Luxembourg. We have agreed that, so long as Artal Luxembourg beneficially owns 10% or more, but less than a majority of our then outstanding voting stock, Artal Luxembourg will have the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on our board. This right to nominate directors will not restrict Artal Luxembourg from nominating a greater number of directors.

    We have agreed with Artal Luxembourg that both Weight Watchers and Artal Luxembourg have the right to:

    - engage in the same or similar business activities as the other party;

    - do business with any customer or client of the other party; and

    - employ or engage any officer or employee of the other party.

Neither Artal Luxembourg nor we, nor our respective related parties, will be liable to each other as a result of engaging in any of these activities.

    Under the corporate agreement, if one of our officers or directors who also serves as an officer, director or advisor of Artal Luxembourg becomes aware of a potential transaction related primarily to the group education-based weight-loss business that may represent a corporate opportunity for both Artal Luxembourg and us, the officer, director or advisor has no duty to present that opportunity to Artal Luxembourg, and we will have the sole right to pursue the transaction if our board so determines. If one of our officers or directors who also serves as an officer, director or advisor of Artal Luxembourg becomes aware of any other potential transaction that may represent a corporate opportunity for both Artal Luxembourg and us, the officer or director will have a duty to present that opportunity to Artal Luxembourg, and Artal Luxembourg will have the sole right to pursue the transaction if Artal Luxembourg's board so determines. If one of our officers or directors who does not serve as an officer, director or advisor of Artal Luxembourg becomes aware of a potential transaction that may represent a corporate opportunity for both Artal Luxembourg and us, neither the officer nor the director nor we have a duty to present that opportunity to Artal Luxembourg, and we may pursue the transaction if our board so determines.

    If Artal Luxembourg transfers, sells or otherwise disposes of our then outstanding voting stock, the transferee will generally succeed to the same rights that Artal Luxembourg has under this agreement by virtue of its ownership of our voting stock, subject to Artal Luxembourg's option not to transfer those rights.

WEIGHTWATCHERS.COM NOTE

    On September 10, 2001, we amended and restated our loan agreement with WeightWatchers.com, increasing the aggregate commitment thereunder to $34.5 million. The principal amount may be advanced at any time or from time to time prior to July 31, 2003. The note bears interest at 13% per year, beginning on January 1, 2002, which interest, except as set forth below, shall be paid semi-annually starting on March 31, 2002. All principal outstanding under this note will be payable in six semi-annual installments, starting on March 31, 2004. The note may be prepaid at any time in whole or in part, without penalty. As of September 29, 2001, $26.2 million of principal was outstanding under this note. Any additional borrowings over the $26.2 million outstanding principal amount will begin bearing interest immediately.

WEIGHTWATCHERS.COM WARRANT AGREEMENTS

    Under the warrant agreements that we entered with WeightWatchers.com, we have received warrants to purchase an additional 6,394,997 shares of WeightWatchers.com's common stock in connection with the loans that we made to WeightWatchers.com under the note described above. These warrants will expire from November 24, 2009 to September 10, 2011 and may be exercised at a price of $7.14 per share of WeightWatchers.com's common stock until their expiration. We own 19.8% of the outstanding common stock of WeightWatchers.com, or 38.1% on a fully diluted basis (including the exercise of all options and all the warrants we own in WeightWatchers.com).

COLLATERAL ASSIGNMENT AND SECURITY AGREEMENT

    In connection with the WeightWatchers.com note, we entered into a collateral assignment and security agreement whereby we obtained a security interest in the assets of WeightWatchers.com. Our security interest in those assets will terminate when the note has been paid in full.

WEIGHTWATCHERS.COM INTELLECTUAL PROPERTY LICENSE


    We have entered into an amended and restated intellectual property license agreement with WeightWatchers.com that governs WeightWatchers.com's right to use our trademarks and materials related to the Weight Watchers program.



    The amended and restated license agreement grants WeightWatchers.com the exclusive right to (1) use any of our trademarks, service marks, logos, brand names and other business identifiers as part of a domain name for a website on the Internet; (2) use any of the domain names we own; (3) use any of our trademarks on the Internet and any other similar or related forms of interactive digital transmission that now exists or may be developed later (provided that we and our affiliates, franchisees, and licensees other than WeightWatchers.com can continue using the trademarks in connection with online advertising and promotion of activities conducted offline) and (4) use any materials related to the Weight Watchers program, including any text, artwork and photographs, and advertising, marketing and promotional materials on the Internet. The license agreement also grants WeightWatchers.com a non-exclusive right to (1) use any of our trademarks to advertise any approved activities that relate to its online weight-loss business and (2) create derivative works. All rights granted to WeightWatchers.com must be used solely in connection with the conduct of its online weight-loss business.


    Beginning in January 2002, WeightWatchers.com will pay us a royalty of 10% of the net revenues it earns through its online activities.

    We retain exclusive ownership of all of the trademarks and materials that we license to WeightWatchers.com and of the derivative works created by WeightWatchers.com.

    All of the rights granted to WeightWatchers.com in the license agreement are subject to our pre-existing agreements with third parties, including franchisees.

    The license agreement provides us with control over the use of our intellectual property. We will have the right to approve any e-commerce activities, any materials, sublicense, communication to consumers, products, privacy policy, strategies, marketing and operational plans WeightWatchers.com intends to use or implement in connection with its online weight-loss business. WeightWatchers.com is obligated to adhere to strict quality standards, usage guidelines and business criteria provided to WeightWatchers.com by us.

    WeightWatchers.com and we will jointly own user data collected through the website and both parties are required to adhere to the site's privacy policy.

WEIGHTWATCHERS.COM SERVICE AGREEMENT


    Simultaneously with the signing of the amended and restated intellectual property license, we entered into a service agreement with WeightWatchers.com, under which WeightWatchers.com provides the following types of services:


    - information distribution services, which include the hosting, displaying and distributing on the Internet of information relating to us and our affiliates and franchisees;

    - marketing services, which include the hosting, displaying and distributing on the Internet of information relating to our products and services such as our classroom meetings, the WEIGHT

      WATCHERS MAGAZINE and AT HOME and similar products and services from our affiliates and franchisees; and

    - customer communication services, which include establishing a means by which customers can communicate with us on the Internet to ask questions related to our products and services and the products and services of our affiliates and franchisees.

    We are required to pay for all expenses incurred by WeightWatchers.com directly attributable to the services it performs under this agreement, plus a fee of 10% of those expenses.

WEIGHTWATCHERS.COM SHAREHOLDERS' AGREEMENT

    We entered into a shareholders' agreement with WeightWatchers.com, Inc., Artal Luxembourg and Heinz that governs our and Artal Luxembourg's relationship with WeightWatchers.com as holders of its common stock. Heinz has sold all of its shares in WeightWatchers.com back to WeightWatchers.com and thus no longer has any rights under this agreement. Subsequent transferees of ours and of Artal Luxembourg must, except for some limited exceptions, agree to be bound by the terms and provisions of the agreement.

    The shareholders' agreement imposes on us restrictions on the transfer of common stock of WeightWatchers.com until the earlier to occur of
(1) September 29, 2004 and (2) WeightWatchers.com's initial public offering of common stock under the Securities Act, except for certain exceptions. We have the right to participate pro rata in certain transfers of common stock of WeightWatchers.com by Artal Luxembourg, and Artal Luxembourg has the right to require us to participate on a pro rata basis in certain transfers of WeightWatchers.com's common stock by it.

WEIGHTWATCHERS.COM REGISTRATION RIGHTS AGREEMENT

    We entered into a registration rights agreement with WeightWatchers.com, Artal Luxembourg and Heinz with respect to our shares in WeightWatchers.com. Heinz has resold all of its shares in WeightWatchers.com back to WeightWatchers.com and thus no longer has any rights under this agreement. The registration rights agreement grants Artal Luxembourg the right to require WeightWatchers.com to register its shares of WeightWatchers.com common stock upon demand and also grants us and Artal Luxembourg rights to register and sell shares of WeightWatchers.com's common stock in the event it conducts certain types of registered offerings.

WEIGHTWATCHERS.COM LEASE GUARANTEE

    We have guaranteed the performance of WeightWatcher.com's lease of its office space at 888 Seventh Avenue, New York, New York. The annual rental rate is $459,000 plus increases for operating expenses and real estate taxes. The lease expires in September 2003.

NELLSON CO-PACK AGREEMENT

    We entered into an agreement with Nellson Nutraceutical, a subsidiary of Artal Luxembourg, to purchase snack bar and powder products manufactured by Nellson Nutraceutical for sale at our meetings. Under the agreement, Nellson Nutraceutical agreed to produce sufficient snack bar products to fill our purchase orders within 30 days of Nellson Nutraceutical's receipt of these purchase orders, and we are not bound to purchase a minimum quantity of snack bar products. We purchased $4.9 million and $4.3 million, respectively, of products from Nellson Nutraceutical during the eight months ended December 30, 2000 and the twelve months ended April 29, 2000. The term of the agreement runs through December 31, 2004, and we have the option to renew the agreement for successive one-year periods by providing written notice to Nellson Nutraceutical.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock by (1) all persons known by us to own beneficially more than 5% of our common stock, (2) our chief executive officer and each of the named executive officers, (3) each director, (4) all directors and executive officers as a group and (5) each selling shareholder.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other shareholder.

    Our capital stock consists of our common stock and our preferred stock. As of September 29, 2001, there were 105,407,142 shares of our common stock and 1,000,000 shares of our preferred stock outstanding.


                                                                                    IMMEDIATELY AFTER
                                       AS OF SEPTEMBER 29, 2001    SHARES TO          THIS OFFERING
NAME OF                               --------------------------   BE SOLD IN   -------------------------
BENEFICIAL OWNER                        SHARES          PERCENT     OFFERING    SHARES(6)        PERCENT
----------------                      -----------       --------   ----------   ----------       --------
Artal Luxembourg S.A.(1)............   99,109,939         94.0%    16,047,516   83,062,423         78.8%
Linda Huett(2)(3)...................      199,979         *                --      199,978         *
Richard McSorley(2).................       94,108         *                --       94,108         *
Clive Brothers(2)(3)................      164,689         *                --      164,688         *
Scott R. Penn(2)(3)(4)..............      299,968         *                --      299,967         *
Thomas S. Kiritsis(2)(3)............      164,689         *                --      164,688         *
Robert W. Hollweg(2)(3).............      188,215         *                --      188,215         *
Raymond Debbane(5)(6)...............           --           --             --           --           --
Sacha Lainovic(6)...................           --           --             --           --           --
Christopher J. Sobecki(6)...........           --           --             --           --           --
Jonas M. Fajgenbaum(6)..............           --           --             --           --           --
All directors and executive officers
  as a group (10 people)............    1,111,644(3)       1.1%            --    1,111,644          1.1%
Richard and Heather Penn(3)(7)......    1,246,921          1.2%       941,072      305,849         *
Merchant Capital, Inc.(8)...........      941,072         *           152,375      788,697         *
Scotiabanc, Inc.(9).................      941,072         *           152,375      788,697         *
Longisland International
  Limited(10).......................      658,751         *           106,662      552,089         *


------------------------------

*   Less than 1.0%

(1) Artal Luxembourg may be contacted at 105, Grand-Rue, L-1661 Luxembourg, Luxembourg. The parent entity of Artal Luxembourg S.A. is Artal Group S.A. The address of Artal Group is the same as the address of Artal Luxembourg.

(2) Our officers may be contacted c/o Weight Watchers International, Inc., 175 Crossways Park West, Woodbury, New York, 11797.

(3) Includes shares subject to purchase upon exercise of options exercisable within 60 days after September 29, 2001, as follows: Ms. Huett 105,871 shares; Mr. Brothers 70,581 shares; Mr. Scott Penn 88,226 shares (includes 17,646 shares subject to options held by Mr. Scott Penn's spouse);
    Mr. Kiritsis 70,581 shares; Mr. Hollweg 70,581 shares; and Mr. Richard Penn 70,581 shares.

(4) Includes 70,581 shares of our common stock and vested options to purchase 17,646 shares of our common stock held by Mr. Scott Penn's spouse.

(5) Mr. Debbane is also a director of Artal Group. Artal Group is the parent entity of Artal Luxembourg. Mr. Debbane disclaims beneficial ownership of all shares owned by Artal Luxembourg.

(6) Our non-executive directors may be contacted c/o The Invus Group, Ltd., 135 East 57th Street, New York, New York 10022.

(7) From September 1999 to September 2001, Mr. Penn was a director of our company. Richard and Heather Penn may be contacted c/o Logo Incorporated Pty. Ltd., 502/1 Kirribilli Avenue, Kirribilli, N.S.W. 2061, Australia.

(8) Merchant Capital, Inc. may be contacted c/o Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010-3629.

(9) Scotiabanc, Inc. may be contacted at 600 Peachtree Street, NE, Atlanta, Georgia 30308.


(10) Longisland International Limited may be contacted c/o Altus Management, Le Regina, 13 Boulevard des Moulins, MC 98000 Monaco.


    In addition, certain of the selling shareholders have granted the underwriters the right to purchase up to an additional 2,610,000 shares of common stock to cover over-allotments. If the underwriters exercise this over-allotment option in full, Artal Luxembourg will beneficially own 76.4% of our common stock after this offering.

                          DESCRIPTION OF INDEBTEDNESS

    The following are summaries of the material terms and conditions of our principal indebtedness.

SENIOR CREDIT FACILITIES

    Our senior credit facilities are provided by a syndicate of banks and other financial institutions led by The Bank of Nova Scotia, as administrative agent, letter of credit issuer, co-lead arranger and co-book manager, and Credit Suisse First Boston, New York branch, as syndication agent, co-lead arranger and co-book manager. We and one of our subsidiaries are the borrowers under the senior credit facilities.

    Our senior credit facilities provide senior secured financing of up to $317.0 million, with outstanding borrowings, as of September 29, 2001, of $239.6 million, consisting of a $67.2 million term loan A facility, a $71.0 million term loan B facility, an $82.3 million transferable loan certificate facility, a $19.1 million term loan D facility and a $45.0 million revolving credit facility. As of September 29, 2001, $45.0 million was available under the revolving credit facility for additional borrowings. The term loan A facility matures on September 30, 2005, the term loan B facility matures on September 30, 2006, the transferable loan certificate facility matures on September 30, 2006, the term loan D facility matures on June 30, 2006 and the revolving credit facility matures on September 30, 2005.

    In addition to paying interest on outstanding principal under the senior credit facilities, we pay a commitment fee to the lenders under the revolving credit facility in respect of unused commitments at a rate equal to 0.50% per year.

    The credit facilities are subject to mandatory prepayment with, in general:

    - 100% of the proceeds of asset sales,

    - 75% of our excess cash flow (as defined in the agreements establishing the senior credit facilities) and

    - 50% of the proceeds of equity offerings by us.

    We may voluntarily repay outstanding loans under the senior credit facilities without penalty.

    The obligations under the senior credit facilities and the related documents are secured by a first priority lien upon substantially all of our domestic subsidiaries' real and personal property, and a pledge of substantially all of our domestic subsidiaries' common stock, as well as the common stock of certain of our significant foreign subsidiaries. Our obligations under the senior credit facilities are guaranteed by substantially all of our domestic subsidiaries, as well as certain of our significant foreign subsidiaries to the extent guarantees would not result in material increases in our taxes or liabilities.

    The senior credit facilities contain a number of covenants that, among other things, restrict our ability to:

    - dispose of assets,

    - incur additional indebtedness and issue preferred stock,

    - incur guarantee obligations,

    - repay other indebtedness,

    - make specified restricted payments and dividends,

    - create liens on assets,

    - make investments, loans or advances,

    - make specified acquisitions,

    - engage in mergers or consolidations,

    - make capital expenditures, or

    - enter into sale and leaseback transactions.

    In addition, under the senior credit facilities, we are required to comply with specified financial ratios and tests, including minimum fixed charge coverage and interest coverage ratios and maximum leverage ratios. The senior credit facilities also contain customary events of default.

SENIOR SUBORDINATED NOTES

    On September 29, 1999, we sold $150,000,000 aggregate principal amount of 13% senior subordinated notes due 2009 and E100,000,000 aggregate principal amount of 13% senior subordinated notes due 2009 to initial purchasers, Credit Suisse First Boston Corporation and Scotia Capital Markets (USA) Inc. Interest on the notes is due on April 1 and October 1 of each year, and the maturity date of the notes is October 1, 2009.

    Each of our subsidiaries that is a guarantor under our senior credit facilities jointly and severally guarantees the notes on a full and unconditional basis.

    The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness, including all of our borrowings under our senior credit facilities. The note guarantees are unsecured and subordinated in right of payment to all existing and future senior indebtedness of our subsidiary guarantors, including all guarantees of our subsidiary guarantors under our senior credit facilities.

    We cannot redeem the notes until October 1, 2004, except as described below. After October 1, 2004, we can redeem some or all of the notes at specified redemption prices, plus accrued interest to the redemption date. In addition, at any time and from time to time before October 1, 2002, we can redeem up to 35% of the original principal amount of each series of notes with money that we raise in equity offerings, as long as we pay holders a redemption price of 113% of the principal amount of the notes we redeem, plus accrued interest and at least 65% of the original principal amount of each series of notes issued remains outstanding after each redemption.

    If there is a change of control (as defined in the indentures), we must give holders of the notes the opportunity to sell us their notes at a purchase price of 101% of their principal amount, plus accrued interest, unless (a) we have previously provided to the trustee under the indentures governing the notes an irrevocable notice of redemption to redeem all outstanding notes at a time when redemption is permitted under the indentures or (b) we have exercised our option, upon a change of control, to call the notes at a redemption price equal to 100% of the principal amount thereof, plus a premium, plus accrued interest.

    The indentures governing the notes contain covenants that limit our ability and that of our subsidiary guarantors, subject to important exceptions and qualifications, to, among other things:

    - incur additional indebtedness and issue preferred stock,

    - pay dividends or distributions on, or redeem or repurchase, our capital stock,

    - make investments,

    - transfer or sell assets, and

    - consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of (1) 1.0 billion shares of common stock, no par value, of which 105,407,142 million shares are issued and outstanding and (2) 250,000,000 shares of preferred stock, no par value, of which 1,000,000 shares are issued and outstanding. As of September 29, 2001, there were 52 holders of our common stock. The following description of our capital stock and related matters is qualified in its entirety by reference to our articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

    The following summary describes elements of our articles of incorporation and bylaws after giving effect to the offering.

COMMON STOCK

    VOTING RIGHTS. The holders of our common stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, a holder of more than 50% of the shares of our common stock can, if it so chooses, elect all of our directors. In that event, the holders of the remaining shares will not be able to elect any directors.

    DIVIDEND RIGHTS. All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources. Our senior credit facilities and indentures impose restrictions on our ability to declare dividends with respect to our common stock.

    LIQUIDATION RIGHTS. Upon liquidation or dissolution of our company, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to shareholders after payment of all of our prior obligations, including our preferred stock.

    OTHER MATTERS. The holders of our common stock have no preemptive or conversion rights and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock, including the common stock offered in this offering, are fully paid and non-assessable.

PREFERRED STOCK

    We have one million shares of Series A Preferred Stock issued and outstanding. Holders of our Series A Preferred Stock are entitled to receive dividends at an annual rate of 6% payable annually in arrears. The liquidation preference of our Series A Preferred Stock is $25 per share. In the event of a liquidation, dissolution or winding up of our company, the holders of shares of our Series A Preferred Stock will be entitled to be paid out of our assets available for distribution to our shareholders an amount in cash equal to the $25 liquidation preference per share plus all accrued and unpaid dividends prior to the distribution of any assets to holders of shares of our common stock.

    Except as required by law, the holders of our preferred stock have no voting rights with respect to their shares of preferred stock other than that the approval of holders of a majority of the outstanding shares of our preferred stock, voting as a class, will be required to amend, repeal or change any of the provisions of our articles of incorporation in any manner that would alter or change the powers, preferences or special rights of our preferred stock in a way that would affect them adversely. Without the consent of each holder of the Series A Preferred Stock, no amendment may reduce the dividend payable on or the liquidation value of the Series A Preferred Stock.

    We may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, at our option, at a price per share equal to 100% of the liquidation value of the preferred stock plus all accrued and unpaid dividends.

    Subject to the restrictions set forth in our debt instruments, holders of our Series A Preferred Stock will have the right to cause us to repurchase their shares upon completion of this offering or upon the occurence of a change of control. If that occurs, the redemption price will be equal to 100% of the liquidation value plus accrued and unpaid dividends. If we are required to repurchase the Series A Preferred Stock, we expect that we would finance the purchase with our available cash or borrowings under our revolving credit facility.

    Our board of directors also has the authority, without any further vote or action by the shareholders, to designate and issue preferred stock in one or more additional series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of that series. However, the effects might include, among other things:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control without further action by the shareholders.

OPTIONS

    As of September 29, 2001, there were outstanding 5,763,692 shares of our common stock issuable upon exercise of outstanding stock options and 1,294,348 shares of our common stock reserved for future issuance under our existing stock option plan.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

    The listing requirements of the New York Stock Exchange, which would apply so long as the common stock remains listed on the New York Stock Exchange, require shareholder approval of certain issuances equal to or exceeding 20% of then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

    One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

CERTAIN PROVISIONS OF VIRGINIA LAW AND OUR CHARTER AND BYLAWS

    Some provisions of Virginia law and our articles of incorporation and bylaws could make the following more difficult:

    - acquisition of us by means of a tender offer;

    - acquisition of us by means of a proxy contest or otherwise; or

    - removal of our incumbent officers and directors.

    These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

ELECTION AND REMOVAL OF DIRECTORS

    Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our shareholders. See "Management--Classes and Terms of Directors." This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of our directors.

    Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors.


    At any time that Artal Luxembourg or certain of its transferees beneficially owns a majority of our then outstanding common stock, directors may be removed with or without cause. At all other times, directors may be removed only with cause.


BOARD MEETINGS

    Our bylaws provide that the chairman of the board or any two of our directors may call special meetings of the board of directors.

SHAREHOLDER MEETINGS

    Our articles of incorporation provide that special meetings of shareholders may be called by the chairman of our board of directors or our president or by a resolution adopted by our board of directors. In addition, our articles of incorporation provide that Artal Luxembourg and certain of its transferees have the right to call special meetings of shareholders prior to the date it ceases to beneficially own 20% of our then outstanding common stock.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF SHAREHOLDER NOMINATIONS AND PROPOSALS

    Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors or by Artal Luxembourg and certain of its transferees when nominating its director designees. In addition, our bylaws provide that so long as Artal Luxembourg or certain of its transferees beneficially owns a majority of our then outstanding common stock, the foregoing advance notice procedures for shareholder proposals will not apply to it.

SHAREHOLDER ACTION BY WRITTEN CONSENT

    Virginia law generally requires shareholder action to be taken only at a meeting of shareholders and permits shareholders to act only by written consent with the unanimous written consent of all shareholders.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAW PROVISIONS


    Amendment of the provisions described above in our articles of incorporation generally will require an affirmative vote of our directors, as well as the affirmative vote of at least 80% of our then outstanding voting stock, except that at any time that Artal Luxembourg or certain of its transferees beneficially owns a majority of our then outstanding common stock, the anti-takeover provisions of our articles of incorporation may be amended by the affirmative vote of a majority of our then outstanding voting stock. Amendments to any other provisions of our articles of incorporation generally require the affirmative vote of a majority of our then outstanding voting stock. Our bylaws may be amended by the affirmative vote of our directors or by the affirmative vote of at least 80% of our then outstanding voting stock.

RIGHTS AGREEMENT

    We intend to adopt, prior to consummation of this offering, a rights agreement, subject to the approval of our board. Under the rights agreement, one right will be issued and attached to each share of our common stock including all shares that are outstanding. Each right will entitle the holder, in the circumstances described below, to purchase from our company a unit consisting of one one-hundredth of a share of Series B junior participating preferred stock,
no par value per share, at an exercise price of $    per right, subject to
adjustment in certain events.

    Initially, the rights will be attached to all certificates representing outstanding shares of common stock and will be transferred with and only with these certificates. The rights will become exercisable and separately certificated only upon the distribution date, which will occur upon the earlier of the following:

    - ten days following a public announcement that a person or group other than certain exempt persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the shares of common stock then outstanding; and

    - ten days, or later, if determined by our board prior to any person acquiring 10% or more of the shares of common stock then outstanding, following the commencement or announcement of an intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

    As soon as practicable after the distribution date, certificates will be mailed to holders of record of common stock as of the close of business on the distribution date. From and after the distribution date, the separate certificates alone will represent the rights. Prior to the distribution date, all shares of common stock issued will be issued with rights. Shares of common stock issued after the distribution date will not be issued with rights, except that rights may be issued with shares of common stock issued pursuant to any of:

    - the exercise of stock options that were granted or awarded prior to the distribution date;

    - employee plans or arrangements we adopted prior to the distribution date;

    - the exercise, conversion or exchange of securities issued prior to the distribution date; or

    - our contractual obligations.


    The final expiration date of the rights will be the close of business on November 14, 2011, unless earlier redeemed or exchanged by us as described below.


    In the event that a person acquires 10% or more of the shares of common stock then outstanding, except pursuant to a tender offer or exchange offer for all the outstanding shares of our common stock approved by our board before the person acquires 10% or more of the shares of common stock then outstanding, each holder of a right other than that person and certain related parties, whose rights will automatically become null and void, will thereafter be entitled to receive, upon exercise of the right, a number of shares of common stock, or, in certain circumstances, cash, property or other securities of our company, having a current market price averaged over the previous 30 consecutive trading days equal to two times the exercise price of the right.

    If, at any time on or after a person acquires 10% or more of the shares of common stock then outstanding, our company effects a merger or other business combination in which it is not the surviving entity, or any shares of our common stock are changed into or exchanged for other securities, or 50% or more of its assets, cash flow or earning power is sold or transferred, then each holder of a right, except rights owned by any person who has acquired 10% or more of the shares of common stock then outstanding or certain related parties, which will have become void as set forth above, will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a fair market value equal to two times the exercise price of the right.

    The exercise price payable, and the number of shares of Series B junior participating preferred stock, shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on the Series B junior participating preferred stock payable in shares of Series B junior participating preferred stock, a subdivision or combination of the Series B junior participating preferred stock, a grant or distribution to holders of the Series B junior participating preferred stock of certain subscription rights, warrants, evidence of indebtedness, cash or other assets, or other similar events. In addition, the number of rights associated with each share of our common stock is subject to adjustment in the event of a declaration of a dividend on our common stock payable in common stock or a subdivision or combination of our common stock.

    No fractional rights or shares of Series B junior participating preferred stock will be issued. In lieu thereof, an adjustment in cash will be made based on the market price of the common stock, right or Series B junior participating preferred stock on the last trading date prior to the date of exercise. Pursuant to the rights agreement, we reserve the right to require that, prior to the occurrence of one of the events that triggers the ability to exercise the rights, upon any exercise of rights, a number of rights be exercised so that only whole shares of Series B junior participating preferred stock will be issued.

    We will also have the option, at any time after a person acquires 10% and before a person acquires a majority of the shares of our common stock then outstanding to exchange some or all of the rights, other than rights owned by the acquiring person or certain related parties, which will have become void, at an exchange ratio of one share of common stock and/or other equity securities deemed to have the same value as one share of common stock, per right, subject to adjustment.


    At any time prior to the time the rights become exercisable, our company, by vote of a majority of our board, may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable, at our option, in cash, shares of common stock or other consideration as our board may determine. Upon redemption, the rights will terminate and holders of rights will receive only the redemption price.


    For as long as the rights are redeemable, our company may amend the rights agreement in any manner, including extending the time period in which the rights may be redeemed. After the time the rights cease to be redeemable, we may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights as such. Until a right is exercised, the holder, as such, will have no rights as a shareholder of our company, including the right to vote or to receive dividends.

    Our articles of incorporation provide that each share of Series B junior participating preferred stock, that may be issued upon exercise of the rights will be entitled to receive, when, as and if declared, cash and non-cash dividends equal to the greater of:

    - a dividend multiple of 100 times the aggregate per share amount of all cash and non-cash dividends declared or paid on the common stock, subject to adjustments for stock splits or dividends payable in common stock or reclassifications of common stock; or

    - preferential quarterly cash dividends of $0.01 per share.

    Holders of Series B junior participating preferred stock will have a vote multiple of 100 votes per share, subject to adjustments for dividends payable in common stock or subdivisions or combinations of common stock and, except as otherwise provided by the articles of incorporation, or applicable law, will vote together with holders of common stock as a single class. In the event that the preferential quarterly cash dividends are in arrears for six or more quarterly dividend payment periods, holders of

Series B junior participating preferred stock will have the right to elect two additional members of our board.

    In the event of the liquidation, dissolution or winding up of our company, after provision for liabilities and any preferential amounts payable with respect to any preferred stock ranking senior to the Series B junior participating preferred stock, the holders of any Series B junior participating preferred stock will be entitled to receive liquidation payments per share in an amount equal to the following:

    - $1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of payment; and

    - a proportionate share, on equal terms with the holders of common stock, of the assets remaining after payment described above and a nominal payment to the holders of common stock.

    The rights of the Series B junior participating preferred stock as to dividends, voting and liquidation are protected by antidilution provisions.

    In the event of a consolidation, merger or other transaction in which the shares of capital stock are exchanged, holders of shares of Series B junior participating preferred stock will be entitled to receive an amount per share, equal to 100 times the amount of stock, securities, cash or other property for which each share of common stock is exchanged. The shares of Series B junior participating preferred stock are not redeemable at the option of our company or any holder thereof.

    The rights will have certain anti-takeover effects. The rights will cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire our company, even if that acquisition may be in the best interests of our shareholders. Because our board can redeem the rights or approve a permitted offer, the rights will not interfere with a merger or other business combination approved by our board.

    The rights agreement excludes Artal Luxembourg, as well as transferees of at least 10% of our then outstanding common stock from Artal Luxembourg, from being considered an acquiring person.

LIABILITY OF OFFICERS AND DIRECTORS

    Our articles of incorporation require us to indemnify any director, officer or employee who was or is a party to any claim, action or proceeding by reason of his being or having been a director, officer or employee of our company or any other corporation, entity or plan while serving at our request, unless he or she engaged in willful misconduct or a knowing violation of criminal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

ANTI-TAKEOVER STATUTES

    We have opted out of the Virginia anti-takeover law regulating "control share acquisitions." Under Virginia law, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or bylaws of the corporation provide that this regulation does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation's voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person's request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation's articles of incorporation or bylaws permit, the acquiring person's shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person's cost. Virginia law grants dissenters' rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation's voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

    We have opted out, effective May 8, 2003, of the Virginia anti-takeover law regulating "affiliated transactions." Under this law, material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent.

REGISTRAR AND TRANSFER AGENT

    The registrar and transfer agent for the common stock is EquiServe Trust Company, N.A.

LISTING


    Our common stock has been authorized for listing on the New York Stock Exchange under the symbol "WTW".

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been any public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that these sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

    Upon the closing of this offering, we will have outstanding an aggregate of 105,407,142 shares of common stock. Of the outstanding shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our "affiliates," as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described below. The remaining shares of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) under the Securities Act, which we summarize below.

    Subject to the lock-up agreements described below, the employee shareholders agreements and the provisions of Rules 144 and 144(k), additional shares of our common stock will be available for sale in the public market under exemptions from registration requirements as follows:

  NUMBER OF SHARES                                  DATE
  ----------------                                  ----
           87,889,507   After 180 days from the date of this prospectus

              117,635 At various times after 180 days from the date of this prospectus


    Artal Luxembourg, which will own 78.8% of our shares (or 76.4% if the underwriters exercise their over-allotment option in full) upon the closing of this offering, has the ability to cause us to register the resale of its shares.


RULE 144


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell in any three-month period a number of shares that does not exceed the greater of:


       - 1% of then-outstanding shares of common stock, or 1,054,072 shares; and

       - the average weekly trading volume in the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of sale is filed, subject to restrictions.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144. To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

LOCK-UP AGREEMENTS

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except we may issue, and grant options to purchase, shares of common stock under our existing employee benefit plans referred to in this prospectus. In addition, we may issue shares of common stock in connection with any acquisition of another company if the terms of the issuance provide that the common stock may not be resold prior to the expiration of the 180-day period described above.

    Our executive officers and directors and the selling shareholders have agreed, subject to limited exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

    Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act with respect to up to 7,058,040 shares of our common stock that are reserved for issuance pursuant to our stock option plan. This registration statement is expected to become effective immediately upon filing. However, shares received by employees upon exercise of their options will be subject to certain lock-up agreements. As a result, these shares will be eligible for resale by the holders in the public markets, subject to these lock-up agreements and Rule 144 limitations applicable to affiliates.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following summary describes the material U.S. federal income tax consequences as of the date hereof of the purchase, ownership and disposition of our common stock by a Non-U.S. Holder (as defined below) who holds our common stock as a capital asset. This discussion does not purport to be a comprehensive description of all aspects of U.S. federal income taxes and does not address foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their personal circumstances. Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," corporations that accumulate earnings to avoid U.S. federal income tax, and U.S. expatriates that are subject to special treatment under U.S. federal income tax laws. Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. This summary also only addresses purchasers of the common stock pursuant to this offering who hold their shares as capital assets.

    If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

    This discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and U.S. Treasury regulations, rulings and judicial decisions as of the date of this offering. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign tax laws. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR CONCERNING THE PARTICULAR U.S. INCOME TAX CONSEQUENCES TO YOU OF THE OWNERSHIP OF THE COMMON STOCK, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

NON-U.S. HOLDERS

    As used in this offering circular, the term Non-U.S. Holder means a beneficial owner of common stock that, for U.S. federal income tax purposes, is not:

    - a U.S. citizen or resident;

    - a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust if (1) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

TAXATION OF THE COMMON STOCK

    DIVIDENDS. Distributions on or common stock will constitute dividends for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. In general, distributions paid to you will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below under "Information Reporting and Backup Withholding"), you will be required to satisfy applicable certification and other requirements. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

    GAIN ON DISPOSITION OF COMMON STOCK. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (i) the gain is effectively connected with your trade or business in the United States, and, where a tax treaty applies, is attributable to a U.S. permanent establishment, (ii) you are an individual and you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or
(iii) you hold (or held at any time within the shorter of the five-year period preceding the sale or other disposition or the period you held our common stock) more than 5% of our common stock and we are or have been at any such time a U.S. real property holding corporation for U.S. federal income tax purposes.

    If you are described in clause (i) above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are described in clause (ii) above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even if you are not considered a resident of the United States). If you are a foreign corporation that falls under clause (i) above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

    We believe we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

U.S. FEDERAL ESTATE TAX

    Common stock held by you at the time of death will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

    You will be subject to backup withholding unless applicable certification requirements are met.

    Payment of the proceeds of a sale of the common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that you are a Non-U.S. Holder (and the payor does not have actual knowledge that you are a U.S. person) or you otherwise establish an exemption.

    Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2001, the selling shareholders have agreed to sell
to the underwriters named below, for whom Credit Suisse First Boston Corporation and Goldman, Sachs & Co. are acting as representatives, the following respective numbers of shares of common stock:

                                                              NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   ----------
Credit Suisse First Boston Corporation......................
Goldman, Sachs & Co. .......................................
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Salomon Smith Barney Inc. ..................................
UBS Warburg LLC.............................................

                                                              ----------
      Total.................................................  17,400,000
                                                              ==========

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

    Certain of the selling shareholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 2,610,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $   per share. The
underwriters and selling group members may allow a discount of $   per share on
sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

    The following table summarizes the compensation the selling shareholders will pay and the estimated expenses we will pay:

                                                     PER SHARE                           TOTAL
                                          -------------------------------   -------------------------------
                                             WITHOUT            WITH           WITHOUT            WITH
                                          OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                          --------------   --------------   --------------   --------------
Underwriting discounts and commissions
  paid by selling shareholders..........     $                $                $                $
Expenses payable by us..................     $                $                $                $

    The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.


    Our executive officers and directors and the selling shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.


    We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between the selling shareholders and the representatives and will not necessarily reflect the market price of the common stock following the offering. The principal factors that will be considered in determining the public offering price will include:

    - the information in this prospectus and otherwise available to the underwriters;

    - market conditions for initial public offerings;

    - the history and the prospects for the industry in which we compete;

    - the ability of our management;

    - the prospects for our future earnings;

    - the present state of our development and our current financial condition;

    - recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

    - the general condition of the securities markets at the time of this offering.

    We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.


    Our common stock has been authorized for listing on the New York Stock Exchange under the symbol "WTW".


    In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

    Each underwriter has represented and agreed that (1) it has not offered or sold and prior to the date six months after the date of issue of the shares will not offer or sell any shares to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may lawfully be issued or passed on.

    The securities may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

    Merchant Capital, Inc., an affiliate of Credit Suisse First Boston Corporation, beneficially owns 941,072 shares of our common stock, and will be selling 152,375 shares of our common stock in this offering. Upon completion of this offering, Merchant Capital, Inc. will beneficially own 788,697 shares of our common stock, 764,534 shares if the underwriters exercise their over-allotment option in full.

    Scotiabanc, Inc., an affiliate of Scotia Capital (USA) Inc., beneficially owns 941,072 shares of our common stock, and will be selling 152,375 shares of our common stock in this offering. Upon completion of this offering, Scotiabanc, Inc. will beneficially own 788,697 shares of our common stock, 764,534 if the underwriters exercise their overallotment option in full.



    Some of the underwriters and their affiliates have provided, and may provide in the future, investment banking and other financial services for us in the ordinary course of business for which they have received and would receive customary compensation. Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, is an agent and a lender under our senior credit facilities, and Credit Suisse First Boston Corporation was one of the joint book-running managers for, and an initial purchaser of, our 13% senior subordinated notes due 2009. In addition, Credit Suisse First Boston, New York branch, was a joint lead arranger and joint book manager for our $50 million increase to our senior credit facilities.


    Credit Suisse First Boston Corporation also served as financial advisor to Artal Luxembourg in its acquisition of us. The decision of Credit Suisse First Boston Corporation to underwrite our common stock offered hereby was made independent of Credit Suisse First Boston, New York branch, which had no involvement in determining whether to underwrite our common stock under this offering or the terms of this offering.

    A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston may effect an on-line distribution through its affiliate, CSFBDIRECT Inc., an on-line broker/dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that

    - the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

    - where required by law, that the purchaser is purchasing as principal and not as agent, and

    - the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of common stock to be sold in the offering will be passed upon for us by our special Virginia counsel, Hunton & Williams, Richmond, Virginia. Certain legal matters in connection with the issuance of the common stock to be sold in the offering will be passed upon for us by Simpson Thacher & Bartlett, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The financial statements as of December 30, 2000, April 29, 2000 and
April 24, 1999 and for each of the fiscal years ended April 29, 2000, April 24, 1999 and April 25, 1998, the eight months ended December 30, 2000 and the year ended December 30, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We file annual, quarterly and current reports and other information with the SEC. You may access and read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC's Internet site at www.sec.gov. This site contains reports and other information that we file electronically with the SEC. You may also read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. While you may access our public filings by the methods described above, our public filings are not incorporated by reference in this prospectus.

    We have filed with the SEC a registration statement under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented in the registration statement and its exhibits and schedules. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the terms of those documents that we consider material. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described above.

    You may request copies of the filings, at no cost, by telephone at
(516) 390-1400 or by mail at: 175 Crossways Park West, Woodbury, New York 11797-2055, Attention: Secretary.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
WEIGHT WATCHERS INTERNATIONAL, INC.:

  Report of PricewaterhouseCoopers LLP, Independent
    Accountants.............................................     F-2

  Consolidated Balance Sheets at April 24, 1999, April 29,
    2000, and December 30, 2000.............................     F-3

  Consolidated Statements of Operations for the Fiscal Years
    Ended April 25, 1998, April 24, 1999 and April 29, 2000
    and the Eight Months Ended December 30, 2000............     F-4

  Consolidated Statements of Changes in Shareholders'
    Deficit, Parent Company Investment and Comprehensive
    Income for the Fiscal Years Ended April 25, 1998,
    April 24, 1999 and April 25, 2000 and the Eight Months
    Ended December 30, 2000.................................     F-5

  Consolidated Statements of Cash Flows for the Fiscal Years
    Ended April 25, 1998, April 24, 1999 and April 29, 2000
    and the Eight Months Ended December 30, 2000............     F-6

  Notes to Consolidated Financial Statements................     F-7

  Unaudited Consolidated Balance Sheets at December 30, 2000
    and September 29, 2001..................................    F-42

  Unaudited Consolidated Statements of Operations for the
    Nine Months Ended October 28, 2000 and September 29,
    2001....................................................    F-43

  Unaudited Consolidated Statements of Shareholders'
    Deficit, Parent Company Investment and Comprehensive
    Income For the Eight Months Ended December 30, 2000 and
    the Nine Months Ended September 29, 2001................    F-44

  Unaudited Consolidated Statements of Cash Flows For the
    Nine Months Ended October 28, 2000 and September 29,
    2001....................................................    F-45

  Unaudited Notes to Consolidated Financial Statements......    F-46

WEIGHCO ENTERPRISES INC. AND SUBSIDIARIES:

  Report of PricewaterhouseCoopers LLP, Independent
    Auditors................................................    F-60

  Consolidated Balance Sheet at December 30, 2000...........    F-61

  Consolidated Statement of Operations For the Year Ended
    December 30, 2000.......................................    F-62

  Consolidated Statement of Cash Flows For the Year Ended
    December 30, 2000.......................................    F-63

  Consolidated Statement of Changes in Shareholders' Equity
    For the Year Ended December 30, 2000....................    F-64

  Notes to Consolidated Financial Statements................    F-65

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Weight Watchers International, Inc.:



In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in shareholders' deficit, parent company investment and comprehensive income present fairly, in all material respects, the consolidated financial position of Weight Watchers International, Inc. and its subsidiaries at December 30, 2000, April 29, 2000 and April 24, 1999, and the results of their operations and their cash flows for the eight months ended December 30, 2000 and for each of the three years in the period ended April 29, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP

New York, New York


March 2, 2001, except as to Note 21,
which is as of November 14, 2001

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
           AS OF APRIL 24, 1999, APRIL 29, 2000 AND DECEMBER 30, 2000
                                 (IN THOUSANDS)

                                                              APRIL 24,    APRIL 29,    DECEMBER 30,
                                                                 1999         2000          2000
                                                              ----------   ----------   -------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $ 19,515    $  44,043      $  44,501
  Receivables (net of allowances: April 24, 1999 -- $994;
    April 29, 2000 -- $609; December 30, 2000 -- $797)......     11,403       12,877         14,678
  Notes receivable, current.................................      3,266        2,791          2,106
  Foreign currency contract receivable......................         --           --          5,364
  Inventories...............................................      7,580        9,328         15,044
  Prepaid expenses..........................................      7,598        8,360         11,099
  Deferred income taxes.....................................      3,609           94            648
  Due from related parties..................................    133,783           --             --
                                                               --------    ---------      ---------
    TOTAL CURRENT ASSETS....................................    186,754       77,493         93,440
Property and equipment, net.................................      8,725        7,001          8,145
Notes and other receivables, noncurrent.....................     19,165        7,045          5,601
Goodwill (net of accumulated amortization:
  April 24, 1999 -- $49,888; April 29, 2000 -- $55,430;
    December 30, 2000 -- $59,216)...........................    143,714      152,565        150,901
Trademarks and other intangible assets (net of accumulated
  amortization:
  April 24, 1999 -- $18,982; April 29, 2000 -- $19,423;
    December 30, 2000 -- $19,871)...........................      8,113        7,163          6,648
Deferred income taxes.......................................      4,133       67,574         67,207
Deferred financing costs....................................         --       14,666         13,513
Other noncurrent assets.....................................        830          700            762
                                                               --------    ---------      ---------
    TOTAL ASSETS............................................   $371,434    $ 334,207      $ 346,217
                                                               ========    =========      =========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND PARENT COMPANY'S INVESTMENT/SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
  Short-term borrowings and line of credit..................   $  6,690    $      --      $      --
  Short-term borrowings due to related party................     16,250        1,489          1,730
  Portion of long-term debt due within one year.............      1,164       14,120         14,120
  Accounts payable..........................................     12,710       12,362         11,989
  Salaries and wages........................................     11,285       10,125         10,544
  Accrued interest..........................................      2,176        4,082          9,662
  Accrued restructuring costs...............................      7,690        4,786          2,485
  Foreign currency contract payable.........................      7,169          486             --
  Other accrued liabilities.................................     16,044       19,583         23,215
  Income taxes..............................................      7,962        6,786          3,660
  Deferred revenue..........................................      6,414        4,632          5,836
                                                               --------    ---------      ---------
    TOTAL CURRENT LIABILITIES...............................     95,554       78,451         83,241
Long-term debt..............................................     15,500      460,510        456,530
Deferred income taxes.......................................      8,228        2,941          3,107
Other.......................................................      3,204          546            121
                                                               --------    ---------      ---------
    TOTAL LONG-TERM DEBT AND OTHER LIABILITIES..............     26,932      463,997        459,758
Commitments and contingencies:
Redeemable preferred stock..................................         --       25,875         25,996
Shareholders' deficit (Note 21):
  Common stock, par value $0 per share (authorized:
    1,000,000 shares; issued and outstanding: 276,429 shares
    at April 24, 1999, 111,988 shares at April 29, 2000 and
    December 30, 2000)
  Accumulated deficit.......................................         --     (231,663)      (216,507)
  Accumulated other comprehensive loss......................         --       (2,453)        (6,271)
  Parent company's investment...............................    248,948           --             --
                                                               --------    ---------      ---------
    TOTAL PARENT COMPANY'S INVESTMENT AND SHAREHOLDERS'
     DEFICIT................................................    248,948     (234,116)      (222,778)
                                                               --------    ---------      ---------
    TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK, PARENT
     COMPANY'S INVESTMENT AND SHAREHOLDERS' DEFICIT.........   $371,434    $ 334,207      $ 346,217
                                                               ========    =========      =========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

 FOR THE FISCAL YEARS ENDED APRIL 25, 1998, APRIL 24, 1999 AND APRIL 29, 2000,
                                      AND
                    THE EIGHT MONTHS ENDED DECEMBER 30, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          FISCAL YEAR ENDED             EIGHT MONTHS
                                                 ------------------------------------       ENDED
                                                 APRIL 25,    APRIL 24,    APRIL 29,    DECEMBER 30,
                                                    1998         1999         2000          2000
                                                 ----------   ----------   ----------   -------------
                                                 (52 WEEKS)   (52 WEEKS)   (53 WEEKS)    (35 WEEKS)
Revenues, net..................................   $297,245     $364,608     $399,574      $273,175
Cost of revenues...............................    159,961      178,925      201,389       139,283
                                                  --------     --------     --------      --------
  Gross profit.................................    137,284      185,683      198,185       133,892

Marketing expenses.............................     49,227       52,856       51,453        26,986
Selling, general and administrative expenses...     44,067       48,912       50,743        32,222
Transaction costs..............................         --           --        8,345            --
                                                  --------     --------     --------      --------
  Operating income.............................     43,990       83,915       87,644        74,684

Interest income................................     13,452       16,027        5,792         3,119
Interest expense...............................      8,576        8,859       36,871        40,244
Other expense (income), net....................      4,281        5,248      (10,351)       16,536
                                                  --------     --------     --------      --------
  Income before income taxes and minority
    interest...................................     44,585       85,835       66,916        21,023

Provision for income taxes.....................     19,969       36,360       28,323         5,857
                                                  --------     --------     --------      --------
  Income before minority interest..............     24,616       49,475       38,593        15,166
Minority interest..............................        845        1,493          834           147
                                                  --------     --------     --------      --------
  Net income...................................   $ 23,771     $ 47,982     $ 37,759      $ 15,019
                                                  ========     ========     ========      ========
Preferred stock dividends......................         --           --     $    875      $  1,000
                                                  --------     --------     --------      --------
  Net income available to common
    shareholders...............................   $ 23,771     $ 47,982     $ 36,884      $ 14,019
                                                  ========     ========     ========      ========
Net income per share:
  Basic and diluted............................   $   0.09     $   0.17     $   0.20      $   0.13
                                                  ========     ========     ========      ========
Weighted average common shares outstanding:
  Basic........................................    276,430      276,430      182,206       111,988
                                                  ========     ========     ========      ========
  Diluted......................................    276,430      276,430      182,206       112,171
                                                  ========     ========     ========      ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT,
               PARENT COMPANY INVESTMENT AND COMPREHENSIVE INCOME

 FOR THE FISCAL YEARS ENDED APRIL 25, 1998, APRIL 24, 1999 AND APRIL 24, 2000,
                                      AND
                    THE EIGHT MONTHS ENDED DECEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                      ACCUMULATED
                                     COMMON STOCK       ADDITIONAL       OTHER                       PARENT
                                  -------------------    PAID TO     COMPREHENSIVE   ACCUMULATED   COMPANY'S
                                   SHARES     AMOUNT     CAPITAL         LOSS          DEFICIT     INVESTMENT     TOTAL
                                  --------   --------   ----------   -------------   -----------   ----------   ---------
Balance April 26, 1997..........   276,430        --                                               $ 188,936    $ 188,936

Comprehensive Income:
Net income......................                                                                      23,771       23,771
Translation adjustment..........                                                                     (10,212)     (10,212)
                                                                                                                ---------
Total Comprehensive Income......                                                                                   13,559
                                                                                                                ---------
Net Parent advances.............                                                                      29,115       29,115
Dividend........................                                                                      (2,521)      (2,521)
                                                                                                   ---------    ---------
Balance at April 25, 1998.......   276,430        --                                                 229,089      229,089

Comprehensive Income:
Net income......................                                                                      47,982       47,982
Translation adjustment..........                                                                      19,660       19,660
                                                                                                                ---------
Total Comprehensive Income......                                                                                   67,642
                                                                                                                ---------
Net Parent settlements..........                                                                     (42,851)     (42,851)
Dividend........................                                                                      (4,932)      (4,932)
                                                                                                   ---------    ---------
Balance at April 24, 1999.......   276,430        --                                                 248,948      248,948

Net Parent settlements..........                                                                    (252,883)    (252,883)
Recapitalization and settlement
  of Parent company
  investment....................  (164,442)  $    --     $(72,100)     $(12,764)      $(268,547)       3,935     (349,476)
Deferred tax asset..............                           72,100                                                  72,100

Comprehensive Income:
Net income......................                                                         37,759                    37,759
Translation adjustment..........                                         10,311                                    10,311
                                                                                                                ---------
Total Comprehensive Income......                                                                                   48,070
                                                                                                                ---------
Preferred stock dividend........                                                           (875)                     (875)
                                  --------   -------     --------      --------       ---------    ---------    ---------
Balance at April 29, 2000.......   111,988                               (2,453)       (231,663)                 (234,116)

Elimination of foreign
  subsidiaries one month
  reporting lag effective
  April 30, 2000................                                                          1,137                     1,137

Comprehensive Income:
Net income......................                                                         15,019                    15,019
Translation adjustment..........                                         (3,818)                                   (3,818)
                                                                                                                ---------
Total Comprehensive Income......                                                                                   11,201
                                                                                                                ---------
Preferred stock dividend........                                                         (1,000)                   (1,000)
                                  --------   -------     --------      --------       ---------    ---------    ---------
Balance at December 30, 2000....   111,988   $    --     $     --      $ (6,271)      $(216,507)   $      --    $(222,778)
                                  ========   =======     ========      ========       =========    =========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 FOR THE FISCAL YEARS ENDED APRIL 25, 1998, APRIL 24, 1999 AND APRIL 29, 2000,
                                      AND
                    THE EIGHT MONTHS ENDED DECEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                FISCAL YEAR ENDED             EIGHT MONTHS
                                                       ------------------------------------       ENDED
                                                       APRIL 25,    APRIL 24,    APRIL 29,    DECEMBER 30,
                                                          1998         1999         2000          2000
                                                       ----------   ----------   ----------   -------------
                                                       (52 WEEKS)   (52 WEEKS)   (53 WEEKS)    (35 WEEKS)
Operating activities:
  Net income.........................................   $ 23,771     $ 47,982    $  37,759      $ 15,019
  Adjustments to reconcile net income to cash
    provided by operating activities:
  Depreciation and amortization......................      8,775        9,586       10,398         7,889
  Deferred tax provision.............................     15,563        9,279        8,541           104
  Accounting for equity investment...................         --           --           --        17,604
  Elimination of foreign subsidiaries one month
    reporting lag....................................         --           --           --         1,206
  Allowance for doubtful accounts....................       (143)        (118)         385          (188)
  Reserve for inventory obsolescence, other..........     (3,489)       2,525         (121)         (975)
  Other items, net...................................        415           38       (2,492)         (954)
  Changes in cash due to:
    Receivables......................................     (2,348)      (7,041)      12,654        (8,210)
    Inventories......................................        664       (2,451)      (1,696)       (4,771)
    Prepaid expenses.................................      1,913       (1,454)        (801)       (2,755)
    Due from related parties.........................     (8,610)       3,693      (14,765)          241
    Accounts payable.................................     (2,250)       3,083       (1,512)         (303)
    Accrued liabilities..............................       (414)     (10,076)       5,780         6,897
    Deferred revenue.................................      1,872         (716)      (1,753)        1,043
    Income taxes.....................................        647        3,571       (2,492)       (2,975)
                                                        --------     --------    ---------      --------
    Cash provided by operating activities............     36,366       57,901       49,885        28,872
                                                        --------     --------    ---------      --------
Investing activities:
  Capital expenditures...............................     (3,389)      (2,474)      (1,874)       (3,626)
  Advances and interest to equity investment.........         --           --           --       (15,604)
  Acquisitions, net of cash acquired.................     (1,412)          --           --            --
  Acquisitions of minority interest..................         --           --      (15,900)       (2,400)
  Other items, net...................................       (121)        (565)      (1,867)            3
                                                        --------     --------    ---------      --------
    Cash used for investing activities...............     (4,922)      (3,039)     (19,641)      (21,627)
                                                        --------     --------    ---------      --------
Financing activities:
  Net (decrease) increase in short-term borrowings...     (2,174)         856       (5,455)          (34)
  Proceeds from borrowings...........................         --           --      491,260            --
  Repurchase of common stock.........................         --           --     (324,476)           --
  Payment of dividends...............................     (8,470)     (10,368)      (2,796)         (879)
  Payments on long-term debt.........................     (1,368)      (1,081)      (3,530)       (7,060)
  Deferred financing cost............................         --           --      (15,861)           --
  Net Parent settlements.............................    (18,630)     (37,076)    (131,030)           --
                                                        --------     --------    ---------      --------
    Cash (used for) provided by financing
      activities.....................................    (30,642)     (47,669)       8,112        (7,973)
                                                        --------     --------    ---------      --------
Effect of exchange rate changes on cash and cash
  equivalents........................................        (44)         493      (13,828)        1,186
Net increase in cash and cash equivalents............        758        7,686       24,528           458
Cash and cash equivalents, beginning of period/fiscal
  year...............................................     11,071       11,829       19,515        44,043
                                                        --------     --------    ---------      --------
Cash and cash equivalents, end of period/fiscal
  year...............................................   $ 11,829     $ 19,515    $  44,043      $ 44,501
                                                        ========     ========    =========      ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION:

    Weight Watchers International, Inc. (the "Company") operates and franchises territories offering weight loss and control programs through the operation of classroom type meetings to the general public in the United States, Canada, Mexico, the United Kingdom, Continental Europe, Australia, New Zealand, South Africa, Latin America and South America.

RECAPITALIZATION

    On September 29, 1999, the Company entered into a recapitalization and stock purchase agreement (the "Transaction") with its former parent, H.J. Heinz Company ("Heinz"). In connection with this Transaction, the Company effectuated a stock split of 58,747.6 shares for each share outstanding. The Company then redeemed 164.44 million shares of common stock from Heinz for $349.5 million. The number of shares of the Company's common stock that was authorized and outstanding prior to the Transaction has been adjusted to reflect the stock split. The $349.5 million consisted of $324.5 million of cash and $25.0 million of the Company's redeemable Series A Preferred Stock. After the redemption, Artal Luxembourg S.A. purchased 94% of the Company's remaining common stock from Heinz for $223.7 million. The recapitalization and stock purchase was financed through borrowings under credit facilities amounting to approximately
$237.0 million and by issuing Senior Subordinated Notes amounting to $255.0 million, due 2009. The balance of the borrowings was utilized to refinance debt incurred prior to the Transaction relating to the transfer of ownership and acquisition of the minority interest in the Weight Watchers businesses that operate in Australia and New Zealand. The acquisition of the minority interest resulted in approximately $15.9 million of goodwill. In connection with the Transaction, the Company incurred approximately
$8.3 million in transaction costs which were expensed and $15.9 million in deferred financing costs. For U.S. Federal and State tax purposes, the Transaction was treated as a taxable sale under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. As a result, for tax purposes, the Company recorded a step-up in the tax basis of net assets. For financial reporting purposes, a valuation allowance of approximately $72.1 million was established against the corresponding deferred tax asset of $144.2 million. Management concluded, more likely than not, this amount would not be utilized to reduce future tax payments. The Company will continue to monitor the need to maintain the valuation allowance in the future periods.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CHANGE IN FISCAL YEAR:

    The Company changed its fiscal year from the last Saturday of April, to the Saturday closest to December 31st effective with the eight months commencing April 30, 2000.

CONSOLIDATION:

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. In order to facilitate timely reporting in prior periods, certain foreign subsidiaries ended their fiscal years one month prior to the Company's fiscal year end with no material impact on the consolidated financial statements. The one month lag has now been eliminated effective April 30, 2000.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
The effect on net income of these subsidiaries for the period March 31, 2000 through April 29, 2000 was $1.1 million and was adjusted to opening accumulated deficit at April 30, 2000.

USE OF ESTIMATES:

    The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

TRANSLATION OF FOREIGN CURRENCIES:

    For all foreign operations, the functional currency is the local currency. Assets and liabilities of these operations are translated at the exchange rate in effect at each year-end. Income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income.

CASH EQUIVALENTS:

    Cash and cash equivalents are defined as highly liquid investments with original maturities of three months or less.

INVENTORIES:

    Inventories, which consist of finished goods, are stated at the lower of cost or market on a first-in, first-out basis, net of reserves. The net reserve for inventory and prepaid program materials as of April 24, 1999, April 29, 2000 and December 30, 2000 was $1.4 million, $1.6 million and $2.5 million, respectively.

PROPERTY AND EQUIPMENT:

    Property and equipment are recorded at cost. For financial reporting purposes, equipment is depreciated on the straight-line method over the estimated useful lives of the assets (5 to 10 years). Leasehold improvements are amortized on the straight-line method over the shorter of the term of the lease or the useful life of the related assets (5 to 10 years). Expenditures for new facilities and improvements that substantially extend the useful life of an asset are capitalized. Ordinary repairs and maintenance are expensed as incurred. When assets are retired or otherwise disposed of, the cost and related depreciation are removed from the accounts and any related gains or losses are included in income.

INTANGIBLES:

    Goodwill, trademarks and other intangibles arising from acquisitions, including the acquisition of previously franchised areas, are being amortized on a straight-line basis over periods ranging from 3 to 40 years. Amortization of goodwill, trademarks and other intangibles for the fiscal years ended

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
April 25, 1998, April 24, 1999 and April 29, 2000 and for the eight months ended December 30, 2000 was $5.6 million, $6.0 million, $6.4 million and
$4.5 million, respectively.

    The Company accounts for software costs under the AICPA Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires capitalization of certain costs incurred in connection with developing or obtaining internally used software. Software costs are amortized over 3 to 5 years.

IMPAIRMENT OF LONG LIVED ASSETS:

    The Company follows the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This statement requires that certain assets be reviewed for impairment and, if impaired, remeasured at fair value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

REVENUE RECOGNITION:

    The Company earns revenue by conducting meetings, selling products and aids in its own facilities, by collecting commissions from franchisees operating under the Weight Watchers name and by collecting royalties related to licensing agreements. Revenue is recognized when registration fees are paid, services are rendered, products are sold and commissions and royalties are earned. Deferred revenue, consisting of prepaid lecture income, is amortized into income over the period earned. Effective April 30, 2000, the Company adopted Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements," which does not change existing revenue recognition rules, but rather, addresses and clarifies existing rules and their application. Adoption of SAB 101 did not impact the Company's financial position or results of operations.

ADVERTISING COSTS:

    Advertising costs consist primarily of national and local direct mail, television, and spokesperson's fees. All costs related to advertising are expensed in the period incurred. Total advertising expenses for the fiscal years ended April 25, 1998, April 24, 1999 and April 29, 2000 and for the eight months ended December 30, 2000 were approximately $45.7 million, $48.8 million, $48.0 million and $25.8 million, respectively.

INCOME TAXES:

    The Company provides for taxes based on current taxable income and the future tax consequences of temporary differences between the financial reporting and income tax carrying values of its assets and liabilities. Under SFAS
No. 109, assets and liabilities acquired in purchase business combinations are assigned their fair values and deferred taxes are provided for lower or higher tax bases.

FOREIGN CURRENCY CONTRACTS:

    The Company enters into forward and swap contracts to hedge transactions denominated in foreign currencies in order to reduce the currency risk associated with fluctuating exchange rates. Such contracts are used primarily to hedge certain intercompany cash flows and for payments arising from

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) certain foreign currency denominated obligations. Realized and unrealized gains and losses from instruments qualifying as hedges are included in net income for the period.

INVESTMENTS:

    The Company uses the cost method to account for investments in which the Company holds 20% or less of the investee's voting stock. Where the Company holds 50% or less of the investee's voting stock or where the Company has the ability to exercise significant influence over operating and financial policies of the investee, the investment is accounted for under the equity method.

DEFERRED FINANCING COSTS:

    Deferred financing costs consists of costs associated with the establishment of the Company's credit facilities resulting from the Transaction. Such costs are being amortized using the interest rate method over the term of the related debt. Amortization expense for the fiscal year ended April 29, 2000 and for the eight months ended December 30, 2000 was approximately $1.1 million and $1.3 million, respectively.

RECENTLY ISSUED ACCOUNTING STANDARDS:

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement established accounting and reporting standards for derivative instruments. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative instruments and Hedging Activities-Deferral of the Effective Date of Statement 133," which postponed the adoption date of SFAS No. 133. As such, the Company is required to adopt the statement effective January 1, 2001. Management has not yet determined the impact adoption will have on the Company's financial position or results of operations.

RECLASSIFICATION:

    Certain amounts for the fiscal years ended April 25, 1998, April 24, 1999 and April 29, 2000 have been reclassified to conform to the eight months ended December 30, 2000 presentation.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. TRANSITION PERIOD COMPARATIVE DATA:

    The following table presents certain financial information for the eight months ended December 18, 1999 and December 30, 2000.

                                                                        EIGHT MONTHS ENDED
                                                              ---------------------------------------
                                                              DECEMBER 18, 1999    DECEMBER 30, 2000
                                                                  (34 WEEKS)           (35 WEEKS)
                                                              ------------------   ------------------
                                                                 (UNAUDITED)
Revenues, net...............................................       $236,974             $273,175
Gross profit................................................       $114,592             $133,892
Income before income taxes and minority interest............       $ 39,020             $ 21,023
Provision for income taxes..................................       $ 15,150             $  5,857
Income before minority interest.............................       $ 23,870             $ 15,166
Minority interest...........................................       $    694             $    147
Net income..................................................       $ 23,176             $ 15,019

4. REDEEMABLE PREFERRED STOCK:

    The Company issued one million shares of Series A Preferred Stock in conjunction with the Transaction. Holders of the Series A Preferred Stock are entitled to receive dividends at an annual rate of 6% payable annually in arrears. The liquidation preference of the Series A Preferred Stock is $25 per share. If there is a liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock are entitled to be paid out of the Company assets available for distribution to shareholders an amount in cash equal to the $25 liquidation preference per share plus all accrued and unpaid dividends prior to the distribution of any assets to holders of shares of common stock.

    Except as required by law, the holders of the preferred stock have no voting rights with respect to their shares of preferred stock, except that (1) the approval of holders of a majority of the outstanding shares of preferred stock, voting as a class, is required to amend, repeal or change any of the provisions of the Company's articles of incorporation in any manner that would alter or change the powers, preferences or special rights of the shares of preferred stock in a way that would affect them adversely and (2) the consent of each holder of Series A Preferred Stock is required for any amendment that reduces the dividend payable on or the liquidation value of the Series A Preferred Stock.

    At the Company's option, the Company may redeem the Series A Preferred Stock, in whole or in part, at any time, at a price per share equal to 100% of its liquidation value plus all accrued and unpaid dividends.

    In addition, the Series A Preferred Stock is redeemable at the option of its holders upon the occurrence of a change of control or upon a sale of the Company's common stock by Artal in a registered public offering. If that occurs, the redemption price will be equal to 100% of the liquidation value plus accrued and unpaid dividends.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. LONG-TERM DEBT:

                                                   APRIL 24, 1999          APRIL 29, 2000       DECEMBER 30, 2000
                                               ----------------------   --------------------   --------------------
                                                           EFFECTIVE               EFFECTIVE              EFFECTIVE
                                               BALANCE       RATE       BALANCE      RATE      BALANCE      RATE
                                               --------   -----------   --------   ---------   --------   ---------
Euro 100.0 million 13% Senior Subordinated
  Notes due 2009.............................  $    --                  $ 91,160     13.00%    $ 94,240     13.00%
U.S. $150.0 million 13% Senior Subordinated
  Notes due 2009.............................       --                   150,000     13.00%     150,000     13.00%
Term A Loan due 2005.........................       --                    71,875      9.22%      65,625      9.81%
Term B Loan due 2006.........................       --                    74,813     10.04%      74,438     10.95%
Transferable Loan Certificate due 2006.......       --                    86,782     10.04%      86,347     10.95%
Promissory Notes.............................   16,664          7-10%         --                     --
                                               -------                  --------               --------
                                                16,664                   474,630                470,650
Less Current Portion.........................    1,164                    14,120                 14,120
                                               -------                  --------               --------
                                               $15,500                  $460,510               $456,530
                                               =======                  ========               ========

    In connection with the Transaction, the Company entered into a credit facility ("Credit Facility") with the Bank of Nova Scotia, Credit Suisse First Boston and certain other lenders providing (i) a $75.0 million term loan A facility ("Term Loan A"), (ii) a $75.0 million term loan B facility ("Term Loan B"), (iii) an $87.0 million transferable loan certificate ("TLC") and (iv) a revolving credit facility with borrowings up to $30.0 million ("Revolving Credit Facility"). Borrowings under the Credit Facility are paid quarterly and initially bear interest at a rate equal to LIBOR plus (a) in the case of Term Loan A and the Revolving Credit Facility, 3.25% or, at the Company's option, the alternate base rate, as defined, plus 2.25% or (b) in the case of Term Loan B and the TLC, 4.00% or, at the Company's option, the alternate base rate plus 3.00%. At December 30, 2000, the interest rates were 9.6% for Term Loan A and 10.7% for Term Loan B and the TLC. All assets of the Company collateralize the Credit Facility.

    The facility was amended on January 16, 2001 to provide for an additional $50.0 million in borrowings in connection with the acquisition (see Note 20) of certain Weight Watchers International, Inc. franchised territories.

    In addition, the Company issued $150.0 million USD denominated and
100.0 million EUR denominated principal amount 13% Senior Subordinated Notes due 2009 (the "Notes") to qualified institutional buyers. At December 30, 2000, the
100.0 million EUR notes translated into $94.2 million USD denominated equivalent. The impact of the change in foreign exchange rates related to euro denominated debt are reflected in the income statement. Interest is payable on the Notes semi-annually on April 1 and October 1 of each year, commencing
April 1, 2000. The Company uses interest rate swaps and foreign currency forward contracts in association with its debt (see Note 18). The Notes are uncollateralized senior subordinated obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, including the Credit Facility. The notes are guaranteed by certain subsidiaries of the Company.

    The credit facilities contain a number of covenants that, among other things, restrict the Company's ability to dispose of assets, incur additional indebtedness, or engage in certain transactions

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. LONG-TERM DEBT: (CONTINUED)
with affiliates and otherwise restrict the Company's corporate activities. In addition, under the credit facilities, the Company is required to comply with specified financial ratios and tests, including minimum fixed charge coverage and interest coverage ratios and maximum leverage ratios.

    The aggregate amounts of existing long-term debt maturing in each of the next five years and thereafter are as follows:

2001........................................................  $ 14,120
2002........................................................    14,120
2003........................................................    14,120
2004........................................................    14,120
2005........................................................    17,245
2006 and thereafter.........................................   396,925
                                                              --------
                                                              $470,650
                                                              ========

    Effective with the Transaction on September 29, 1999, outstanding lines of credit were $6.7 million and promissory notes of $16.7 million have been settled. The lines of credit had a weighted-average interest rate of 5.32% during 1999. The promissory notes represent amounts due various former franchisees as a result of the Company acquiring certain franchised operations.

    The Company has guaranteed Term Loans and Letters of Credit of franchisees that originated as part of a franchisees' acquisition of certain franchised areas. The balance of the guaranteed indebtedness was $15.5 million as of April 24, 1999. No such guarantee continues as of December 30, 2000.

6. EARNINGS PER SHARE:

    Basic earnings per share ("EPS") computations are calculated utilizing the weighted average number of common shares outstanding during the fiscal years and period presented. Diluted EPS

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. EARNINGS PER SHARE: (CONTINUED)
includes the weighted average number of common shares outstanding and the effect of common stock equivalents. The following table sets forth the computation of basic and diluted EPS:

                                                                                           EIGHT
                                                            FISCAL YEAR ENDED              MONTHS
                                                    ---------------------------------      ENDED
                                                    APRIL 25,   APRIL 24,   APRIL 29,   DECEMBER 30,
                                                      1998        1999        2000          2000
                                                    ---------   ---------   ---------   ------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Numerator:
  Net income......................................  $ 23,771    $ 47,982    $ 37,759      $ 15,019
  Preferred stock dividends.......................        --          --         875         1,000
                                                    --------    --------    --------      --------
    Numerator for basic EPS-income available to
      common shareholders.........................  $ 23,771    $ 47,982    $ 36,884      $ 14,019
                                                    ========    ========    ========      ========
    Numerator for diluted EPS-income available to
      common shareholders.........................  $ 23,771    $ 47,982    $ 36,884      $ 14,019
                                                    ========    ========    ========      ========
Denominator:
  Denominator for basic EPS-weighted-average
    shares........................................   276,430     276,430     182,206       111,988
  Effect of dilutive securities:
    Stock options.................................        --          --          --            39
                                                    --------    --------    --------      --------
    Denominator for diluted EPS-adjusted weighted-
      average shares..............................   276,430     276,430     182,206       112,171
                                                    ========    ========    ========      ========
EPS:
  Basic and diluted EPS(*)........................  $   0.09    $   0.17    $   0.20      $   0.13
                                                    ========    ========    ========      ========

------------------------

  * Prior to our acquisition by Artal Luxembourg on September 29, 1999, there were 4,705 shares of our common stock outstanding. In connection with the transactions related to our acquisition, we declared a stock split that resulted in 276,428,607 outstanding shares of our common stock. We have adjusted our historical statements to reflect the stock split. We then repurchased 164,441,039 shares in connection with the transactions so that upon completion of our acquisition, there were 111,987,568 shares of our common stock outstanding.

7. STOCK PLANS:

WEIGHT WATCHERS INCENTIVE COMPENSATION PLANS

    On December 16, 1999, the Board of Directors adopted the 1999 Stock Purchase and Option Plan of Weight Watchers International, Inc. and Subsidiaries (the "Plan"). The Plan is designed to promote the long-term financial interests and growth of the Company and its subsidiaries by attracting and retaining management with the ability to contribute to the success of the business. The Plan is to be administered by the Board of Directors or a committee thereof.

    Under the stock purchase component of the plan discussed above, 1,594,176 shares of common stock were sold to 44 members of the Company's management group at $2.13 per share.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. STOCK PLANS: (CONTINUED)
    Under the option component of the Plan, grants may take the following forms in the committee's sole discretion: Incentive Stock Options, Other Stock Options (other than incentive options), Stock Appreciation Rights, Restricted Stock, Purchase Stock, Dividend Equivalent Rights, Performance Units, Performance Shares and Other Stock-Based Grants. The maximum number of shares available for grant under this plan shall be 7,058,040 shares of authorized common stock as of the effective date of the Plan.

    Pursuant to the option component of the Plan, the Board of Directors authorized the Company to enter into agreements under which certain members of management received Non-Qualified Time and Performance Stock Options providing them the opportunity to purchase shares of the Company's common stock at an exercise price of $2.13 per share. The options are exercisable based on the terms outlined in the agreement.

    The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants for the fiscal year ended April 29, 2000 and for the eight months ended December 30, 2000: dividend yield of 0%; expected volatility of risk was 0%; risk free interest rate ranging from 5.91% to 6.65%; and expected life of 10 years. The exercise price was equivalent to the fair market value at the date of grant. A summary of the Company's stock option activity is as follows:

                                                  APRIL 29, 2000       DECEMBER 30, 2000
                                               --------------------   --------------------
                                                           WEIGHTED               WEIGHTED
                                                           AVERAGE                AVERAGE
                                               NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
                                                SHARES      PRICE      SHARES      PRICE
                                               ---------   --------   ---------   --------
Options outstanding,
  Beginning of year..........................         --              4,933,570    $2.13
  Granted....................................  4,933,570    $2.13       494,063    $2.13
  Exercised..................................         --                     --
  Cancelled..................................         --                127,045    $2.13
Options outstanding, end of year.............  4,933,570    $2.13     5,300,588    $2.13
Options exercisable, end of year.............    164,452    $2.13     1,325,147    $2.13
Options available for grant, end of year.....    712,862    $2.13       345,844    $2.13

Weighted-average fair value of options
  granted during the Year....................         --    $1.03                  $0.98

    The weighted average remaining contractual life of options outstanding at December 30, 2000 was 8.9 years.

WEIGHTWATCHERS.COM STOCK INCENTIVE PLAN OF WEIGHT WATCHERS INTERNATIONAL, INC.
  AND SUBSIDIARIES

    In April 2000, the Board of Directors adopted the WeightWatchers.com Stock Incentive Plan of Weight Watchers International, Inc. and Subsidiaries, pursuant to which selected employees were granted options to purchase shares of common stock of WeightWatchers.com, Inc. that are owned by the Company. The number of shares available for grant under this plan is 400,000 shares of authorized

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. STOCK PLANS: (CONTINUED)
common stock of WeightWatchers.com, Inc. All options vest over a period of time, however, vesting of certain options may be accelerated if the Company achieves specified performance levels.

    The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants for the fiscal year ended April 29, 2000 and for the eight months ended December 30, 2000: dividend yield of 0%; expected volatility of risk was 0%; risk free interest rate ranging from 5.91% to 6.49%; and expected life of ten years. A summary of the Company's stock option activity is as follows:

                                                   APRIL 29, 2000       DECEMBER 30, 2000
                                                --------------------   --------------------
                                                            WEIGHTED               WEIGHTED
                                                            AVERAGE                AVERAGE
                                                NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
                                                 SHARES      PRICE      SHARES      PRICE
                                                ---------   --------   ---------   --------
Options outstanding,
  Beginning of year...........................        --                158,704     $0.50
  Granted.....................................   158,704     $0.50       14,231     $0.50
  Exercised...................................        --                     --
  Cancelled...................................        --                     --
Options outstanding, end of year..............   158,704     $0.50      172,935     $0.50
Options exercisable, end of year..............        --     $0.50       43,234     $0.50
Options available for grant, end of year......   241,296     $0.50      227,065     $0.50

Weighted-average fair value of options granted
  during the year/period......................               $0.16                  $0.23

    The weighted average remaining contractual life of options outstanding at December 30, 2000 was 9.3 years.

    The pro forma effect of SFAS No. 123 on the Company's financial statements would have been as follows under the 1999 Stock Purchase and Option Plan of Weight Watchers International, Inc. and Subsidiaries and the WeightWatchers.com Stock Incentive Plan of Weight Watchers International, Inc. and Subsidiaries.

                                                              FISCAL YEAR   EIGHT MONTHS
                                                                 ENDED          ENDED
                                                               APRIL 29,    DECEMBER 30,
                                                                 2000           2000
                                                              -----------   -------------
Net Income:
  As reported...............................................    $37,759         $15,019
  Pro forma.................................................    $37,170         $14,984

HEINZ INCENTIVE COMPENSATION PLANS--PRIOR TO THE TRANSACTION

    Certain qualifying employees of the Company were granted options to purchase Heinz common stock under Heinz's stock option plans. These options under the Plan have been granted at not less than market prices on the date of grant. Stock options granted have a maximum term of ten years.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. STOCK PLANS: (CONTINUED)
Vesting occurs from one to three years after the date of grant. Beginning in fiscal 1998, in order to place greater emphasis on creation of shareholder value, performance-accelerated stock options were granted to certain key executives. These options vest eight years after the grant date, subject to acceleration if predetermined share price goals are achieved.

    The pro forma effect of SFAS No. 123 on the Company's financial statements would have been as follows:

                                                                     FISCAL YEAR ENDED
                                                             ---------------------------------
                                                             APRIL 25, 1998    APRIL 24, 1999
                                                             ---------------   ---------------
As reported................................................      $23,771           $47,982
Pro forma..................................................       23,485            47,621

    The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model with the following weight-average assumptions:

                                                                     FISCAL YEAR ENDED
                                                             ---------------------------------
                                                             APRIL 25, 1998    APRIL 24, 1999
                                                             ---------------   ---------------
Dividend yield.............................................        2.5%              2.5%
Volatility.................................................       20.0              22.0
Risk-free interest rate....................................        6.2               5.1
Expected term (years)......................................        5.0               5.0

8. EMPLOYEE BENEFIT PLANS:

WEIGHT WATCHERS SPONSORED PLANS:

    Effective September 29, 1999, the net assets of the Heinz sponsored employee savings plan were transferred to the Weight Watchers sponsored plan upon execution of the Transaction. The Company sponsors the Weight Watchers Savings Plan (the "Savings Plan") for salaried and hourly employees. The Savings Plan is a defined contribution plan which provides for employer matching contributions up to 100% of the first 3% of an employee's eligible compensation. The Savings Plan also permits employees to contribute between 1% and 13% of eligible compensation on a pre-tax basis. Company contributions for the fiscal year ended April 29, 2000 and the eight months ended December 30, 2000 were $1.0 million and $0.5 million respectively.

    The Company sponsors the Weight Watchers Profit Sharing Plan (the "Profit Sharing Plan") for all full-time salaried employees who are eligible to participate in the Savings Plan (except for certain senior management personnel). The Profit Sharing Plan provides for a guaranteed monthly employer contribution on behalf of each participant based on the participant's age and a percentage of the participant's eligible compensation. The Profit Sharing Plan has a supplemental employer contribution component, based on the Company's achievement of certain annual performance targets, which are determined annually by the Company's Board of Directors. The Company also reserves the right to make additional discretionary contributions to the Profit Sharing Plan.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. EMPLOYEE BENEFIT PLANS: (CONTINUED)
    For certain senior management personnel, the Company sponsors the Weight Watchers Executive Profit Sharing Plan. Under the Internal Revenue Service ("IRS") definition this plan is considered a Nonqualified Deferred Compensation Plan. There is a promise of payment by the Company made on the employees' behalf instead of an individual account with a cash balance. The account is valued at the end of each fiscal month, based on an annualized interest rate of prime plus 2%, with an annualized cap of 15%.

    The Company is currently applying for a determination letter to qualify the Savings Plan under Section 401(a) of the IRS Code. It is the Company's opinion that the IRS will issue a favorable determination letter as to the qualified status of the Savings Plan.

HEINZ SPONSORED PLANS--PRIOR TO THE TRANSACTION:

    Domestic employees participate in certain defined pension plans, a defined contribution 401(k) savings plan and, for employees affected by certain IRS limits, a section 415 Excess Plan, all of which are sponsored by Heinz. The Company also provides post-retirement health care and life insurance benefits for employees who meet the eligibility requirements of the Heinz plans. Retirees share in the cost of these benefits based on age and years of service.

    Company contributions to the Heinz Savings Plan include a qualified age-related contribution and a matching of the employee's contribution, up to a specified amount.

    The following amounts were included in the Company's result of operations:

                                                                    FISCAL YEAR ENDED
                                                            ---------------------------------
                                                            APRIL 25,   APRIL 24,   APRIL 29,
                                                              1998        1999        2000
                                                            ---------   ---------   ---------
Defined Benefit Pension Plans.............................   $  726      $1,456       $421
Defined Benefit Postretirement Medical....................   $  261      $  577       $253
Savings Plan..............................................   $1,668      $2,170       $994

    In addition, foreign employees participate in certain Company sponsored pension plans and such charges, which are included in the results of operations, are not material.

9. WEIGHTWATCHERS.COM WARRANT AND NOTE AGREEMENT:

    On September 29, 1999, the Company entered into a subscription agreement with WeightWatchers.com, Artal and Heinz under which Artal, Heinz and the Company purchased common stock of WeightWatchers.com for a nominal amount. At that date, the Company owned approximately 19.8% of WeightWatchers.com's common stock while Artal and Heinz owned 72.1% and 4.8%, respectively, of WeightWatchers.com's common stock.

    Under a warrant agreement dated November 24, 1999 entered into between WeightWatchers.com and the Company, the Company received warrants to purchase an additional 4,217,220 shares of WeightWatchers.com's common stock in connection with the loans that the Company has made to WeightWatchers.com under the WeightWatchers.com note described below. These warrants expire on November 24, 2009 and may be exercised at a price of $7.14 per share of WeightWatchers.com's common stock until then. The exercise price and the number of shares of WeightWatchers.com's

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. WEIGHTWATCHERS.COM WARRANT AND NOTE AGREEMENT: (CONTINUED) common stock available for purchase upon exercise of the warrants may be adjusted from time to time upon the occurrence of certain events.

    Under a warrant agreement dated October 1, 2000 entered into between WeightWatchers.com and the Company, the Company received warrants to purchase an additional 1,200,000 shares of WeightWatchers.com's common stock in connection with the loans that the Company made to WeightWatchers.com under the WeightWatchers.com note described below. These warrants expire on October 1, 2010 and may be exercised at a price of $7.14 per share of WeightWatchers.com's common stock until then. The exercise price and the number shares of WeightWatchers.com's common stock available for purchase upon exercise of the warrants may be adjusted from time to time upon the occurrence of certain events.

    On October 1, 2000, the Company amended its loan agreement with Weight Watchers.com increasing the aggregate principal amount from $10.0 million to $23.5 million. On that date, the unpaid principal and accumulated interest was rolled over into the new loan. The amount may be advanced at any time or from time to time prior to July 31, 2003. The note bears interest at 13% per year. All principal and interest outstanding under the note are scheduled to be payable on September 30, 2003. The note may be prepaid at any time in whole or in part, without premium or penalty. Pursuant to the note the Company has advanced WeightWatchers.com $2.0 million during the fiscal year ended April 29, 2000 and $14.8 million during the eight months ended December 30, 2000. As of December 30, 2000, $16.8 million of principal and $0.8 million of interest was charged to other expenses.

10. RESTRUCTURING CHARGES:

    During the fourth quarter of fiscal 1997, the Company announced a reorganization and restructuring program. The reorganization plan was designed to strengthen the Company's classroom business and improve profitability and global growth.

    Charges related to the restructuring were recognized to reflect the exit from the Personal Cuisine Food Option in United States Company-owned locations, the relocation of classes from certain fixed retail outlets to traveling locations, and other initiatives involving the exit of certain under-performing business and product lines.

    Restructuring and related costs recorded in fiscal 1997 totalled $51.7 million pretax. Pretax charges of $49.7 million were classified as classroom operating expenses and $2.0 million as selling, general and

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. RESTRUCTURING CHARGES: (CONTINUED)
administrative expenses. The major components of the fiscal 1997 charges and the remaining accrual balances were as follows:

                                                             EMPLOYEE
                                                            TERMINATION                EXIST COSTS
                                               NON-CASH         AND       --------------------------------------
                                                 ASSET       SEVERANCE     ACCRUED     IMPLEMENTATION
                                              WRITE-DOWNS      COSTS      EXIT COSTS       COSTS         TOTAL
                                              -----------   -----------   ----------   --------------   --------
Accrued restructuring costs--
Initial charge--1997........................    $ 27,402      $ 4,723       $19,569         $  --       $ 51,694
Amounts utilized--1997......................     (27,402)        (339)          (46)           --        (27,787)
                                                --------      -------       -------         -----       --------
Accrued restructuring costs--April 26,
  1997......................................          --        4,384        19,523            --         23,907
Implementation costs--1998..................          --           --            --           999            999
Amounts utilized--1998......................          --       (3,709)       (8,553)         (999)       (13,261)
                                                --------      -------       -------         -----       --------
Accrued restructuring costs--April 25,
  1998......................................          --          675        10,970            --         11,645
Implementation costs--1999..................          --           --            --            32             32
Amounts utilized--1999......................          --         (186)       (3,769)          (32)        (3,987)
                                                --------      -------       -------         -----       --------
Accrued restructuring costs--April 24,
  1999......................................          --          489         7,201            --          7,690
Amounts utilized--2000......................          --           --        (2,904)           --         (2,904)
                                                --------      -------       -------         -----       --------
Accrued restructuring costs--April 29,
  2000......................................          --          489         4,297            --          4,786
Amounts utilized--Apr 30--Dec 30, 2000......          --         (489)       (1,812)           --         (2,301)
                                                --------      -------       -------         -----       --------
Accrued restructuring costs--December 30,
  2000......................................    $     --      $    --       $ 2,485         $  --       $  2,485
                                                ========      =======       =======         =====       ========

    Asset write-downs of $16.9 million consisted primarily of fixed assets and other long-term asset impairments that were recorded as a direct result of the Company's decision to exit businesses or facilities. Such assets were written down based on management's estimate of fair value. Write-downs of $10.5 million were also recognized for estimated losses from disposals of classroom inventories, packaging materials and other assets related to product line rationalizations and process changes as a direct result of the Company's decision to exit businesses or facilities.

    Employee severance costs include charges related to both involuntary terminations and involuntary terminations. As part of the voluntary termination agreements, enhanced retirement benefits were offered to the affected employees. These amounts were included in the Employee Termination and Severance costs component of the restructuring charge.

    Exit costs consist primarily of contract and lease termination costs associated with the Company's decision to exit the activities described above. The remaining accrued exit costs will be utilized through 2002.

    The results for 1998 included costs related to the implementation of the restructuring program of $999 pretax, which were classified as selling, general and administrative expenses. These costs consist primarily of center relocation and training. The results for 1999 included costs related to the implementation of the restructuring program of $32 pretax, which were classified as selling, general and administrative expenses. These costs consist primarily of relocation and training costs.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. PROPERTY AND EQUIPMENT:

    The components of property and equipment were:

                                              APRIL 24, 1999    APRIL 29, 2000    DECEMBER 30, 2000
                                              ---------------   ---------------   ------------------
Leasehold improvements......................      $18,343           $17,954             $19,218
Equipment...................................       36,559            30,900              31,921
                                                  -------           -------             -------
                                                   54,902            48,854              51,139
Less: Accumulated depreciation and
  amortization..............................       46,428            41,911              43,006
                                                  -------           -------             -------
                                                    8,474             6,943               8,133
Construction in progress....................          251                58                  12
                                                  -------           -------             -------
                                                  $ 8,725           $ 7,001             $ 8,145
                                                  =======           =======             =======

    Depreciation and amortization expense of property and equipment for the fiscal years ended April 25, 1998, April 24, 1999 and April 29, 2000 and for the eight months ended December 30, 2000 was $3.3 million, $3.6 million, $2.9 million and $2.1 million, respectively.

12. RELATED PARTY TRANSACTIONS:

    On November 30, 1999, the Company entered into an agreement with Nellson Nutraceutical, Inc. ("Nellson"), a wholly-owned subsidiary of Artal, to purchase snack bar products manufactured by Nellson for sale at the Company's meetings. Under the agreement, Nellson agrees to produce sufficient snack bar products to fill the Company's purchase orders within 30 days of receipt. The Company is not bound to purchase a minimum quantity of snack bar products. The term of the agreement is one year and the Company may renew the agreement for successive one-year periods by providing written notice to Nellson. The provisions of the agreement are comparable to those the Company would receive from a third party. Total purchases from Nellson for the eight months ended December 30, 2000 and for the fiscal year ended April 29, 2000 were $4.9 million and $4.3 million, respectively.

    At the closing of the Transaction, the Company granted to Heinz an exclusive, worldwide, royalty-free license to use the Custodial Trademarks (or any portion covering food and beverage products) in connection with Heinz licensed products. Heinz will pay the Company an annual fee of $1.2 million for five years in exchange for the Company serving as the custodian of the Custodial Trademarks.

    Prior to the Transaction, the following related party transactions existed.

    Certain of Heinz' general and administrative expenses were allocated to the Company. Total costs allocated include charges for salaries of corporate officers and staff and other Heinz corporate overhead. Total costs charged to the Company for these services were $1.8 million, $2.2 million and $1.0 million for the fiscal years ended April 25, 1998, April 24, 1999 and April 29, 2000, respectively.

    In addition, Heinz charged the Company for its share of group health insurance costs for eligible Company employees based upon location specific costs, overall insurance costs and loss experience incurred during a calendar year. In addition, various other insurance coverages were also provided to

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. RELATED PARTY TRANSACTIONS: (CONTINUED) the Company through Heinz' consolidated programs. Workers compensation, auto, property, product liability and other insurance coverages are charged directly based on the Company's loss experience. Amounts charged to the Company for insurance costs were $4.2 million, $4.3 million and $3.8 million for the fiscal years ended April 25, 1998, April 24, 1999 and April 29, 2000, respectively, and are recorded in selling, general and administrative expenses in the accompanying statement of operations.

    Total costs charged to the Company by Heinz for other miscellaneous services were $579 thousand, $520 thousand and $93 thousand for the fiscal years ended April 25, 1998, April 24, 1999 and April 29, 2000, respectively, and were recorded in selling, general and administrative expenses in the accompanying statement of operations.

    The Company maintained a cash management arrangement with Heinz. On a daily basis, all available domestic cash was deposited and disbursements were withdrawn. Heinz charged the Company interest on the average daily balance maintained in an intercompany account. Net interest expense related to this arrangement included in the statement of operations was $965 thousand, $3.1 million and $1.7 million for the fiscal years ended April 25, 1998, April 24, 1999 and April 29, 2000, respectively. The interest rate charged to or received by the Company was 6.25% for fiscal years ended April 25, 1998 and April 24, 1999 and 5.5% for the fiscal year ended April 29, 2000.

    Substantially all of the due from related parties of $133.8 million at April 24, 1999 represents a note receivable from an affiliate of Heinz which was repaid in June 1999. Interest income reflected in the statement of operations related to this note receivable was $9.6 million and $10.0 million, for the fiscal years ended April 25, 1998 and April 24, 1999 respectively. The interest rate charged by the Company was LIBOR plus 25 basis points in both years.

    Short-term borrowings due to an affiliate of Heinz of $16.3 million at April 24, 1999 represented a note payable due April 28, 1999. Interest expense related to the note payable was $1.0 million for the fiscal year ended
April 24, 1999 and $35 thousand for the fiscal year ended April 29, 2000.

    Long-term borrowings of $52.5 million due to a related party were contributed to capital during the fiscal year ended April 25, 1998. Interest expense related to these long-term borrowings was $961 thousand and the interest rate was 10.5%.

    Pension costs and postretirement costs are also charged to the Company based upon eligible employees participating in the Plans. See also Note 7.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13. INCOME TAXES:

    The following tables summarizes the provision (benefit) for U.S. federal, state and foreign taxes on income:

                                                                FISCAL YEAR ENDED             EIGHT MONTHS
                                                       ------------------------------------       ENDED
                                                       APRIL 25,    APRIL 24,    APRIL 29,    DECEMBER 30,
                                                          1998         1999         2000          2000
                                                       ----------   ----------   ----------   -------------
Current:
  U.S. federal.......................................    $(4,798)     $11,997      $ 5,727       $  234
  State..............................................        346        3,247        2,464          200
  Foreign............................................      8,858       11,837       11,591        5,319
                                                         -------      -------      -------       ------
                                                           4,406       27,081       19,782        5,753
                                                         -------      -------      -------       ------
Deferred:
  U.S. federal.......................................     10,493        6,368        7,800           --
  State..............................................        502          312          368           --
  Foreign............................................      4,568        2,599          373          104
                                                         -------      -------      -------       ------
                                                          15,563        9,279        8,541          104
                                                         -------      -------      -------       ------
Total tax provision..................................    $19,969      $36,360      $28,323       $5,857
                                                         =======      =======      =======       ======

    The components of income before income taxes and minority interest consist of the following:

                                                                FISCAL YEAR ENDED             EIGHT MONTHS
                                                       ------------------------------------       ENDED
                                                       APRIL 25,    APRIL 24,    APRIL 29,    DECEMBER 30,
                                                          1998         1999         2000          2000
                                                       ----------   ----------   ----------   -------------
Domestic.............................................    $13,143      $48,199      $33,538       $ 9,399
Foreign..............................................     31,442       37,636       33,378        11,624
                                                         -------      -------      -------       -------
                                                         $44,585      $85,835      $66,916       $21,023
                                                         =======      =======      =======       =======

    The difference between the U.S. federal statutory tax rate and the Company's consolidated effective tax rate are as follows:

                                                                 FISCAL YEAR ENDED             EIGHT MONTHS
                                                        ------------------------------------       ENDED
                                                        APRIL 25,    APRIL 24,    APRIL 29,    DECEMBER 30,
                                                           1998         1999         2000          2000
                                                        ----------   ----------   ----------   -------------
U.S. federal statutory rate...........................     35.0%        35.0%        35.0%           35.0%
Foreign income taxes..................................      7.2          3.5          1.7             4.0
States' income taxes (net of federal benefit).........      1.6          2.7          2.6             0.6
Goodwill amortization.................................      1.7          0.8          0.4             1.0
Other.................................................     (0.7)         0.4          2.6             1.3
Valuation allowance...................................       --           --           --           (14.0)
                                                           ----         ----         ----           -----
Effective tax rate....................................     44.8%        42.4%        42.3%           27.9%
                                                           ====         ====         ====           =====

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13. INCOME TAXES: (CONTINUED)
    The deferred tax assets and deferred tax (liabilities) recorded on the balance sheet as of April 24, 1999, April 29, 2000 and December 30, 2000 are as follows:

                                                      APRIL 24,    APRIL 29,    DECEMBER 30,
                                                         1999         2000          2000
                                                      ----------   ----------   -------------
Depreciation........................................   $     --     $    304      $    333
Provision for estimated expenses....................      3,288        1,771         2,702
Operating loss carryforwards........................      4,430        4,369           953
Transaction expenses................................         --        2,933            --
Benefits plans......................................      5,878           --            --
WeightWatchers.com loan.............................         --           --         6,513
Other...............................................      1,998          216           143
Amortization........................................         --      135,329       139,642
Less: Valuation allowance...........................       (630)     (71,979)      (71,903)
                                                       --------     --------      --------
Total deferred tax assets...........................     14,964       72,943        78,383
                                                       --------     --------      --------
Transaction expenses................................         --           --        (4,374)
Depreciation/amortization...........................     (9,620)          --            --
Deferred income.....................................     (3,767)      (4,985)       (5,764)
Other...............................................     (2,063)      (3,231)       (3,497)
                                                       --------     --------      --------
Total deferred tax liabilities......................    (15,450)      (8,216)      (13,635)
                                                       --------     --------      --------
Net deferred tax assets (liabilities)...............   $   (486)    $ 64,727      $ 64,748
                                                       ========     ========      ========

    Having utilized approximately $9.2 million in the current year, remaining net operating loss carryforwards at December 30, 2000 totalled $2.6 million, all of which will expire by 2019. Further, the Company will be subject to the federal alternative minimum tax (AMT) for the current year, resulting in an AMT credit carryforward at December 30, 2000 of approximately $0.2 million, which can be carried forward indefinitely and used to offset taxable income in future years to the extent the Company is not subject to AMT.

    As of December 30, 2000, the Company has provided for a valuation allowance for its deferred tax assets. Although realization is not assured, management believes it is more likely than not, that the net deferred tax assets will be realized. The determination of the net deferred tax assets deemed realizable was based on available historical evidence, and estimates of future taxable income. This amount may be subject to adjustment based on changes to those factors in future years.

    On September 29, 1999 the Company effected a recapitalization and stock purchase agreement with its former parent, Heinz. For U.S. tax purposes, the transaction was treated as a taxable sale under IRC Section 338(h)(10), resulting in a step-up in the tax basis of net assets. The step-up in tax basis as finally determined upon filing of the Section 338(h)(10) election during the current year resulted in an additional deferred tax asset of approximately
$3.3 million, with an offsetting adjustment to the valuation allowance.

    Undistributed earnings of foreign subsidiaries considered to be reinvested permanently, for which no deferred taxes are provided, amounted to $27.2 million as of December 30, 2000.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. CASH FLOW INFORMATION:

                                                                                           EIGHT
                                                         FISCAL YEAR ENDED                MONTHS
                                                ------------------------------------       ENDED
                                                APRIL 25,    APRIL 24,    APRIL 29,    DECEMBER 30,
                                                   1998         1999         2000          2000
                                                ----------   ----------   ----------   -------------
Net cash paid during the year for:
  Interest expense............................    $ 5,818      $2,748       $31,402       $31,639
  Income taxes................................    $ 4,706      $5,380       $13,601       $ 8,405
Noncash investing and financing activities
  were as follows:
  Deferred tax asset recorded as a component
    of shareholders' deficit in conjunction
    with the recapitalization of the
    Company...................................         --          --       $72,100            --
  Redeemable preferred stock issued to
    Heinz.....................................         --          --       $25,875            --
  Contribution of related party debt to
    capital...................................    $52,500          --            --            --
  Reduction of existing receivable in
    connection with the acquisition of
    minority interest.........................         --          --            --       $ 1,124

15. COMMITMENTS AND CONTINGENCIES:

LEGAL:

    Due to the nature of its activities, the Company is, at times, subject to pending and threatened legal actions which arise during the normal course of business. In the opinion of management, based in part upon advice of legal counsel, the disposition of such matters will not have a material effect on the consolidated financial statements.

LEASE COMMITMENTS:

    Minimum rental commitments under non-cancelable operating leases, primarily for office and rental facilities at December 30, 2000, consists of the following:

2001........................................................  $12,677
2002........................................................    7,922
2003........................................................    5,241
2004........................................................    3,659
2005........................................................    3,373
2006 and thereafter.........................................   18,913
                                                              -------
Total.......................................................  $51,785
                                                              =======

    Total rent expense charged to operations under these leases for the fiscal years ended April 25, 1998, April 24, 1999 and April 29, 2000 and for the eight months ended December 30, 2000 was approximately $10.3 million, $11.0 million, $12.3 million and $8.2 million, respectively.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
REPURCHASE AGREEMENTS:

    The Company is a party to a repurchase agreement related to the 10% minority interest in the classroom operation of Finland. Pursuant to this agreement, the Company may elect or be required to repurchase the minority shareholders' interest in this operation. If the Company repurchases the minority interest within five years of the original sale, the repurchase price is based on the original sales price times the increase in the consumer price index since the date of the sale. If the Company repurchases the minority interest after five years from the original sale, the repurchase price is based on a multiple of the average operating income during the last three years. On August 1, 2000 the Company repurchased the remaining 10% minority interest of the Sweden. The acquisition was financed with $2.4 million of cash plus $1.1 million reduction of an existing receivable from the minority owner resulting in goodwill of $3.5 million.

16. FRANCHISE PROFIT SHARING FUND:

    The Company's franchise agreement with certain North American franchisees provides for an annual franchise profit sharing distribution based upon specified formulas. In October 2000, the Company reached an agreement with certain franchisees regarding the sharing of profits of prior and future product sales. The settlement provided for a payment of approximately $3.8 million during the eight months ended December 30, 2000 and releases the Company from any future obligations to the franchisees under profit sharing arrangements dating back to 1969. Profit sharing expense under this arrangement for the fiscal years ended April 25, 1998, April 24, 1999 and April 29, 2000 was
$0.7 million, $0.8 million and $0.4 million, respectively. Unpaid amounts are included in accrued liabilities.

17. SEGMENT AND GEOGRAPHIC DATA:

    The Company is engaged principally in one line of business, i.e., weight control. The following table presents information about the Company by geographic area. There were no material amounts of sales or transfers among geographic areas and no material amounts of United States export sales.

                                                               EXTERNAL SALES
                                            ----------------------------------------------------
                                                                                       EIGHT
                                                     FISCAL YEAR ENDED                MONTHS
                                            ------------------------------------       ENDED
                                            APRIL 25,    APRIL 24,    APRIL 29,    DECEMBER 30,
                                               1998         1999         2000          2000
                                            ----------   ----------   ----------   -------------
United States.............................   $143,765     $189,366     $207,256      $150,199
United Kingdom............................     73,146       76,143       90,778        55,945
Continental Europe........................     54,850       65,119       66,524        48,306
Other International.......................     25,484       33,980       35,016        18,725
                                             --------     --------     --------      --------
                                             $297,245     $364,608     $399,574      $273,175
                                             ========     ========     ========      ========

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

17. SEGMENT AND GEOGRAPHIC DATA: (CONTINUED)

                                                             LONG-LIVED ASSETS
                                            ----------------------------------------------------
                                            APRIL 25,    APRIL 24,    APRIL 29,    DECEMBER 30,
                                               1998         1999         2000          2000
                                            ----------   ----------   ----------   -------------
United States.............................   $155,360     $149,054     $142,675      $142,641
United Kingdom............................      1,272        1,198          949         2,737
Continental Europe........................      2,463        2,422        1,973         1,914
Other International.......................      8,208        7,878       21,132        18,402
                                             --------     --------     --------      --------
                                             $167,303     $160,552     $166,729      $165,694
                                             ========     ========     ========      ========

18. FINANCIAL INSTRUMENTS:

FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Company's significant financial instruments include cash and cash equivalents, short-and-long-term debt, current and noncurrent notes receivable, currency exchange agreements and guarantees.

    In evaluating the fair value of significant financial instruments, the Company generally uses quoted market prices of the same or similar instruments or calculates an estimated fair value on a discounted cash flow basis using the rates available for instruments with the same remaining maturities. As of December 30, 2000, the fair value of financial instruments held by the Company approximated the recorded value. Based on the current interest rates, management believes that the carrying amount of the Company's debt approximates fair market value.

FOREIGN CURRENCY CONTRACTS:

    As of April 29, 2000 and December 30, 2000, the Company held currency and interest rate swap contracts to purchase certain foreign currencies totalling $139.4 million and $158.1 million, respectively. The Company also held separate currency and interest rate swap contracts to sell foreign currencies of $138.9 million and $163.5 million, respectively. Net unrealized gains (losses) associated with the Company's foreign currency contracts were ($0.5) million and $5.9 million, respectively.

19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

    The change in the Company's fiscal year end resulted in the elimination of the one month lag for certain foreign subsidiaries and is effective retroactive to April 30, 2000 which results in the quarterly data presented herein to differ from that previously reported on the July 29, 2000 and October 28, 2000
Form 10-Q's. The change from the previous Form 10-Q's for revenue is an increase of $469 and a decrease of $6,469 for the quarters ended July 29 and October 28, 2000, respectively. The change for operating income is an increase of $2,374 and an increase of $2,443 for the quarters ended July 29 and

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (CONTINUED)
October 28, 2000, respectively. The change for net income is an increase of $1,736 and an increase of $1,816 for the quarters ended, July 29 and October 28, 2000, respectively.

                                               FIRST QUARTER   SECOND QUARTER   THIRD QUARTER   FOURTH QUARTER
                                               -------------   --------------   -------------   --------------
FISCAL YEAR ENDED APRIL 24, 1999
  Revenues...................................     $84,036         $79,966          $89,403         $111,203
  Operating income...........................     $22,488         $14,505          $20,118         $ 26,804
  Net income.................................     $12,708         $ 8,227          $11,506         $ 15,541

FISCAL YEAR ENDED APRIL 29, 2000
  Revenues...................................     $92,174         $84,031          $90,507         $132,862
  Operating income...........................     $28,302         $10,508          $14,719         $ 34,115
  Net income.................................     $17,095         $ 2,239          $   912         $ 17,513

                                                                                               TWO MONTHS
                                                                                                 ENDED
                                                          FIRST QUARTER   SECOND QUARTER   DECEMBER 30, 2000
                                                          -------------   --------------   ------------------
EIGHT-MONTH PERIOD ENDED DECEMBER 30, 2000
  Revenues..............................................     $103,073        $107,582           $62,520
  Operating income......................................     $ 36,626        $ 27,648           $10,410
  Net income (loss).....................................     $ 13,705        $ 10,908           $(9,594)

20. SUBSEQUENT EVENT

   On January 16, 2001 the Company completed the acquisition of the Weight Watchers franchised territories and certain business assets of Weighco Enterprises, Inc., Weighco of Northwest, Inc., and Weighco of Southwest, Inc. pursuant to the terms of the Asset Purchase Agreement, dated as of December 11, 2000 among Weighco Enterprises, Inc., Weighco of Northwest, Inc., and Weighco of Southwest, Inc., the Company and Weight Watchers North America, Inc., a wholly-owned subsidiary of the Company.

    The transaction will be accounted for by the purchase method of accounting. Substantially all of the purchase price in excess of the net assets acquired will be recorded as goodwill.

    The purchase price for the acquisition was $83.8 million. Of this amount, the Company obtained $60.0 million pursuant to the Amended and Restated Credit Agreement, dated as of January 16, 2001 among Weight Watchers
International, Inc., WW Funding Corp. and various financial institutions.

21. STOCK SPLIT

    On October 29, 2001, the Company's Board of Directors declared a 4.70536-for-one stock split to be effective concurrent with the effective date of the registration filed by the Company in connection with its initial public offering. In addition, the Company's Articles of Incorporation will be amended to authorize the issuance of up to one billion shares of common stock, no par value, upon filing of the registration statement.

    All common share and per share amounts have been retroactively restated to account for the stock split. In addition, stock options and the respective exercise prices have been amended to reflect this split.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

22. GUARANTOR SUBSIDIARIES

    The Company's payment obligations under the Senior Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by the following wholly-owned subsidiaries: 58 WW Food Corp.; Waist Watchers, Inc.; Weight Watchers Camps, Inc.; W.W. Camps and Spas, Inc.; Weight Watchers
Direct, Inc.; W/W Twenty first Corporation; W.W. Weight Reduction
Services, Inc.; W.W.I. European Services Ltd.; W.W. Inventory Service Corp.; Weight Watchers North America, Inc.; Weight Watchers UK Holdings Ltd.; Weight Watchers International Holdings Ltd.; Weight Watchers (U.K.) Limited; Weight Watchers (Exercise) Ltd.; Weight Watchers (Accessories & Publications) Ltd.; Weight Watchers (Food Products) Limited; Weight Watchers New Zealand Limited; Weight Watchers International Pty Limited; Fortuity Pty Ltd; and Gutbusters
Pty Ltd. (collectively, the "Guarantor Subsidiaries"). The obligations of each Guarantor Subsidiary under its guarantee of the Notes are subordinated to such subsidiary's obligations under its guarantee of the new senior credit facility.

    Presented below is condensed consolidating financial information for Weight Watchers International, Inc. ("Parent Company"), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries (primarily companies incorporated in European countries other than the United Kingdom). In the Company's opinion, separate financial statements and other disclosures concerning each of the Guarantor Subsidiaries would not provide additional information that is material to investors. Therefore, the Guarantor Subsidiaries are combined in the presentation below.

    Investments in subsidiaries are accounted for by the Parent Company on the equity method of accounting. Earnings of subsidiaries are, therefore, reflected in the Parent Company's investments in subsidiaries' accounts. The elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

                              AS OF APRIL 24, 1999

                                 (IN THOUSANDS)

                                                                                 NON-
                                                    PARENT     GUARANTOR      GUARANTOR
                                                   COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                   --------   ------------   ------------   ------------   ------------
ASSETS
Current assets
  Cash and cash equivalents......................  $    (74)    $ 12,376       $  7,213       $      --      $ 19,515
  Receivables, net...............................     5,134        4,364          1,905              --        11,403
  Notes receivable, current......................     3,266           --             --              --         3,266
  Inventories....................................        --        5,775          1,805              --         7,580
  Prepaid expenses...............................       856        4,588          2,154              --         7,598
  Deferred income taxes..........................     1,758       (1,949)         3,800              --         3,609
  Due from related parties.......................     1,034          242        132,507              --       133,783
  Intercompany receivables (payables)............   103,588     (107,373)         3,785              --            --
                                                   --------     --------       --------       ---------      --------
    TOTAL CURRENT ASSETS.........................   115,562      (81,977)       153,169              --       186,754
Investment in consolidated subsidiaries..........   117,732           --             --        (117,732)           --
Property and equipment, net......................     1,981        5,231          1,513              --         8,725
Notes and other receivables, noncurrent..........    10,295           --          8,870              --        19,165
Goodwill, net....................................    27,254      115,568            892              --       143,714
Trademarks and other intangible assets, net......     2,355        5,745             13              --         8,113
Deferred income taxes............................       (22)       4,155             --              --         4,133
Other noncurrent assets..........................       138          510            182              --           830
                                                   --------     --------       --------       ---------      --------
    TOTAL ASSETS.................................  $275,295     $ 49,232       $164,639       $(117,732)     $371,434
                                                   ========     ========       ========       =========      ========

LIABILITIES AND PARENT COMPANY'S INVESTMENT
Current liabilities
  Short-term borrowings and line of credit.......  $     --     $     --       $  6,690       $      --      $  6,690
  Short-term borrowings due to related party.....    16,638         (388)            --              --        16,250
  Portion of long-term debt due within one
    year.........................................     1,164           --             --              --         1,164
  Accounts payable...............................       631        9,192          2,887              --        12,710
  Salaries and wages.............................     4,189        7,096             --              --        11,285
  Accrued interest...............................     2,161           --             15              --         2,176
  Accrued restructuring costs....................         8        7,929           (247)             --         7,690
  Foreign currency contract payable..............        --           --          7,169              --         7,169
  Other accrued liabilities......................     1,798        6,659          7,587              --        16,044
  Income taxes...................................   (11,168)      17,118          2,012              --         7,962
  Deferred revenue...............................        --        5,680            734              --         6,414
                                                   --------     --------       --------       ---------      --------
    TOTAL CURRENT LIABILITIES....................    15,421       53,286         26,847              --        95,554
Long-term debt...................................    15,500           --             --              --        15,500
Deferred income taxes............................    (2,366)      10,338            256              --         8,228
Other............................................        --        2,659            545              --         3,204
                                                   --------     --------       --------       ---------      --------
    TOTAL LONG-TERM DEBT AND OTHER LIABILITIES...    13,134       12,997            801              --        26,932
Parent company's investment......................   246,740      (17,051)       136,991        (117,732)      248,948
                                                   --------     --------       --------       ---------      --------
    TOTAL LIABILITIES AND PARENT COMPANY'S
      INVESTMENT.................................  $275,295     $ 49,232       $164,639       $(117,732)     $371,434
                                                   ========     ========       ========       =========      ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET

                              AS OF APRIL 29, 2000

                                 (IN THOUSANDS)

                                                                                 NON-
                                                   PARENT      GUARANTOR      GUARANTOR
                                                   COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                  ---------   ------------   ------------   ------------   ------------
ASSETS
Current assets
  Cash and cash equivalents.....................  $  10,984     $ 22,465        $10,594       $      --     $  44,043
  Receivables, net..............................      6,006        5,606          1,265              --        12,877
  Notes receivable, current.....................      2,791           --             --              --         2,791
  Inventories...................................         --        7,827          1,501              --         9,328
  Prepaid expenses..............................        748        6,240          1,372              --         8,360
  Deferred income taxes.........................      2,846       (2,752)            --              --            94
  Intercompany receivables (payables)...........    (32,114)      27,742          4,372              --            --
                                                  ---------     --------        -------       ---------     ---------
    TOTAL CURRENT ASSETS........................     (8,739)      67,128         19,104              --        77,493
Investment in consolidated subsidiaries.........    162,320           --             --        (162,320)           --
Property and equipment, net.....................      1,809        3,974          1,218              --         7,001
Notes and other receivables, noncurrent.........      7,045           --             --              --         7,045
Goodwill, net...................................     25,833      125,977            755              --       152,565
Trademarks and other intangible assets, net.....      1,960        5,193             10              --         7,163
Deferred income taxes...........................     (9,854)      77,428             --              --        67,574
Deferred financing costs........................     14,749          (83)            --              --        14,666
Other noncurrent assets.........................        163          365            172              --           700
                                                  ---------     --------        -------       ---------     ---------
    TOTAL ASSETS................................  $ 195,286     $279,982        $21,259       $(162,320)    $ 334,207
                                                  =========     ========        =======       =========     =========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND
  SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Short-term borrowings due to related party....  $   1,489     $     --        $    --       $      --     $   1,489
  Portion of long-term debt due within one
    year........................................     13,250          870             --              --        14,120
  Accounts payable..............................      1,438        9,084          1,840              --        12,362
  Salaries and wages............................      2,301        4,256          3,568              --        10,125
  Accrued interest..............................      3,521          561             --              --         4,082
  Accrued restructuring costs...................         --        4,786             --              --         4,786
  Foreign currency contract payable.............        486           --             --              --           486
  Other accrued liabilities.....................      6,387        9,049          4,147              --        19,583
  Income taxes..................................     (1,846)       5,965          2,667              --         6,786
  Deferred revenue..............................         --        3,824            808              --         4,632
                                                  ---------     --------        -------       ---------     ---------
    TOTAL CURRENT LIABILITIES...................     27,026       38,395         13,030              --        78,451
Long-term debt..................................    374,598       85,912             --              --       460,510
Deferred income taxes...........................      1,903          390            648              --         2,941
Other...........................................         --           --            546              --           546
                                                  ---------     --------        -------       ---------     ---------
    TOTAL LONG-TERM DEBT AND OTHER
      LIABILITIES...............................    376,501       86,302          1,194              --       463,997
Redeemable preferred stock......................     25,875        2,507            254          (2,761)       25,875
Shareholders' equity (deficit)..................   (234,116)     152,778          6,781        (159,559)     (234,116)
                                                  ---------     --------        -------       ---------     ---------
    TOTAL LIABILITIES, REDEEMABLE STOCK AND
      SHAREHOLDERS' EQUITY (DEFICIT)............  $ 195,286     $279,982        $21,259       $(162,320)    $ 334,207
                                                  =========     ========        =======       =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET
                            AS OF DECEMBER 30, 2000

                                 (IN THOUSANDS)

                                                                                 NON-
                                                   PARENT      GUARANTOR      GUARANTOR
                                                   COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                  ---------   ------------   ------------   ------------   ------------
ASSETS
Current assets
  Cash and cash equivalents.....................  $  26,699     $ 11,191        $ 6,611       $      --     $  44,501
  Receivables, net..............................      7,390        5,941          1,347              --        14,678
  Notes receivable, current.....................      2,104           --              2              --         2,106
  Foreign currency contracts receivable.........      5,364           --             --              --         5,364
  Inventories...................................         --       11,867          3,177              --        15,044
  Prepaid expenses..............................        961        7,809          2,329              --        11,099
  Deferred income taxes.........................      2,846       (2,198)            --              --           648
  Intercompany receivables (payables)...........    (10,921)       3,147          7,774              --            --
                                                  ---------     --------        -------       ---------     ---------
    TOTAL CURRENT ASSETS........................     34,443       37,757         21,240              --        93,440
Investment in consolidated subsidiaries.........    175,876           --             --        (175,876)           --
Property and equipment, net.....................      1,272        5,679          1,194              --         8,145
Notes and other receivables, noncurrent.........      5,601           --             --              --         5,601
Goodwill, net...................................     28,367      121,814            720              --       150,901
Trademarks and other intangible assets, net.....      1,876        4,761             11              --         6,648
Deferred income taxes...........................    (44,713)     111,920             --              --        67,207
Deferred financing costs........................     13,513           --             --              --        13,513
Other noncurrent assets.........................        163          271            328              --           762
                                                  ---------     --------        -------       ---------     ---------
    TOTAL ASSETS................................  $ 216,398     $282,202        $23,493       $(175,876)    $ 346,217
                                                  =========     ========        =======       =========     =========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND
  SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Short-term borrowings due to related party....  $   1,730     $     --        $    --       $      --     $   1,730
  Portion of long-term debt due within one
    year........................................     13,250          870             --              --        14,120
  Accounts payable..............................        932        8,379          2,678              --        11,989
  Salaries and wages............................      3,568        3,533          3,443              --        10,544
  Accrued interest..............................      9,069          593             --              --         9,662
  Accrued restructuring costs...................         --        2,485             --              --         2,485
  Other accrued liabilities.....................      9,420       10,540          3,255              --        23,215
  Income taxes..................................      1,677         (414)         2,397              --         3,660
  Deferred revenue..............................         --        4,843            993              --         5,836
                                                  ---------     --------        -------       ---------     ---------
    TOTAL CURRENT LIABILITIES...................     39,646       30,829         12,766              --        83,241
Long-term debt..................................    371,053       85,477             --              --       456,530
Deferred income taxes...........................      2,481           --            626              --         3,107
Other...........................................         --           --            121              --           121
                                                  ---------     --------        -------       ---------     ---------
    TOTAL LONG-TERM DEBT AND OTHER
      LIABILITIES...............................    373,534       85,477            747              --       459,758
Redeemable preferred stock......................     25,996           --             --              --        25,996
Shareholders' equity (deficit)..................   (222,778)     165,896          9,980        (175,876)     (222,778)
                                                  ---------     --------        -------       ---------     ---------
    TOTAL LIABILITIES, REDEEMABLE STOCK AND
      SHAREHOLDERS' EQUITY (DEFICIT)............  $ 216,398     $282,202        $23,493       $(175,876)    $ 346,217
                                                  =========     ========        =======       =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED APRIL 25, 1998
                                 (IN THOUSANDS)

                                                                      NON-
                                         PARENT     GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   ------------   ------------   ------------
Revenues, net.........................  $28,465      $213,929       $54,851        $     --       $297,245

Cost of revenues......................    3,264       122,148        34,549              --        159,961
                                        -------      --------       -------        --------       --------

  Gross profit........................   25,201        91,781        20,302              --        137,284

Marketing expenses....................    7,916        33,499         7,812              --         49,227

Selling, general and administrative
  expenses............................   21,154        16,578         6,335              --         44,067
                                        -------      --------       -------        --------       --------

  Operating (loss) income.............   (3,869)       41,704         6,155              --         43,990

Interest income.......................      831         2,297        10,641            (317)        13,452

Interest expense......................    4,033           607         4,253            (317)         8,576

Other expense, net....................    1,695         2,494            92              --          4,281

Equity in income of consolidated
  subsidiaries........................   16,837            --            --         (16,837)            --

Franchise commission income (loss)....    8,038        (5,984)       (2,054)             --             --
                                        -------      --------       -------        --------       --------

Income before income taxes and
  minority interest...................   16,109        34,916        10,397         (16,837)        44,585

(Benefit from) provision for income
  taxes...............................   (1,979)       16,355         5,593              --         19,969
                                        -------      --------       -------        --------       --------

  Income before minority interest.....   18,088        18,561         4,804         (16,837)        24,616

Minority interest.....................       --           629           216              --            845
                                        -------      --------       -------        --------       --------

  Net income..........................  $18,088      $ 17,932       $ 4,588        $(16,837)      $ 23,771
                                        =======      ========       =======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED APRIL 24, 1999
                                 (IN THOUSANDS)

                                                                      NON-
                                         PARENT     GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   ------------   ------------   ------------
Revenues, net.........................  $42,288      $257,202       $65,118        $     --       $364,608

Cost of revenues......................    3,685       135,095        40,145              --        178,925
                                        -------      --------       -------        --------       --------

  Gross profit........................   38,603       122,107        24,973              --        185,683

Marketing expenses....................    8,815        35,381         8,660              --         52,856

Selling, general and administrative
  expenses............................   23,715        17,794         7,403              --         48,912
                                        -------      --------       -------        --------       --------

  Operating income....................    6,073        68,932         8,910              --         83,915

Interest income.......................      615         5,096        10,938            (622)        16,027

Interest expense......................    3,537           357         5,587            (622)         8,859

Other expense, (income) net...........    1,930         3,361           (43)             --          5,248

Equity in income of consolidated
  subsidiaries........................   37,310            --            --         (37,310)            --

Franchise commission income (loss)....    8,697        (6,072)       (2,625)             --             --
                                        -------      --------       -------        --------       --------

  Income before income taxes and
    Minority interest.................   47,228        64,238        11,679         (37,310)        85,835

Provision for income taxes............    7,944        22,860         5,556              --         36,360
                                        -------      --------       -------        --------       --------

  Income before minority Interest.....   39,284        41,378         6,123         (37,310)        49,475

Minority interest.....................       --         1,108           385              --          1,493
                                        -------      --------       -------        --------       --------

  Net income..........................  $39,284      $ 40,270       $ 5,738        $(37,310)      $ 47,982
                                        =======      ========       =======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS
                    FOR THE FISCAL YEAR ENDED APRIL 29, 2000
                                 (IN THOUSANDS)

                                                                      NON-
                                         PARENT     GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   ------------   ------------   ------------
Revenues, net.........................  $32,836      $300,215       $66,523        $     --       $399,574

Cost of revenues......................    4,911       155,251        41,227              --        201,389
                                        -------      --------       -------        --------       --------

  Gross profit........................   27,925       144,964        25,296              --        198,185

Marketing expenses....................    7,417        35,707         8,329              --         51,453

Selling, general and administrative
  expenses............................   23,066        20,357         7,320              --         50,743

Transaction costs.....................    8,247            98            --              --          8,345
                                        -------      --------       -------        --------       --------

  Operating (loss) income.............  (10,805)       88,802         9,647              --         87,644

Interest income.......................    1,462         1,864         2,466              --          5,792

Interest expense......................   29,104         6,471         1,296              --         36,871

Other (income) expense, net...........  (10,997)          151           495              --        (10,351)

Equity in income of consolidated
  subsidiaries........................   44,441            --            --         (44,441)            --

Franchise commission income (loss)....   21,686       (18,500)       (3,186)             --             --
                                        -------      --------       -------        --------       --------

  Income before income taxes and
    minority interest.................   38,677        65,544         7,136         (44,441)        66,916

Provision for income taxes............      918        24,090         3,315              --         28,323
                                        -------      --------       -------        --------       --------

  Income before minority interest.....   37,759        41,454         3,821         (44,441)        38,593

Minority interest.....................       --           834            --              --            834
                                        -------      --------       -------        --------       --------

  Net income..........................  $37,759      $ 40,620       $ 3,821        $(44,441)      $ 37,759
                                        =======      ========       =======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF OPERATIONS
                  FOR THE EIGHT MONTHS ENDED DECEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                      NON-
                                         PARENT     GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   ------------   ------------   ------------
Revenues, net.........................  $20,794      $204,074       $48,307        $     --       $273,175

Cost of revenues......................    4,571       105,444        29,268              --        139,283
                                        -------      --------       -------        --------       --------

  Gross profit........................   16,223        98,630        19,039              --        133,892

Marketing expenses....................    2,784        18,994         5,208              --         26,986

Selling, general and administrative
  expenses............................   14,826        11,708         5,688              --         32,222
                                        -------      --------       -------        --------       --------

  Operating (loss) income.............   (1,387)       67,928         8,143              --         74,684

Interest income.......................    1,642         1,209           268              --          3,119

Interest expense......................   26,338        13,849            57              --         40,244

Other expense (income), net...........   16,545            (2)           (7)             --         16,536

Equity in income of consolidated
  subsidiaries........................   26,621            --            --         (26,621)            --

Franchise commission income (loss)....   20,144       (17,647)       (2,497)             --             --
                                        -------      --------       -------        --------       --------

  Income before income taxes and
    minority interest.................    4,137        37,643         5,864         (26,621)        21,023

(Benefit from) provision for income
  taxes...............................  (10,882)       14,558         2,181              --          5,857
                                        -------      --------       -------        --------       --------

  Income before minority interest.....   15,019        23,085         3,683         (26,621)        15,166

Minority interest.....................       --            --           147              --            147
                                        -------      --------       -------        --------       --------

  Net income..........................  $15,019      $ 23,085       $ 3,536        $(26,621)      $ 15,019
                                        =======      ========       =======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOW
                    FOR THE FISCAL YEAR ENDED APRIL 25, 1998
                                 (IN THOUSANDS)

                                                                     NON-
                                        PARENT     GUARANTOR      GUARANTOR
                                       COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   ------------   ------------   ------------
Operating activities:
  Net income.........................  $ 18,088     $ 17,932       $ 4,588        $(16,837)      $ 23,771
  Adjustments to reconcile net income
    to cash provided by operating
    activities:
  Depreciation and amortization......     2,390        5,764           621              --          8,775
  Deferred tax provision.............     1,628       10,463         3,472              --         15,563
  Allowance for doubtful accounts....        66         (209)           --              --           (143)
  Reserve for inventory obsolescence,
    other............................        --       (3,489)           --                         (3,489)
  Other items, net...................      (120)         139           396              --            415
  Change in cash due to:
    Receivables......................       380       (3,069)          341              --         (2,348)
    Inventories......................        --          982          (318)             --            664
    Prepaid expense..................      (298)       2,091           120              --          1,913
    Due from related parties.........    (5,092)       1,546        (5,064)             --         (8,610)
    Accounts payable.................       (45)      (3,024)          819              --         (2,250)
    Accrued liabilities..............    (1,311)      (5,849)        6,746              --           (414)
    Deferred revenue.................        --        1,872            --              --          1,872
    Income taxes.....................    12,315      (10,428)       (1,240)             --            647
                                       --------     --------       -------        --------       --------
    Cash provided by operating
      activities.....................    28,001       14,721        10,481         (16,837)        36,366
                                       --------     --------       -------        --------       --------
Investing activities:
  Capital expenditures...............      (170)      (2,539)         (680)             --         (3,389)
  Acquisitions, net of cash
    acquired.........................        --       (1,007)         (405)             --         (1,412)
  Other items, net...................      (627)         521           (15)             --           (121)
                                       --------     --------       -------        --------       --------
    Cash used for investing
      activities.....................      (797)      (3,025)       (1,100)             --         (4,922)
                                       --------     --------       -------        --------       --------
Financing activities:
  Net decrease in short-term
    borrowings.......................    (1,250)        (133)         (791)             --         (2,174)
  Payment of dividends...............    (5,949)      (8,378)       (1,145)          7,002         (8,470)
  Payments on long-term debt.........     2,382       (3,750)           --              --         (1,368)
  Net Parent settlements.............   (21,818)         (42)       (6,373)          9,603        (18,630)
                                       --------     --------       -------        --------       --------
    Cash used for financing
      activities.....................   (26,635)     (12,303)       (8,309)         16,605        (30,642)
                                       --------     --------       -------        --------       --------
Effect of exchange rate changes on
  cash and cash equivalents..........      (229)         689          (736)            232            (44)
Net increase in cash and cash
  equivalents........................       340           82           336              --            758
Cash and cash equivalents, beginning
  of year............................      (444)       5,718         5,797              --         11,071
                                       --------     --------       -------        --------       --------
Cash and cash equivalents, end of
  year...............................  $   (104)    $  5,800       $ 6,133        $     --       $ 11,829
                                       ========     ========       =======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOW
                    FOR THE FISCAL YEAR ENDED APRIL 24, 1999
                                 (IN THOUSANDS)

                                                                     NON-
                                        PARENT     GUARANTOR      GUARANTOR
                                       COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                       --------   ------------   ------------   ------------   ------------
Operating activities:
  Net income.........................  $ 39,284     $ 40,270       $ 5,738        $(37,310)      $ 47,982
  Adjustments to reconcile net income
    to cash provided by operating
    activities:
  Depreciation and amortization......     2,378        6,609           599              --          9,586
  Deferred tax provision.............     1,735        4,345         3,199              --          9,279
  Allowance for doubtful accounts....       (84)         (30)           (4)             --           (118)
  Reserve for inventory obsolescence,
    other............................        --        2,528            (3)                         2,525
  Other items, net...................        --          153          (115)             --             38
  Changes in cash due to:
    Receivables......................    (7,219)       1,378        (1,200)             --         (7,041)
    Inventories......................        --       (2,476)           25              --         (2,451)
    Prepaid expense..................       (20)      (1,141)         (293)             --         (1,454)
    Due from related parties.........    38,317      (35,394)          770              --          3,693
    Accounts payable.................      (288)       3,698          (327)             --          3,083
    Accrued liabilities..............     1,003       (2,572)       (8,507)             --        (10,076)
    Deferred revenue.................        --       (1,450)          734              --           (716)
    Income taxes.....................   (36,393)      38,362         1,602              --          3,571
                                       --------     --------       -------        --------       --------
    Cash provided by operating
      activities.....................    38,713       54,280         2,218         (37,310)        57,901
                                       --------     --------       -------        --------       --------
Investing activities:
  Capital expenditures...............      (271)      (1,612)         (591)             --         (2,474)
  Other items, net...................      (278)        (286)           (1)             --           (565)
                                       --------     --------       -------        --------       --------
    Cash used for investing
      activities.....................      (549)      (1,898)         (592)             --         (3,039)
                                       --------     --------       -------        --------       --------
Financing activities:
  Net increase (decrease) in
    short-term borrowings............        --        1,262          (406)             --            856
  Payment of dividends...............    (5,435)     (14,446)       (3,670)         13,183        (10,368)
  Payments on long-term debt.........    (1,081)          --            --              --         (1,081)
  Net Parent (settlements)
    advances.........................   (31,483)     (32,903)        3,316          23,994        (37,076)
                                       --------     --------       -------        --------       --------
    Cash (used for) provided by
      financing activities...........   (37,999)     (46,087)         (760)         37,177        (47,669)
                                       --------     --------       -------        --------       --------
Effect of exchange rate changes on
  cash and cash equivalents..........      (135)         281           214             133            493
Net increase in cash and cash
  equivalents........................        30        6,576         1,080              --          7,686
Cash and cash equivalents, beginning
  of year............................      (104)       5,800         6,133              --         11,829
                                       --------     --------       -------        --------       --------
Cash and cash equivalents, end of
  year...............................  $    (74)    $ 12,376       $ 7,213        $     --       $ 19,515
                                       ========     ========       =======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOW
                    FOR THE FISCAL YEAR ENDED APRIL 29, 2000
                                 (IN THOUSANDS)

                                                                         NON-
                                           PARENT      GUARANTOR      GUARANTOR
                                           COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          ---------   ------------   ------------   ------------   ------------
Operating activities:
  Net income............................  $  37,759     $ 40,620       $  3,821       $(44,441)      $  37,759
  Adjustments to reconcile net income to
    cash provided by (used for)
    operating activities:
  Depreciation and amortization.........      3,438        6,028            932             --          10,398
  Deferred tax provision................      3,785        4,685             71             --           8,541
  Allowance for doubtful accounts.......        352           29              4             --             385
  Reserve for inventory obsolescence,
    other...............................         --          (93)           (28)            --            (121)
  Other items, net......................         --       (2,492)            --             --          (2,492)
  Changes in cash due to:
    Receivables.........................      4,501       (1,353)         9,506             --          12,654
    Inventories.........................         --       (2,028)           332             --          (1,696)
    Prepaid expense.....................        108       (1,691)           782             --            (801)
    Due from related parties............    (15,149)         384             --             --         (14,765)
    Accounts payable....................        807       (1,272)        (1,047)            --          (1,512)
    Accrued liabilities.................      4,538       (1,845)         3,087             --           5,780
    Deferred revenue....................                  (1,827)            74                         (1,753)
    Income taxes........................     90,650      (97,918)         4,776             --          (2,492)
                                          ---------     --------       --------       --------       ---------
    Cash provided by (used for)
      operating activities..............    130,789      (58,773)        22,310        (44,441)         49,885
                                          ---------     --------       --------       --------       ---------
Investing activities:
  Capital expenditures..................       (299)      (1,004)          (571)            --          (1,874)
  Acquisitions, net of cash acquired....         --           --             --             --              --
  Acquisitions of minority interest.....         --      (15,900)            --             --         (15,900)
  Other items, net......................     (2,067)         116             84             --          (1,867)
                                          ---------     --------       --------       --------       ---------
    Cash used for investing
      activities........................     (2,366)     (16,788)          (487)            --         (19,641)
                                          ---------     --------       --------       --------       ---------
Financing activities:
  Net increase (decrease) in short-term
    borrowings..........................         --        1,235         (6,690)            --          (5,455)
  Parent company investment in
    subsidiaries........................    (34,693)          --             --         34,693              --
  Proceeds from borrowings..............    404,260       87,000             --             --         491,260
  Repurchase of common stock............   (324,476)          --             --             --        (324,476)
  Payment of dividends..................     (2,797)      (3,120)        (4,494)         7,615          (2,796)
  Payments on long-term debt............     (3,312)        (218)            --             --          (3,530)
  Deferred financing costs..............    (15,861)          --             --             --         (15,861)
  Net Parent (settlements) advances.....   (138,998)      14,552         (7,175)           591        (131,030)
                                          ---------     --------       --------       --------       ---------
    Cash (used for) provided by
      financing activities..............   (115,877)      99,449        (18,359)        42,899           8,112
                                          ---------     --------       --------       --------       ---------
Effect of exchange rate changes on cash
  and cash equivalents..................     (1,488)     (13,799)           (83)         1,542         (13,828)
Net increase in cash and cash
  equivalents...........................     11,058       10,089          3,381             --          24,528
Cash and cash equivalents, beginning of
  year..................................        (74)      12,376          7,213             --          19,515
                                          ---------     --------       --------       --------       ---------
Cash and cash equivalents, end of
  year..................................  $  10,984     $ 22,465       $ 10,594       $     --          44,043
                                          =========     ========       ========       ========       =========

   The accompanying notes are an integral part of the consolidated financial statements

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOW
                  FOR THE EIGHT MONTHS ENDED DECEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                          NON-
                                             PARENT     GUARANTOR      GUARANTOR
                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                            --------   ------------   ------------   ------------   ------------
Operating activities:
  Net income..............................  $15,019      $ 23,085        $ 3,536       $(26,621)      $ 15,019
  Adjustments to reconcile net income to
    cash provided by (used for) operating
    activities:
  Depreciation and amortization...........    3,212         4,266            411             --          7,889
  Deferred tax provision..................       --           104             --             --            104
  Accounting for equity investment........   17,604            --             --             --         17,604
  Elimination of foreign subsidiaries one
    month reporting lag...................    1,137            86          1,120         (1,137)         1,206
  Allowance for doubtful accounts.........       --          (188)            --             --           (188)
  Reserve for inventory obsolescence,
    other.................................       --        (1,024)            49             --           (975)
  Other items, net........................       --          (532)          (422)            --           (954)
  Changes in cash due to:
    Receivables...........................   (7,946)         (180)           (84)            --         (8,210)
    Inventories...........................       --        (3,046)        (1,725)            --         (4,771)
    Prepaid expense.......................     (213)       (1,585)          (957)            --         (2,755)
    Intercompany receivables/payables.....  (21,193)       24,595         (3,402)            --             --
    Due from related parties..............      241            --             --             --            241
    Accounts payable......................   (1,072)          (69)           838             --           (303)
    Accrued liabilities...................    9,362        (1,450)        (1,015)            --          6,897
    Deferred revenue......................        0           858            185             --          1,043
    Income taxes..........................   38,960       (41,643)          (292)            --         (2,975)
                                            --------     --------        -------       --------       --------
    Cash provided by (used for) operating
      activities..........................   55,111         3,277         (1,758)       (27,758)        28,872
                                            --------     --------        -------       --------       --------
Investing activities:
  Capital expenditures....................     (100)       (3,017)          (509)            --         (3,626)
  Advances and interest to equity
    investment............................  (15,604)           --             --             --        (15,604)
  Acquisitions of minority interest.......   (2,400)           --             --             --         (2,400)
  Other items, net........................     (148)          147              4             --              3
                                            --------     --------        -------       --------       --------
    Cash used for investing activities....  (18,252)       (2,870)          (505)            --        (21,627)
                                            --------     --------        -------       --------       --------
Financing activities:
  Net increase (decrease) in short-term
    borrowings............................      566          (600)            --             --            (34)
  Parent company investment in
    subsidiaries..........................  (13,556)           --             --         13,556             --
  Payment of dividends....................     (879)       (8,834)        (1,968)        10,802           (879)
  Payments on long-term debt..............   (6,625)         (435)            --             --         (7,060)
  Net Parent advances (settlements).......       --            --            421           (421)            --
                                            --------     --------        -------       --------       --------
    Cash used for financing activities....  (20,494)       (9,869)        (1,547)        23,937         (7,973)
                                            --------     --------        -------       --------       --------
Effect of exchange rate changes on cash
  and cash equivalents....................     (650)       (1,812)          (173)         3,821          1,186
Net increase (decrease) in cash and cash
  equivalents.............................   15,715       (11,274)        (3,983)            --            458
Cash and cash equivalents, beginning of
  period..................................   10,984        22,465         10,594             --         44,043
                                            --------     --------        -------       --------       --------
Cash and cash equivalents, end of
  period..................................  $26,699      $ 11,191        $ 6,611       $     --       $ 44,501
                                            ========     ========        =======       ========       ========

   The accompanying notes are an integral part of the consolidated financial statements

                 (This page has been left blank intentionally.)

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 AS OF DECEMBER 30, 2000 AND SEPTEMBER 29, 2001

                                 (IN THOUSANDS)

                                                              DECEMBER 30,   SEPTEMBER 29,
                                                                  2000            2001
                                                              ------------   --------------
                                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................    $  44,501       $  37,904
  Receivables, net..........................................       14,678          17,103
  Notes receivable, current.................................        2,106               2
  Inventories...............................................       15,044          19,131
  Prepaid expenses, other...................................       17,111          14,004
                                                                ---------       ---------
    TOTAL CURRENT ASSETS....................................       93,440          88,144
Property and equipment, net.................................        8,145           9,650
Notes and other receivables, noncurrent.....................        5,601             325
Goodwill, net...............................................      150,901         237,102
Trademarks and other intangible assets, net.................        6,648           6,851
Deferred income taxes.......................................       67,207          67,207
Deferred financing costs, other.............................       14,275          14,170
                                                                ---------       ---------
    TOTAL ASSETS............................................    $ 346,217       $ 423,449
                                                                =========       =========

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES
  Portion of long-term debt due within one year.............    $  14,120       $  16,157
  Accounts payable..........................................       11,989           7,966
  Accrued liabilities.......................................       47,636          67,066
  Income taxes..............................................        3,660          15,529
  Deferred revenue..........................................        5,836          16,645
                                                                ---------       ---------
    TOTAL CURRENT LIABILITIES...............................       83,241         123,363
Long-term debt..............................................      456,530         464,629
Deferred income taxes.......................................        3,107           3,070
Other.......................................................          121             822
                                                                ---------       ---------
    TOTAL LONG-TERM DEBT AND OTHER LIABILITIES..............      459,758         468,521
Redeemable preferred stock..................................       25,996          25,621
Shareholders' deficit (Note 21):
  Common stock, par value $0 per share, 1,000,000
    authorized, issued 111,988 shares at December 30, 2000
    and September 29, 2001; outstanding 111,988 shares at
    December 30, 2000 and 105,407 shares at September 29,
    2001....................................................           --              --
  Treasury stock, at cost, 6,580 shares at September 29,
    2001....................................................           --         (26,572)
  Accumulated deficit.......................................     (216,507)       (152,232)
  Accumulated other comprehensive loss......................       (6,271)        (15,252)
                                                                ---------       ---------
    TOTAL SHAREHOLDERS' DEFICIT.............................     (222,778)       (194,056)
                                                                ---------       ---------
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT.................    $ 346,217       $ 423,449
                                                                =========       =========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

       FOR THE NINE MONTHS ENDED OCTOBER 28, 2000 AND SEPTEMBER 29, 2001

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   NINE MONTHS ENDED
                                                              ---------------------------
                                                              OCTOBER 28,   SEPTEMBER 29,
                                                                 2000           2001
                                                              -----------   -------------
                                                                      (UNAUDITED)
Revenues, net...............................................    $343,517      $478,340
Cost of revenues............................................     167,215       215,093
                                                                --------      --------
  Gross profit..............................................     176,302       263,247
Marketing expenses..........................................      37,119        51,483
Selling, general and administrative expenses................      40,795        51,703
                                                                --------      --------
  Operating income..........................................      98,388       160,061
Interest expense, net.......................................      42,862        42,011
Other (income), expenses net................................      (6,762)       13,948
                                                                --------      --------
  Income before income taxes and minority interest..........      62,288       104,102
Provision for income taxes..................................      19,922        38,590
                                                                --------      --------
  Income before minority interest...........................      42,366        65,512
Minority interest...........................................         240            78
                                                                --------      --------
  Net income................................................    $ 42,126      $ 65,434
                                                                ========      ========
Preferred stock dividends...................................    $  1,125      $  1,125
                                                                --------      --------
  Net income available to common shareholders...............    $ 41,001      $ 64,309
                                                                ========      ========
Net income per share:
  Basic.....................................................    $   0.37      $   0.59
                                                                ========      ========
  Diluted...................................................    $   0.37      $   0.58
                                                                ========      ========
Weighted average common shares outstanding:
  Basic.....................................................     111,988       109,762
                                                                ========      ========
  Diluted...................................................     112,035       111,416
                                                                ========      ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT,

               PARENT COMPANY INVESTMENT AND COMPREHENSIVE INCOME

        FOR THE FISCAL YEAR ENDED APRIL 29, 2000, THE EIGHT MONTHS ENDED DECEMBER 30, 2000, AND THE NINE MONTHS ENDED SEPTEMBER 29, 2001

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                 COMMON               TREASURY                       ACCUMULATED
                                                 STOCK                  STOCK          ADDITIONAL       OTHER
                                          --------------------   -------------------    PAID IN     COMPREHENSIVE   ACCUMULATED
                                           SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL         LOSS          DEFICIT
                                          ---------   --------   --------   --------   ----------   -------------   -----------
  Balance at April 24, 1999.............    276,430
Net Parent settlements..................
Recapitalization and settlement of
  Parent Company investment.............   (164,442)                                     (72,100)      (12,764)       (268,547)
Deferred tax asset......................                                                  72,100
Comprehensive Income:
  Net income............................                                                                                37,759
  Translation adjustment................                                                                10,311
  Total Comprehensive Income............
Preferred stock dividend................                                                                                  (875)
                                          ---------    ------     -----     --------    --------      --------       ---------
  Balance at April 29, 2000.............    111,988    $   --        --     $     --    $     --      $ (2,453)      $(231,663)
Elimination of foreign subsidiaries one
  month reporting lag effective April
  30, 2000..............................                                                                                 1,137
Comprehensive income:
  Net income............................                                                                                15,019
  Translation adjustment................                                                                (3,818)
  Total Comprehensive Income............
Preferred stock dividend................                                                                                (1,000)
                                          ---------    ------     -----     --------    --------      --------       ---------
  Balance at December 30, 2000..........    111,988    $   --        --     $     --    $     --      $ (6,271)      $(216,507)
Comprehensive Income:
  Net income............................                                                                                65,434
  Foreign currency translation
    adjustment..........................                                                                (2,904)
  Change in fair value of derivatives
    accounted for as hedges.............                                                                (6,077)
  Total Comprehensive Income............
Preferred stock dividend................                                                                                (1,125)
Purchase of treasury stock..............                          6,719     $(27,132)         --                            --
Sale of treasury stock..................                           (139)         560          --                           (34)
                                          ---------    ------     -----     --------    --------      --------       ---------
  Balance at September 29, 2001.........    111,988    $   --     6,580     $(26,572)   $     --      $(15,252)      $(152,232)
                                          =========    ======     =====     ========    ========      ========       =========


                                            PARENT
                                          COMPANY'S
                                          INVESTMENT     TOTAL
                                          ----------   ---------
  Balance at April 24, 1999.............  $ 248,948    $ 248,948
Net Parent settlements..................   (252,883)    (252,883)
Recapitalization and settlement of
  Parent Company investment.............      3,935     (349,476)
Deferred tax asset......................                  72,100
Comprehensive Income:
  Net income............................                  37,759
  Translation adjustment................                  10,311
                                                       ---------
  Total Comprehensive Income............                  48,070
                                                       ---------
Preferred stock dividend................                    (875)
                                          ---------    ---------
  Balance at April 29, 2000.............  $      --    $(234,116)
Elimination of foreign subsidiaries one
  month reporting lag effective April
  30, 2000..............................                   1,137
Comprehensive income:
  Net income............................                  15,019
  Translation adjustment................                  (3,818)
                                                       ---------
  Total Comprehensive Income............                  11,201
                                                       ---------
Preferred stock dividend................                  (1,000)
                                          ---------    ---------
  Balance at December 30, 2000..........  $      --    $(222,778)
Comprehensive Income:
  Net income............................                  65,434
  Foreign currency translation
    adjustment..........................                  (2,904)
  Change in fair value of derivatives
    accounted for as hedges.............                  (6,077)
                                                       ---------
  Total Comprehensive Income............                  56,453
                                                       ---------
Preferred stock dividend................                  (1,125)
Purchase of treasury stock..............                 (27,132)
Sale of treasury stock..................                     526
                                          ---------    ---------
  Balance at September 29, 2001.........  $      --    $(194,056)
                                          =========    =========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

       FOR THE NINE MONTHS ENDED OCTOBER 28, 2000 AND SEPTEMBER 29, 2001

                                 (IN THOUSANDS)

                                                                   NINE MONTHS ENDED
                                                              ---------------------------
                                                              OCTOBER 28,   SEPTEMBER 29,
                                                                 2000           2001
                                                              -----------   -------------
                                                                      (UNAUDITED)
Cash provided by operating activities.......................    $50,093       $120,234
                                                                -------       --------
Investing activities:
  Capital expenditures......................................     (2,223)        (1,865)
  Advances to equity investment.............................     (8,500)        (9,044)
  Acquisitions..............................................     (2,400)       (97,853)
  Other items, net..........................................     (2,595)        (1,896)
                                                                -------       --------
    Cash used for investing activities......................    (15,718)      (110,658)
                                                                -------       --------
Financing activities:
  Net increase (decrease) in short-term borrowings..........      4,893           (622)
  Proceeds from borrowings..................................         --         60,000
  Payments of dividends.....................................       (879)        (1,500)
  Payments of long-term debt................................    (10,590)       (46,774)
  Deferred financing costs..................................       (165)            --
  Net Parent advances.......................................      2,078             --
  Purchase of treasury stock................................         --        (27,132)
  Proceeds from issuance of treasury stock..................         --            525
                                                                -------       --------
    Cash used for financing activities......................     (4,663)       (15,503)
                                                                -------       --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (4,703)          (670)
Net increase (decrease) in cash and cash equivalents........     25,009         (6,597)
Cash and cash equivalents, beginning of period..............     34,446         44,501
                                                                -------       --------
Cash and cash equivalents, end of period....................    $59,455       $ 37,904
                                                                =======       ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  GENERAL

    The accompanying consolidated financial statements include the accounts of Weight Watchers International, Inc. and Subsidiaries (the "Company"). The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and include amounts that are based on management's best estimates and judgments. While all available information has been considered, actual amounts could differ from those estimates. The consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. This report should be read in conjunction with the Company's Form 10K for the eight months ended December 30, 2000.

2.  CHANGE IN FISCAL YEAR

    The Company changed its fiscal year end from the last Saturday of April, to the Saturday closest to December 31st effective with the eight month period commencing April 30, 2000.

    In the prior periods, in order to facilitate timely reporting, certain foreign subsidiaries ended their fiscal period one month prior to the Company's fiscal period with no material impact on the consolidated financial statements. Effective April 30, 2000, the one month lag has been eliminated.

3.  ACQUISITIONS

    On September 4, 2001, the Company completed the acquisition of Weight Watchers of Oregon, Inc., for an aggregate purchase price of $13,500. Substantially all of the purchase price in excess of the net assets acquired was recorded as goodwill. The results of operations are included in the financial statements from the date of acquisition. The acquisition has been accounted for based on Statements of Financial Accounting Standards No. 141 and 142, "Business Combinations" ("SFAS 141") and "Goodwill and Other Intangible Assets"
("SFAS 142"), respectively. SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for by the purchase method of accounting. SFAS 142 supercedes APB Opinion 17, "Intangible Assets", and requires goodwill and other intangible assets that have an indefinite useful life to no longer be amortized; however, these assets must be reviewed at least annually for impairment. The Company will adopt SFAS 142 on December 30, 2001 for all business combinations completed prior to July 1, 2001. Management has not yet determined the impact of adoption on the financial position and results of operations of the Company.

    On January 16, 2001, the Company completed the acquisition of Weight Watchers' franchised territories and certain business assets of Weighco Enterprises, Inc., Weighco of Northwest, Inc., and Weighco of Southwest, Inc. ("Weighco"), for an aggregate purchase price of approximately $83,800 plus acquisition costs of approximately $600. The acquisition was financed through additional borrowings of $60,000 obtained pursuant to the Company's Amended and Restated Credit Agreement, dated January 16, 2001, and cash from operations.

    The acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of operations are included in the financial statements from the date of the acquisition. Assets acquired include inventory ($1,158) and property and equipment ($1,801). The excess of investment over the net book value of assets acquired at the date of acquisition resulted in goodwill of $81,394.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  ACQUISITIONS (CONTINUED)
    The following table presents unaudited pro forma financial information that reflects the consolidated results of operations of the Company and Weighco as if the acquisition had occurred as of the beginning of the respective periods. This pro forma information does not necessarily reflect the actual results that would have occurred, nor is it necessarily indicative of future results of operations of the consolidated companies.

                                                                 PRO FORMA
                                                             NINE MONTHS ENDED
                                                             OCTOBER 28, 2000
                                                             -----------------
Revenues...................................................       $382,059
Net income.................................................       $ 44,472
Per share information:
  Basic and diluted earnings per share.....................       $   0.39

4.  RECAPITALIZATION

    On September 29, 1999, the Company entered into a recapitalization and stock purchase agreement (the "Transaction") with its former parent, H.J. Heinz Company ("Heinz"). In connection with the Transaction, the Company effectuated a stock split of 58,747.6 shares for each share outstanding. The Company then redeemed 164,442 shares of common stock from Heinz for $349,500. The number of shares of the Company's common stock that was authorized and outstanding prior to the Transaction has been adjusted to reflect the stock split. The $349,500 consisted of $324,500 of cash and $25,000 of the Company's redeemable Series A Preferred Stock. After the redemption, Artal Luxembourg S.A. purchased 94% of the Company's remaining common stock from Heinz for $223,700. The recapitalization and stock purchase was financed through borrowings under credit facilities amounting to approximately $237,000 and by issuing Senior Subordinated Notes amounting to $255,000, due 2009. The balance of the borrowings was utilized to refinance debt incurred prior to the Transaction relating to the transfer of ownership and acquisition of the minority interest in the Weight Watchers businesses that operate in Australia and New Zealand. The acquisition of the minority interest resulted in approximately $15,900 of goodwill. In connection with the Transaction, the Company incurred approximately $8,300 in transaction costs and $15,900 in deferred financing costs. For U.S. Federal and State tax purposes, the Transaction is being treated as a taxable sale under Section 338(h)(10) of the Internal Revenue Code of 1986 as amended. As a result, for tax purposes, the Company recorded a step-up in the tax basis of net assets. For financial reporting purposes, a valuation allowance of approximately $72,100 was established against the corresponding deferred tax asset of $144,200. Management concluded, more likely than not, that the valuation allowance would not be utilized to reduce future tax payments. The Company will continue to monitor the need to maintain valuation allowance in the future periods.

5.  EARNINGS PER SHARE

    Basic earnings per share ("EPS") computations are calculated utilizing the weighted average number of common shares outstanding during the periods presented. Diluted EPS includes the

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5.  EARNINGS PER SHARE (CONTINUED)
weighted average number of common shares outstanding and the effect of common stock equivalents. The following table sets forth the computation of basic and diluted EPS:

                                                           NINE MONTHS ENDED
                                                     -----------------------------
                                                     OCTOBER 28,    SEPTEMBER 29,
                                                         2000            2001
                                                     ------------   --------------
Numerator:
  Net income.......................................    $ 42,126        $ 65,434
  Preferred stock dividends........................       1,125           1,125
                                                       --------        --------
    Numerator for basic EPS-income available to
      common shareholders..........................    $ 41,001        $ 64,309
                                                       --------        --------
    Numerator for diluted EPS-income available to
      common shareholders..........................    $ 41,001        $ 64,309
                                                       --------        --------

Denominator:
    Denominator for basic EPS-weighted-average
      shares.......................................     111,987         109,761
    Effect of dilutive securities:
      Stock options................................          48           1,655
                                                       --------        --------
    Denominator for diluted EPS-adjusted weighted-
      average shares...............................     112,035         111,416
                                                       ========        ========
EPS:
  Basic EPS........................................    $   0.37        $   0.59
                                                       ========        ========
  Diluted EPS......................................    $   0.37        $   0.58
                                                       ========        ========

6.  TREASURY STOCK

    On April 18, 2001, the Company entered into a Put/Call Agreement with Heinz, pursuant to which Heinz acquired the right and option to sell during the period ending on or before May 15, 2002, and the Company acquired the right and option to purchase after that date and on or before August 15, 2002, 6,719 shares of the common stock of the Company owned by Heinz. During the nine months ended September 29, 2001, Heinz has sold all of its shares to the Company at fair value for an aggregate purchase price of $27,312, which was funded with cash from operations.

7.  COMPREHENSIVE INCOME

    Comprehensive income for the Company includes net income, the effects of foreign currency translation and changes in fair value of derivative instruments.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7.  COMPREHENSIVE INCOME (CONTINUED)
    Comprehensive income is as follows:

                                                                   NINE MONTHS ENDED
                                                              ---------------------------
                                                              OCTOBER 28,   SEPTEMBER 29,
                                                                 2000           2001
                                                              -----------   -------------
Net income..................................................    $42,126        $65,434
Foreign currency translation adjustment.....................     (8,035)        (2,904)
Change in fair value of derivatives
  Cumulative effect of the adoption of SFAS 133.............         --         (5,086)
  Current period changes in fair value of derivatives.......         --           (991)
                                                                -------        -------
Comprehensive income........................................    $34,091        $56,453
                                                                =======        =======

8.  LONG-TERM DEBT

    In connection with the Transaction, the Company entered into a credit facility ("Credit Facility") with The Bank of Nova Scotia, Credit Suisse First Boston and certain other lenders providing (i) a $75,000 term loan A facility ("Term Loan A"), (ii) a $75,000 term loan B facility ("Term Loan B"), (iii) an $87,000 transferable loan certificate ("TLC") and (iv) a revolving credit facility with borrowings up to $30,000 ("Revolving Credit Facility"). The Credit Facility was amended and restated on January 16, 2001 to provide for an additional $50,000 in borrowings in connection with the acquisition of Weighco (see Note 4) as follows: (i) Term Loan A was increased by $15,000, (ii) the Revolving Credit Facility was increased by $15,000 to $45,000 and (iii) a new $20,000 term loan D facility ("Term Loan D"). Borrowings under the Credit Facility are paid quarterly and initially bear interest at a rate equal to LIBOR plus (a) in the case of Term Loan A and the Revolving Credit Facility, 3.25% or, at the Company's option, the alternate base rate, as defined, plus 2.25%,
(b) in the case of Term Loan B and the TLC, 4.00% or, at the Company's option, the alternate base rate plus 3.00% and (c) in the case of Term Loan D, 3.25% or, at the Company's option, the alternate base rate plus 2.25%. At September 29, 2001, the interest rates were 5.46% for Term Loan A, 7.58% for Term Loan B, 7.58% for the TLC and 6.98% for Term Loan D. All assets of the Company collateralize the Credit Facility.

    In addition, as part of the Transaction, the Company issued $150,000 USD denominated and 100,000 EUR denominated principal amount of 13% Senior Subordinated Notes due 2009 (the "Notes") to qualified institutional buyers. At September 29, 2001, the 100,000 EUR notes translated into $91,150 USD denominated equivalent. The impact of the change in foreign exchange rates related to euro denominated debt are reflected in the income statement. Interest is payable on the Notes semi-annually on April 1 and October 1 of each year, commencing April 1, 2000. The Company uses interest rate swaps and foreign currency forward contracts in association with its debt. The Notes are uncollateralized senior subordinated obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, including the Credit Facility. The notes are guaranteed by certain subsidiaries of the Company.

    The Credit Facility contains a number of covenants that, among other things, restrict the Company's ability to dispose of assets, incur additional indebtedness, or engage in certain transactions with affiliates and otherwise restrict the Company's corporate activities. In addition, under the Credit

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  LONG-TERM DEBT (CONTINUED)
Facility, the Company is required to comply with specified financial ratios and tests, including minimum fixed charge coverage and interest coverage ratios and maximum leverage ratios.

9.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    Effective December 31, 2000, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," and its related amendment, Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" ("SFAS 133"). These standards require that all derivative financial instruments be recorded on the consolidated balance sheets at their fair value as either assets or liabilities. Changes in the fair value of derivatives will be recorded each period in earnings or accumulated other comprehensive loss, depending on whether a derivative is designated and effective as part of a hedge transaction and, if it is, the type of hedge transaction. Gains and losses on derivative instruments reported in accumulated other comprehensive loss will be included in earnings in the periods in which earnings are affected by the hedged item. As of December 31, 2000, the adoption of these new standards resulted in an adjustment of $5,086 to accumulated other comprehensive loss.

    The Company enters into forward and swap contracts to hedge certain transactions denominated in foreign currencies in order to reduce the currency risk associated with fluctuating exchange rates. Such contracts are used primarily to hedge certain intercompany cash flows and for payments arising from certain foreign denominated obligations. In addition, the Company enters into interest rate swaps to hedge a substantial portion of its variable rate debt which are accounted for as cash flow hedges.

    As of September 29, 2001, losses of $991 for qualifying hedges, were reported as a component of accumulated other comprehensive loss. For the nine months ended September 29, 2001, the ineffective portion of changes in fair values of cash flow hedges was not material. In addition, fair value adjustments for non-qualifying hedges resulted in a reduction of net income of $1,200, for the nine months ended September 29, 2001. The Company does not anticipate any reclassification to earnings from accumulated other comprehensive loss within the next twelve months.

10.  WEIGHTWATCHERS.COM NOTE AND WARRANT AGREEMENTS

    On October 1, 2000, the Company amended its loan agreement with WeightWatchers.com, increasing the aggregate principal amount from $10,000 to $23,500. On that date, the unpaid principal and accumulated interest was rolled over into the new loan. The Company further amended the agreement on May 3, 2001 and on September 10, 2001, increasing the aggregate amount to $28,500 and $34,500, respectively. The principal amount may be advanced at any time or from time to time prior to July 31, 2003. The note bears interest at 13% per year, beginning on January 1, 2002, which interest shall be paid semi-annually starting on March 31, 2002. All principal outstanding under this note will be payable in six semi-annual installments, starting on March 31, 2004. The note may be prepaid at any time in whole or in part, without penalty. During the nine month period ended September 29, 2001 the Company advanced WeightWatchers.com $9,044, pursuant to the note, which were classified in other expenses, net. As of September 29, 2001, $26,200 of principal was outstanding under this note.

    Under warrant agreements dated November 24, 1999, October 1, 2000, May 3, 2001, and September 10, 2001, the Company has received warrants to purchase an additional 6,395 shares of

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. WEIGHTWATCHERS.COM NOTE AND WARRANT AGREEMENTS (CONTINUED) WeightWatchers.com's common stock in connection with the loans that the Company has made to WeightWatchers.com under the note described above. These warrants will expire from November 24, 2009 to September 10, 2011 and may be exercised at a price of $7.14 per share of WeightWatchers.com's common stock until their expiration. The exercise price and the number of shares of WeightWatchers.com's common stock available for purchase upon exercise of the warrants may be adjusted from time to time upon the occurrence of certain events.

11.  LEGAL

    The Company is not a party to any material pending legal proceedings. The Company has had and continues to have disputes with the Company's franchisees regarding, among other things, operations and revenue sharing, including the interpretation of franchise territories as they relate to the internet and mail-order products. In addition, due to the nature of its activities, the Company is, at times, subject to pending and threatened legal actions that arise out of the normal course of business. In the opinion of management, based in part upon advice of legal counsel, the disposition of all such matters will not have a material effect on the consolidated results of operations, cash flows or financial position of the Company.

12.  INCOME TAXES

    As a result of the Transaction, the Company has provided for a valuation allowance for its deferred tax assets. The determination of the net deferred tax assets deemed realizable was based on available historical evidence, and estimates of future taxable income. This amount may be subject to adjustment based on changes to those factors in future periods.

    The primary differences between the U.S. federal statutory tax rate and the Company's effective tax rate are the valuation allowance and state income taxes. The effective tax rate for the nine month period ended September 29, 2001 was 37.1%.

13.  STOCK SPLIT

    On October 29, 2001, the Company's Board of Directors declared a 4.70536-for-one stock split to be effective concurrent with the effective date of the registration statement filed by the Company in connection with its initial public offering. In addition, the Company's Articles of Incorporation will be amended to authorize the issuance of up to one billion shares of common stock, no par value, upon filing of the registration statement.

    All common share and per share amounts have been retroactively restated to account for the stock split. In addition, stock options and the respective exercise prices have been amended to reflect this split.

14.  GUARANTOR SUBSIDIARIES

    The Company's payment obligations under the Senior Subordinated Notes are fully and unconditionally guaranteed on a joint and several basis by the following wholly-owned subsidiaries: 58 WW Food Corp.; Waist Watchers, Inc.; Weight Watchers Camps, Inc.; W.W. Camps and Spas, Inc.; Weight Watchers Direct, Inc.; W/W Twentyfirst Corporation; W.W. Weight Reduction
Services, Inc.;

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14.  GUARANTOR SUBSIDIARIES (CONTINUED)
W.W.I. European Services Ltd.; W.W. Inventory Service Corp.; Weight Watchers North America, Inc.; Weight Watchers UK Holdings Ltd.; Weight Watchers International Holdings Ltd.; Weight Watchers (U.K.) Limited; Weight Watchers (Exercise) Ltd.; Weight Watchers (Accessories & Publication) Ltd.; Weight Watchers (Food Products) Limited; Weight Watchers New Zealand Limited; Weight Watchers International Pty Limited; Fortuity Pty Ltd.; and Gutbusters Pty Ltd. (collectively, the "Guarantor Subsidiaries"). The obligations of each Guarantor Subsidiary under its guarantee of the Notes are subordinated to such subsidiary's obligations under its guarantee of the new senior credit facility.

    Presented below is condensed consolidating financial information for Weight Watchers International, Inc. ("Parent Company"), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries (primarily companies incorporated in European countries other than the United Kingdom). In the Company's opinion, separate financial statements and other disclosures concerning each of the Guarantor Subsidiaries would not provide additional information that is material to investors. Therefore, the Guarantor Subsidiaries are combined in the presentation below.

    Investments in subsidiaries are accounted for by the Parent Company on the equity method of accounting. Earnings of subsidiaries are, therefore, reflected in the Parent Company's investments in subsidiaries' accounts. The elimination entries eliminate investments in subsidiaries and intercompany balances and transactions.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

               SUPPLEMENTAL UNAUDITED CONSOLIDATING BALANCE SHEET

                            AS OF DECEMBER 30, 2000
                                 (IN THOUSANDS)

                                                                                 NON-
                                                   PARENT      GUARANTOR      GUARANTOR
                                                   COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                  ---------   ------------   ------------   ------------   ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.....................  $  26,699     $ 11,191        $ 6,611       $      --     $  44,501
  Receivables, net..............................      7,390        5,941          1,347              --        14,678
  Notes receivable, current.....................      2,104           --              2              --         2,106
  Inventories...................................         --       11,867          3,177              --        15,044
  Prepaid expenses, other.......................      9,171        5,611          2,329              --        17,111
  Intercompany (payables) receivables...........    (10,921)       3,147          7,774              --            --
                                                  ---------     --------        -------       ---------     ---------
    TOTAL CURRENT ASSETS........................     34,443       37,757         21,240              --        93,440

Investment in consolidated subsidiaries.........    175,876           --             --        (175,876)           --
Property and equipment, net.....................      1,272        5,679          1,194              --         8,145
Notes and other receivables, noncurrent.........      5,601           --             --              --         5,601
Goodwill, net...................................     28,367      121,814            720              --       150,901
Trademarks and other intangible assets, net.....      1,876        4,761             11              --         6,648
Deferred income taxes...........................    (44,713)     111,920             --              --        67,207
Deferred financing costs, other.................     13,676          271            328              --        14,275
                                                  ---------     --------        -------       ---------     ---------
    TOTAL ASSETS................................  $ 216,398     $282,202        $23,493       $(175,876)    $ 346,217
                                                  =========     ========        =======       =========     =========

LIABILITIES AND SHAREHOLDERS'
  (DEFICIT) EQUITY
CURRENT LIABILITIES
  Portion of long-term debt due within one
    year........................................  $  13,250     $    870        $    --       $      --     $  14,120
  Accounts payable..............................        932        8,379          2,678              --        11,989
  Accrued liabilities...........................     23,787       17,151          6,698              --        47,636
  Income taxes..................................      1,677         (414)         2,397              --         3,660
  Deferred revenue..............................         --        4,843            993              --         5,836
                                                  ---------     --------        -------       ---------     ---------
    TOTAL CURRENT LIABILITIES...................     39,646       30,829         12,766              --        83,241

  Long-term debt................................    371,053       85,477             --              --       456,530
  Deferred income taxes.........................      2,481           --            626              --         3,107
  Other.........................................         --           --            121              --           121
                                                  ---------     --------        -------       ---------     ---------
    TOTAL LONG-TERM DEBT AND OTHER
      LIABILITIES...............................    373,534       85,477            747              --       459,758

  Redeemable preferred stock....................     25,996           --             --              --        25,996
  Shareholders' (deficit) equity................   (222,778)     165,896          9,980        (175,876)     (222,778)
                                                  ---------     --------        -------       ---------     ---------
    TOTAL LIABILITIES AND SHAREHOLDERS'
      (DEFICIT) EQUITY..........................  $ 216,398     $282,202        $23,493       $(175,876)      346,217
                                                  =========     ========        =======       =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

               SUPPLEMENTAL UNAUDITED CONSOLIDATING BALANCE SHEET

                            AS OF SEPTEMBER 29, 2001
                                 (IN THOUSANDS)

                                                                                 NON-
                                                   PARENT      GUARANTOR      GUARANTOR
                                                   COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                                  ---------   ------------   ------------   ------------   ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.....................  $  15,457     $ 11,522        $10,925       $      --     $  37,904
  Receivables, net..............................      5,108        9,456          2,539              --        17,103
  Notes receivable, current.....................         --           --              2              --             2
  Inventories...................................         --       15,179          3,952              --        19,131
  Prepaid expenses, other.......................        553       11,902          1,549              --        14,004
  Intercompany (payables) receivables...........     (1,272)      (8,088)         9,360              --            --
                                                  ---------     --------        -------       ---------     ---------
    TOTAL CURRENT ASSETS........................     19,846       39,971         28,327              --        88,144

Investment in consolidated subsidiaries.........    230,672           --             --        (230,672)           --
Property and equipment, net.....................      1,116        7,408          1,126              --         9,650
Notes and other receivables, noncurrent.........        325           --             --              --           325
Goodwill, net...................................     27,168      209,256            678              --       237,102
Trademarks and other intangible assets, net.....        909        5,929             13              --         6,851
Deferred income taxes...........................    (44,713)     111,920             --              --        67,207
Deferred financing costs, other.................     13,348         (560)         1,382              --        14,170
                                                  ---------     --------        -------       ---------     ---------
    TOTAL ASSETS................................  $ 248,671     $373,924        $31,526       $(230,672)    $ 423,449
                                                  =========     ========        =======       =========     =========

LIABILITIES, REDEEMABLE PREFERRED STOCK AND
  SHAREHOLDERS'
  (DEFICIT) EQUITY
CURRENT LIABILITIES
  Portion of long-term debt due within one
    year........................................  $  15,321     $    836        $    --       $      --     $  16,157
  Accounts payable..............................        214        5,014          2,738              --         7,966
  Accrued liabilities...........................     30,973       28,708          7,385              --        67,066
  Income taxes..................................    (15,031)      27,874          2,686              --        15,529
  Deferred revenue..............................         --       15,660            985              --        16,645
                                                  ---------     --------        -------       ---------     ---------
    TOTAL CURRENT LIABILITIES...................     31,477       78,092         13,794              --       123,363

  Long-term debt................................    383,148       81,481             --              --       464,629
  Deferred income taxes.........................      2,481           --            589              --         3,070
  Other.........................................         --          700            122              --           822
                                                  ---------     --------        -------       ---------     ---------
    TOTAL LONG-TERM DEBT AND OTHER
      LIABILITIES...............................    385,629       82,181            711              --       468,521

  Redeemable preferred stock....................     25,621           --             --              --        25,621
  Shareholders' (deficit) equity................   (194,056)     213,651         17,021        (230,672)     (194,056)
                                                  ---------     --------        -------       ---------     ---------
    TOTAL LIABILITIES, REDEEMABLE PREFERRED
      STOCK AND SHAREHOLDERS' (DEFICIT)
      EQUITY....................................  $ 248,671     $373,924        $31,526       $(230,672)    $ 423,449
                                                  =========     ========        =======       =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

          SUPPLEMENTAL UNAUDITED CONSOLIDATING STATEMENT OF OPERATIONS

                   FOR THE NINE MONTHS ENDED OCTOBER 28, 2000

                                 (IN THOUSANDS)

                                                                      NON-
                                         PARENT     GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   ------------   ------------   ------------
Revenues, net.........................  $25,836      $261,398       $56,283        $     --       $343,517
Cost of revenues......................    6,549       127,449        33,217              --        167,215
                                        -------      --------       -------        --------       --------
  Gross profit........................   19,287       133,949        23,066              --        176,302
Marketing expenses....................    3,231        27,700         6,188              --         37,119
Selling, general and administrative
  expenses............................   20,097        14,907         5,791              --         40,795
                                        -------      --------       -------        --------       --------
  Operating (loss) income.............   (4,041)       91,342        11,087              --         98,388
Interest expense (income), net........   30,328        12,659          (125)             --         42,862
Other (income) expenses, net..........   (6,757)          (33)           28              --         (6,762)
Equity in income of consolidated
  subsidiaries........................   47,535            --            --         (47,535)            --
Franchise commission income (loss)....   20,201       (17,411)       (2,790)             --             --
                                        -------      --------       -------        --------       --------
  Income before income taxes and
    minority interest.................   40,124        61,305         8,394         (47,535)        62,288
(Benefit from) provision for income
  taxes...............................   (2,002)       18,468         3,456              --         19,922
                                        -------      --------       -------        --------       --------
  Income before minority interest.....   42,126        42,837         4,938         (47,535)        42,366
Minority interest.....................       --            --           240              --            240
                                        -------      --------       -------        --------       --------
  Net income..........................  $42,126      $ 42,837       $ 4,698        $(47,535)      $ 42,126
                                        =======      ========       =======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

          SUPPLEMENTAL UNAUDITED CONSOLIDATING STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2001

                                 (IN THOUSANDS)

                                                                      NON-
                                         PARENT     GUARANTOR      GUARANTOR
                                        COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   ------------   ------------   ------------
Revenues, net.........................  $ 3,505      $400,426       $74,409        $     --       $478,340
Cost of revenues......................      675       174,329        40,089              --        215,093
                                        -------      --------       -------        --------       --------
  Gross profit........................    2,830       226,097        34,320              --        263,247
Marketing expenses....................       --        42,833         8,650              --         51,483
Selling, general and administrative
  expenses............................   14,507        29,878         7,318              --         51,703
                                        -------      --------       -------        --------       --------
  Operating (loss) income.............  (11,677)      153,386        18,352              --        160,061
Interest expense (income), net........   29,844        12,720          (553)             --         42,011
Other expenses, net...................    9,753         4,174            21              --         13,948
Equity in income of consolidated
  subsidiaries........................   79,405            --            --         (79,405)            --
Franchise commission income (loss)....   37,828       (33,352)       (4,476)             --             --
                                        -------      --------       -------        --------       --------
  Income before income taxes and
    minority interest.................   65,959       103,140        14,408         (79,405)       104,102
Provision for income taxes............      525        33,643         4,422              --         38,590
                                        -------      --------       -------        --------       --------
  Income before minority interest.....   65,434        69,497         9,986         (79,405)        65,512
Minority interest.....................       --            --            78              --             78
                                        -------      --------       -------        --------       --------
  Net income..........................  $65,434      $ 69,497       $ 9,908        $(79,405)      $ 65,434
                                        =======      ========       =======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

          SUPPLEMENTAL UNAUDITED CONSOLIDATING STATEMENT OF CASH FLOWS

                      FOR THE NINE MONTHS OCTOBER 28, 2000
                                 (IN THOUSANDS)

                                                                         NON-
                                            PARENT     GUARANTOR      GUARANTOR
                                           COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           --------   ------------   ------------   ------------   ------------
Cash provided by (used for) operating
  activities............................   $ 77,713     $12,478        $ 8,574        $(48,672)       $50,093
                                           --------     -------        -------        --------        -------
Investing activities:
  Capital expenditures..................       (430)     (1,259)          (534)             --         (2,223)
  Advances to equity investment.........     (8,500)         --             --              --         (8,500)
  Acquisition of miniority interest.....     (2,400)         --             --              --         (2,400)
  Other items, net......................     (2,003)       (681)            89              --         (2,595)
                                           --------     -------        -------        --------        -------
    Cash used for investing
      activities........................    (13,333)     (1,940)          (445)             --        (15,718)
                                           --------     -------        -------        --------        -------
Financing activities:
  Net increase in short-term
    borrowings..........................        394       4,499             --              --          4,893
  Parent company investment in
    subsidiaries........................    (36,099)         --             --          36,099             --
  Payment of dividends..................       (879)     (4,355)        (1,603)          5,958           (879)
  Payments on long-term debt............     (9,937)       (653)            --              --        (10,590)
  Deferred financing costs..............       (165)         --             --              --           (165)
  Net Parent advances...................      2,084          --          1,378          (1,384)         2,078
                                           --------     -------        -------        --------        -------
    Cash used for financing
      activities........................    (44,602)       (509)          (225)         40,673         (4,663)
                                           --------     -------        -------        --------        -------
Effect of exchange rate changes on cash
  and cash equivalents..................     (7,962)     (3,267)        (1,473)          7,999         (4,703)
Net increase in cash and cash
  equivalents...........................     11,816       6,762          6,431              --         25,009
Cash and cash equivalents, beginning of
  year..................................      3,880      21,847          8,719              --         34,446
                                           --------     -------        -------        --------        -------
Cash and cash equivalents, end of
  year..................................   $ 15,696     $28,609        $15,150        $     --        $59,455
                                           ========     =======        =======        ========        =======

   The accompanying notes are an integral part of the consolidated financial statements.

              WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

          SUPPLEMENTAL UNAUDITED CONSOLIDATING STATEMENT OF CASH FLOWS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2001
                                 (IN THOUSANDS)

                                                                         NON-
                                            PARENT     GUARANTOR      GUARANTOR
                                           COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           --------   ------------   ------------   ------------   ------------
Cash provided by operating activities...   $ 67,521     $124,702       $ 7,416        $(79,405)      $120,234
                                           --------     --------       -------        --------       --------
Investing activities:
  Capital expenditures..................        (80)      (1,359)         (426)             --         (1,865)
  Advances to equity investment.........     (9,044)          --            --              --         (9,044)
  Acquisition...........................         --      (97,853)           --              --        (97,853)
  Other items, net......................       (576)      (1,240)          (80)             --         (1,896)
                                           --------     --------       -------        --------       --------
  Cash used for investing activities....     (9,700)    (100,452)         (506)             --       (110,658)
                                           --------     --------       -------        --------       --------
Financing activities:
  Net decrease in short-term
    borrowings..........................       (566)         (56)           --              --           (622)
  Parent company investment in
    subsidiaries........................    (54,796)          --            --          54,796             --
  Proceeds from borrowings..............     60,000           --            --              --         60,000
  Payment of dividends..................     (1,500)     (19,396)       (3,258)         22,654         (1,500)
  Payments on long-term debt............    (42,744)      (4,030)           --              --        (46,774)
  Net parent settlements................         --           --           986            (986)            --
  Purchase of treasury stock............    (27,132)          --            --              --        (27,132)
  Proceeds from issuance of treasury
    stock...............................        525           --            --              --            525
                                           --------     --------       -------        --------       --------
  Cash used for financing activities....    (66,213)     (23,482)       (2,272)         76,464        (15,503)
                                           --------     --------       -------        --------       --------
Effect of exchange rate changes on cash
  and cash equivalents..................     (2,850)        (437)         (324)          2,941           (670)
Net (decrease) increase in cash and cash
  equivalents...........................    (11,242)         331         4,314              --         (6,597)
Cash and cash equivalents, beginning of
  period................................     26,699       11,191         6,611              --         44,501
                                           --------     --------       -------        --------       --------
Cash and cash equivalents, end of
  period................................   $ 15,457     $ 11,522       $10,925        $     --       $ 37,904
                                           ========     ========       =======        ========       ========

   The accompanying notes are an integral part of the consolidated financial statements.

                 (This page has been left blank intentionally.)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors


Weight Watchers International, Inc.



    In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Weighco Enterprises, Inc. and Subsidiaries (the "Company") at December 30, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    On December 11, 2000, the Company entered into an Asset Purchase Agreement with Weight Watchers International, Inc. ("WWI"), under which WWI was to acquire substantially all of the assets of the Company. The acquisition was completed on January 16, 2001 and is more fully described in Note 15 to the consolidated financial statements.


PricewaterhouseCoopers, LLP

March 3, 2001

Charlotte, NC

                   WEIGHCO ENTERPRISES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 30, 2000

ASSETS
Current assets
  Cash......................................................  $ 6,172,489
  Accounts receivable.......................................       25,226
  Inventories...............................................    2,139,007
  Prepaid member materials..................................      476,619
  Prepaid consulting and other expenses.....................      492,996
                                                              -----------
    Total current assets....................................    9,306,337
                                                              -----------
Property and equipment, net.................................    1,553,703
                                                              -----------
Other assets:
  Cash surrender value--life insurance......................      511,319
  Intangible assets, net....................................   35,647,444
  Other non-current assets..................................      196,254
                                                              -----------
    Total other assets......................................   36,355,017
                                                              -----------
    Total assets............................................  $47,215,057
                                                              ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable--current portion............................  $ 4,080,000
  Accounts payable..........................................    2,156,604
  Accrued expenses..........................................    6,456,142
  Interest payable..........................................      345,434
  Deferred income...........................................    2,694,820
  Deferred compensation.....................................    1,000,000
                                                              -----------
    Total current liabilities...............................   16,733,000
                                                              -----------
Long-term liabilities:
  Notes payable--net of current portion.....................   21,203,345
                                                              -----------
Shareholders' equity:
  Common stock--$.331/3 par value, 30,000 shares authorized;
    shares issued and 16,783 outstanding....................        5,593
  Additional paid-in capital................................    3,107,941
  Treasury stock--at cost, 2,189 shares.....................       (2,189)
  Retained earnings.........................................    6,167,367
                                                              -----------
    Total shareholders' equity..............................    9,278,712
                                                              -----------
    Total liabilities and shareholders' equity..............  $47,215,057
                                                              ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   WEIGHCO ENTERPRISES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 30, 2000

REVENUES:
  Meeting income............................................  $51,661,934
  Product sales.............................................    8,027,742
                                                              -----------
    Total revenue...........................................   59,689,676
                                                              -----------

COST OF REVENUE:
  Meeting and facility expenses.............................   20,579,961
  Cost of products sold.....................................    3,889,031
  Franchise royalty fees....................................    5,959,779
                                                              -----------
    Total cost of revenue...................................   30,428,771
                                                              -----------
    Gross profit............................................   29,260,905

OPERATING EXPENSES:
  General and administrative expenses.......................    5,934,717
  Marketing expense.........................................    4,114,108
  Management and incentive compensation (Note 13)...........    3,786,749
  Amortization expense......................................    3,307,040
  Acquisition related expenses (Note 15)....................    8,929,493
                                                              -----------
    Income from operations..................................    3,188,798
                                                              -----------

Other income (expense):
  Interest income...........................................      238,858
  Interest expense..........................................   (2,430,107)
  Loss on sale of franchise.................................     (226,945)
  Other.....................................................      (24,154)
                                                              -----------
    Total other expense.....................................   (2,442,348)
                                                              -----------
    Net income..............................................  $   746,450
                                                              ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   WEIGHCO ENTERPRISES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 30, 2000

OPERATING ACTIVITIES:
  Net income................................................  $   746,450
  Adjustments to reconcile net income to cash provided by
    operating activities:
  Depreciation and amortization.............................    6,847,022
  Loss from sale of franchise...............................      226,945
  Changes in:
    Accounts receivable.....................................        6,313
    Prepaid member materials and expenses...................     (249,376)
    Inventories.............................................     (695,099)
    Other non-current assets................................     (168,986)
    Accounts payable and accrued expenses...................    4,175,075
    Deferred compensation and revenue.......................    1,435,243
                                                              -----------
  Net cash provided by operating activities.................   12,323,587
                                                              -----------

INVESTING ACTIVITIES:
  Acquisition of franchises.................................   (7,262,815)
  Purchase of property and equipment........................     (793,316)
  Proceeds from sale of franchise...........................      365,000
                                                              -----------
  Net cash used by investing activities.....................   (7,691,131)
                                                              -----------

FINANCING ACTIVITIES:
  Shareholder distributions.................................   (2,064,426)
  Repayment of borrowings and line of credit................   (6,026,914)
  Proceeds from borrowings and line of credit...............    3,976,462
  Proceeds from common shares issued........................      153,534
                                                              -----------
Net cash used by financing activities.......................   (3,961,344)
                                                              -----------
Net increase in cash........................................      671,112
Cash, beginning of year.....................................    5,501,377
                                                              -----------
Cash, end of year...........................................  $ 6,172,489
                                                              ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest......................................  $ 2,227,423
                                                              ===========
Cash paid for franchise taxes...............................  $   120,039
                                                              ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   WEIGHCO ENTERPRISES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                          YEAR ENDED DECEMBER 30, 2000

                                                                    ADDITIONAL                                TOTAL
                                               COMMON     COMMON     PAID-IN     TREASURY    RETAINED     SHAREHOLDERS'
                                               SHARES     STOCK      CAPITAL      STOCK      EARNINGS        EQUITY
                                              --------   --------   ----------   --------   -----------   -------------
BALANCES, DECEMBER 25, 1999................    16,400     $5,466    $2,954,534   $(2,189)   $ 7,485,343    $10,443,154
  Shares issued............................       383        127       153,407        --             --        153,534
  Net income...............................        --         --            --        --        746,450        746,450
  Shareholder distribution.................        --         --            --               (2,064,426)    (2,064,426)
                                               ------     ------    ----------   -------    -----------    -----------
BALANCES, DECEMBER 30, 2000................    16,783     $5,593    $3,107,941   $(2,189)   $ 6,167,367    $ 9,278,712
                                               ======     ======    ==========   =======    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   WEIGHCO ENTERPRISES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 30, 2000

1.  NATURE OF BUSINESS


    Weighco Enterprises, Inc. (the "Company") was incorporated on January 26, 1988 and was organized under the laws of the State of Delaware. Weighco Enterprises, Inc., prior to April 28, 2000 was previously known as Weighco of Florida, Inc. The Company operates and conducts meetings as a Weight Watchers International, Inc. ("WWI") franchise in the states of Florida, Georgia, Alabama, Texas, Oklahoma, North and South Carolina, Washington and Alaska.



    On December 11, 2000, the Company entered into an Asset Purchase Agreement with WWI, under which WWI was to acquire substantially all of the assets of the Company. The acquisition was completed on January 16, 2001 and is further described in Note 15.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

    BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of Weighco Enterprises, Inc. and its wholly-owned subsidiaries, Weighco of Southwest, Inc. and Weight Watchers Northwest, Inc., after elimination of all material intercompany accounts and transactions.

    CASH EQUIVALENTS

    The Company considers short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company invests excess cash reserves daily in Repurchase Agreements and Government Securities.

    PREPAID MEMBER MATERIALS

    Prepaid member materials consists of promotional and educational material provided to program participants.

    INVENTORIES

    Inventories, consisting principally of cookbooks, points managers, mugs and other resale items, are stated at the lower of cost, as determined on an average cost basis, or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated on the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related depreciation are removed from the accounts and any related gains or losses are included in income.

    INTANGIBLES

    Goodwill, franchise costs and other intangibles arising from acquisitions are amortized on a straight-line basis over the estimated useful lives of the assets.

    The carrying values of intangible assets are reviewed for impairment by management at least annually, or whenever changes in circumstances or events indicate that such carrying values may not be

                   WEIGHCO ENTERPRISES, INC. AND SUBSIDIARIES

                               DECEMBER 30, 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED) recoverable, by assessing the recoverability of such assets through estimated undiscounted future net cash flows.

    REVENUE RECOGNITION

    The Company earns revenue by conducting meetings and by selling products and aids. Revenue is recognized when services are rendered and products are sold. Deferred revenue, consisting of prepaid lecture income, is recognized in income over the period earned.

    ADVERTISING COSTS

    It is the Company's policy to expense advertising costs as incurred. Advertising costs totalled approximately $3.4 million for the year ended December 30, 2000.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  ACQUISITIONS

    In December 1999, the Company acquired twenty-five (25%) percent of the outstanding stock of Weight Watchers of British Columbia, Ltd. ("British Columbia") for $25,000. In October 2000, this investment interest was sold at cost to a shareholder of the Company.

    On March 28, 2000, the Company purchased certain assets and franchise rights of Weight Watchers of Greater Washington State, Inc. and Weight Watchers of Alaska, Inc. The transaction was accounted for as a purchase, and accordingly, the consolidated financial statements of Weighco Enterprises, Inc. include the results of operations of Weight Watchers of Greater Washington State, Inc. and Weight Watchers of Alaska, Inc. from the date of acquisition. The franchises were purchased for $9,330,000 and $650,000, respectively, paid through a combination of cash ($6,500,000) and the issuance of a note payable to the seller ($3,480,000). The purchase price was allocated to current assets ($110,000) and intangibles and other assets ($9,870,000) based on the estimated fair values of assets acquired and liabilities assumed, if any, at the date of acquisition.

    Unaudited sales and operating income of the acquired franchises were approximately $2.3 million and $315,000, respectively, for the three months ended March 31, 2000.

    The Company capitalized professional fees totaling approximately $113,000 related to these acquisitions. Other expenses, including travel and meals, totalled approximately $77,000 and were recorded as general and administrative expenses in the statement of operations.

                   WEIGHCO ENTERPRISES, INC. AND SUBSIDIARIES

                               DECEMBER 30, 2000

4.  PROPERTY AND EQUIPMENT

    Property and equipment as of December 31, 2000 is summarized as follows:

                                  USEFUL LIVES

Furniture and fixtures...................................   5--7 years     $ 1,268,222
Machinery and equipment..................................   5--10 years        880,544
Leasehold improvements...................................  Term of lease       833,664
                                                                           -----------
                                                                             2,982,430
Less accumulated depreciation............................                   (1,428,727)
                                                                           -----------
                                                                           $ 1,553,703
                                                                           ===========

    Depreciation expense totalled $164,648 for the year ended December 30, 2000.

5.  INTANGIBLES

    Intangibles as of December 31, 2000 are summarized as follows:

                                  USEFUL LIVES

Franchise costs and tradenames......................    30--40 years      $41,003,392
Goodwill............................................      40 years            905,129
Noncompete agreements...............................  Term of agreement     6,100,000
                                                                          -----------
                                                                           48,008,521
Less accumulated amortization.......................                      (12,361,077)
                                                                          -----------
                                                                          $35,647,444
                                                                          ===========

    Amortization expense totalled $6,682,374 for the year ended December 30, 2000. Of this amount, $3,375,334 related to write-offs of non-compete agreements (see Note 15) and has been classified as part of acquisition related expenses.

6.  COMMITMENTS

    The Company entered into a management agreement with Weight Watchers of North Carolina, Inc. ("WWNC"). The agreement permits the Company to conduct all activities contained in the restated franchise agreement with Weight Watchers International, Inc. ("WWI"). This agreement provides for annual royalty fees of $350,000, payable in quarterly installments, without interest and secured by a bank letter of credit. The management agreement was terminated in conjunction with the acquisition, and WWNC was sold to the Company and included in assets purchased by WWI.

    The Company is obligated, under franchise agreements with WWI, to pay monthly royalty fees of 10% of the gross receipts from meeting and certain product sales of the Company. Total royalty fees were approximately $5,182,864 in the year ended December 30, 2000. These agreements were terminated upon the sale of the Company to WWI.

                   WEIGHCO ENTERPRISES, INC. AND SUBSIDIARIES

                               DECEMBER 30, 2000

6.  COMMITMENTS (CONTINUED)
    The Company is obligated under various deferred compensation, incentive bonus and consulting agreements entered into as part of various franchise acquisitions. As discussed in Note 15, these agreements were terminated and settled through various payments upon the sale of the Company to WWI.

7.  INCOME TAXES

    The Company has elected treatment as a small business corporation (S Corporation) for Federal and state income tax purposes and accordingly, the Company has not recorded an income tax provision for the year ended December 30, 2000 or for any prior periods.

8.  CONCENTRATIONS

    The Company maintains cash and cash equivalents balances at various financial institutions, which are insured by the Federal Deposit Insurance Corporation ("FDIC") up to $100,000. At certain times during the year, the Company's cash balances may exceed this limit. Cash and cash equivalents held with financial institutions exceeding FDIC limits was approximately $5,329,000 as of December 30, 2000. The Company has not experienced any losses associated with these balances.

    In the course of its operations, the Company grants trade credits to its customers. Due to the number and geographic dispersion of its customers, the Company does not have any significant concentrations of business transacted with a particular customer. However, the Company purchases substantially all of its inventory from WWI under the provisions of their various franchise agreements.

9.  LINE OF CREDIT

    The Company has a revolving credit line of $2.1 million with a bank. Borrowings under the line of credit accrue interest at 3/4% below the prime rate (8.75% at December 30, 2000) and is payable on demand. The line of credit is collateralized by inventories, property and equipment, and customer contacts. The line of credit expires March 30, 2001. At December 30, 2000, the Company had no balances outstanding under the line of credit.

                   WEIGHCO ENTERPRISES, INC. AND SUBSIDIARIES

                               DECEMBER 30, 2000

10.  NOTES PAYABLE

    Notes payable consist of the following:

Note payable--H.J. Heinz Company, interest payable annually
  each March at 9%, principal installments of $250,000
  annually each March, note matures March 2003..............  $ 2,015,000

Bank note payable $33,333 per month, plus interest at prime
  minus 1/2% (9% at December 30, 2000), maturing
  January 2003 when all outstanding principal and interest
  are due...................................................    1,688,345

Bank notes payable in escalating monthly principal payments, plus interest at prime (9.5% at December 30, 2000),
  maturing in October 2005..................................   14,500,000

Various bank notes payable in monthly installments ranging
  from $8,333 to $50,000, over their respective terms, plus
  interest at prime minus 1/2% (9% at December 30, 2000),
  maturing at various dates through August 2004.............    3,600,000

Note payable to former owners of acquired franchises in
  annual installments of $580,000 through March 2006, plus
  interest at 8%............................................    3,480,000
                                                              -----------

                                                               25,283,345

Less: current portion.......................................    4,080,000
                                                              -----------

Long-term portion...........................................  $21,203,345
                                                              ===========

    The various notes payable are collateralized by franchise agreements and various assets of the Company and certain guarantees as defined in the respective agreements. Certain of these notes contain restrictions, which include limitations on subsequent indebtedness, prohibitions against guarantees, limits on shareholder distributions, and future consolidation or merger of the Company.

    Following are the maturities of notes payable for each for the next five years and in the aggregate as of December 30, 2000:

2001........................................................  $ 4,080,000
2002........................................................    4,830,000
2003........................................................    6,683,337
2004........................................................    4,530,000
2005........................................................    4,580,008
Thereafter..................................................      580,000
                                                              -----------
                                                              $25,283,345
                                                              ===========

    The outstanding notes payable were paid in full subsequent to year-end in conjunction with the acquisition of the Company.

                   WEIGHCO ENTERPRISES, INC. AND SUBSIDIARIES

                               DECEMBER 30, 2000

11.  LEASING ARRANGEMENTS

    The Company leases space for its executive offices and meeting facilities under operating leases expiring in various years through 2005. Certain of the leases contain provisions for renewal at the option of the Company upon expiration. Following are the approximate annual future minimum lease payments under noncancelable operating leases having a remaining term in excess of one year as of December 30, 2000:

2001........................................................  $2,476,760
2002........................................................   1,603,661
2003........................................................     967,129
2004........................................................     470,986
2005........................................................     163,029
                                                              ----------
                                                              $5,681,565
                                                              ==========

    Rent expense was approximately $4,657,000 in the year ended December 30, 2000.

12.  STOCK INCENTIVE PLAN

    The Company has 1995 and 1998 share appreciation plans whereby share appreciation rights ("SARs") may be granted to officers and others. Under the terms of the plans, SARs are valued as specified in the Shareholders' Agreement. The SARs may be exercised in exchange for cash or a combination of cash and the Company's stock, not to exceed 50% in Company stock (at a value also specified in the Shareholders' Agreement). Upon grant, the SARs vest at a rate of 20% per year. The 1995 SARs were fully vested as of December 31, 1999. The 1995 and 1998 SARs may be paid on or before March 31, 2003. In March 2000, settlement for 482 of the 1995 SARs was made in the form of both cash and Company stock. Compensation expense under the terms of the plans included in operating expenses totalled $636,724 in the year ended December 30, 2000. In conjunction with the acquisition of the Company and related termination of these plans, an additional lump-sum payment was made and included in acquisition related expenses, as described in Note 15.

13.  MANAGEMENT AND INCENTIVE COMPENSATION

    Management and incentive compensation consists primarily of amounts paid to or for a certain shareholder of the Company, certain current and former franchise owners and a certain officer of the Company. For the year ended December 30, 2000, management and incentive compensation included in operating expenses consists of the following:

Office expense paid to a shareholder........................  $  139,737
Management fees paid to a shareholder and a former franchise
  owner.....................................................     240,000
Rental fees paid to an owner of a Company managed
  franchise.................................................     350,004
Key man life insurance premiums.............................      79,284
Stock Appreciation Rights compensation expense..............     636,724
Incentive compensation paid to a shareholder, a former
  franchise owner and an officer of the Company.............   2,341,000
                                                              ----------
                                                              $3,786,749
                                                              ==========

                   WEIGHCO ENTERPRISES, INC. AND SUBSIDIARIES

                               DECEMBER 30, 2000

14.  RELATED PARTY TRANSACTIONS

    The Company has a management agreement with Grant Peacock & Company, Inc. for financial, management, and administrative services. Grant Peacock & Company, Inc. is owned by a shareholder of the Company. This agreement has no expiration date and can be terminated by either party at the end of any fiscal year. Fees incurred under this agreement totalled $120,000 for the year ended December 30, 2000. The Company also reimburses Grant Peacock & Company for certain expenses in performing its management and administrative duties. Expenses reimbursed for the year ended December 30, 2000 totalled $139,737. The management agreement was terminated subsequent to year-end upon the acquisition of the Company by WWI.

    Grant Peacock & Company, Inc. is also entitled to an incentive management fee based on net income of the Company after certain adjustments. Incentive management fees included in operating results totalled $1,472,000 in the year ended December 30, 2000. No future payments will be made under this agreement.

    Purchases from WWI of inventory and member materials totalled $4.7 million in the year ended December 30, 2000.

15.  ACQUISITION OF THE COMPANY

    On December 11, 2000, the Company entered into an Asset Purchase Agreement with Weight Watchers International, Inc. ("WWI"), under which WWI was to acquire substantially all of the assets of the Company. In connection with this agreement, the Company agreed to settle and/or cancel various employment, compensation and non-compete agreements, the cost of which totalled approximately $8,929,493 and is included in acquisition related expenses in the statement of operations for the year ended December 30, 2000 as follows:

Professional fees...........................................  $  167,638
Incentive compensation paid to an officer of the Company and
  a former franchise owner..................................   5,386,521
Additional amortization expense related to termination of
  non-compete agreements....................................   3,375,334
                                                              ----------
                                                              $8,929,493
                                                              ==========

    The aforementioned acquisition was completed on January 16, 2001.

                          Picture of POINTS Calculator
                   Picture of WeightWatchers.com website page
                              Weight Watchers Logo
                             Picture of recipe book
                      Pictures of Just 2 POINTS snack bars
                       Picture of Weight Watchers candies
     Picture of Weight Watchers book by Sarah Ferguson, the Duchess of York

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The actual and estimated expenses in connection with the offering, all of which will be borne by Weight Watchers International, Inc. are as follows:

SEC Registration Fee........................................  $  115,058
Printing and Engraving Expenses.............................     275,000
Legal Fees..................................................   1,000,000
Accounting Fees.............................................     500,000
NYSE Listing Fees...........................................     250,000
NASD Filing Fee.............................................      30,500
Miscellaneous...............................................      50,000
                                                              ----------
Total.......................................................  $2,220,558
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our articles of incorporation provide for the indemnification of our directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Our articles of incorporation require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. Weight Watchers also carries insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act. In addition, the Virginia Stock Corporation Act and our articles of incorporation eliminate the liability for monetary damages of a director officer in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 through 704 of the Virginia Stock Corporation Act are incorporated into this paragraph by reference.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    During the three years preceding the filing of this registration statement, the Registrant sold shares of and issued options for its common stock and preferred stock in the amounts, at the times, and for the aggregate amounts of consideration listed below without registration under the Securities Act of 1933. Exemption from registration under the Securities Act for each of the following sales is claimed under Section 4(2) of the Securities Act because each of the transactions was by the issuer and did not involve a public offering:

    On September 29, 1999, in connection with a stock split, H.J. Heinz Company received 276,423,607 shares of common stock of the Registrant.

    On December 17, 1999, the Registrant issued to a number of its employees options to purchase a total of 3,723,822 shares of its common stock at an exercise price of $2.13 per share.

    On December 17, 1999, the Registrant issued to a non-employee director options to purchase a total of 282,322 shares of its common stock at an exercise price of $2.13 per share.

    On April 28, 2000, the Registrant issued to a number of its employees options to purchase a total of 927,426 shares of its common stock at an exercise price of $2.13 per share.

    On June 15, 2000, the Registrant issued to an employee director options to purchase a total of 282,322 shares of its common stock at an exercise price of $2.13 per share.

    On July 5, 2000, the Registrant issued to an employee options to purchase a total of 141,161 shares of its common stock at an exercise price of $2.13 per share.

    On September 1, 2000, the Registrant issued 23,527 shares of common stock to an employee for an aggregate consideration of $50,000, and issued to that employee options to purchase a total of 70,580 shares of its common stock at an exercise price of $2.13 per share.

    On October 1, 2000, the Registrant issued 21,174 shares of common stock to an employee for an aggregate consideration of $49,500 and issued to that employee options to purchase a total of 63,522 shares of its common stock at an exercise price of $2.34.

    On February 21, 2001, the Registrant issued to a number of its employees options to purchase a total of 42,348 shares of its common stock at an exercise price of $4.04 per share.

    On May 7, 2001, the Registrant issued 94,107 shares of common stock to an employee for an aggregate consideration of $380,000 and issued to that employee options to purchase a total of 282,322 shares of its common stock at an exercise price of $4.04.

    On July 9, 2001, the Registrant issued to a number of its employees options to purchase a total of 272,440 shares of its common stock at an exercise price of $4.04 per share.

    On August 16, 2001, the Registrant issued 23,527 shares of common stock to an employee for an aggregate consideration of $95,000 and issued to that employee options to purchase a total of 70,580 shares of its common stock at an exercise price of $4.04.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)  EXHIBITS


EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
        1.1**           Form of Underwriting Agreement.
        3.1**           Form of Amended and Restated Articles of Incorporation of
                        Weight Watchers International, Inc.
        3.2**           Form of Amended and Restated Bylaws of Weight Watchers
                        International, Inc.
        4.1             Senior Subordinated Dollar Notes Indenture, dated as of
                        September 29, 1999, between Weight Watchers International,
                        Inc. and Norwest Bank Minnesota, National Association
                        (Incorporated by reference to Exhibit 4.1 of Weight Watchers
                        International, Inc.'s Form S-4 Registration Statement No.
                        333-92005).
        4.2             Guarantee Agreement, dated as of March 3, 2000, given by 58
                        WW Food Corp., Waist Watchers, Inc., Weight Watchers Camps,
                        Inc. W.W. Camps and Spas, Inc., Weight Watchers Direct,
                        Inc., W/W Twentyfirst Corporation, W.W. Weight Reduction
                        Services, Inc., W.W.I. European Services, Ltd., W.W.
                        Inventory Service Corp., Weight Watchers North America,
                        Inc., Weight Watchers UK Holdings Ltd, Weight Watchers
                        International Holdings Ltd, Weight Watchers U.K. Limited,
                        Weight Watchers (Accessories & Publications) Ltd, Weight
                        Watchers (Food Products) Limited, Weight Watchers New
                        Zealand Limited, Weight Watchers International Pty Limited,
                        Fortuity Pty Ltd and Gutbusters Pty Ltd. (Incorporated by
                        reference to Exhibit 4.2 of Weight Watchers International,
                        Inc.'s Form S-4 Registration Statement No. 333-92005).
        4.3             Senior Subordinated Euro Notes Indenture, dated as of
                        September 29, 1999, between Weight Watchers International
                        Inc. and Norwest Bank Minnesota, National Association
                        (Incorporated by reference to Exhibit 4.3 of Weight Watchers
                        International, Inc.'s Form S-4 Registration Statement No.
                        333-92005).

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
        4.4             Guarantee Agreement, dated as of March 3, 2000, given by 58
                        WW Food Corp., Waist Watchers, Inc., Weight Watchers Camps,
                        Inc. W.W. Camps and Spas, Inc., Weight Watchers Direct,
                        Inc., W/W Twentyfirst Corporation, W.W. Weight Reduction
                        Services, Inc., W.W.I. European Services, Ltd., W.W.
                        Inventory Service Corp., Weight Watchers North America,
                        Inc., Weight Watchers UK Holdings Ltd, Weight Watchers
                        International Holdings Ltd, Weight Watchers U.K. Limited,
                        Weight Watchers (Accessories & Publications) Ltd, Weight
                        Watchers (Food Products) Limited, Weight Watchers New
                        Zealand Limited, Weight Watchers International Pty Limited,
                        Fortuity Pty Ltd and Gutbusters Pty Ltd. (Incorporated by
                        reference to Exhibit 4.4 of Weight Watchers International,
                        Inc.'s Form S-4 Registration Statement No. 333-92005).
        4.5**           Form of Rights Agreement between Weight Watchers
                        International, Inc. and EquiServe Trust Company, N.A.
        4.6**           Specimen of stock certificate representing Weight Watchers
                        International, Inc.'s common stock, no par value.
        5.1**           Opinion of Hunton & Williams.
       10.1**           Amended and Restated Credit Agreement, dated as of
                        January 16, 2001, among Weight Watchers International, Inc.,
                        WW Funding Corp., Credit Suisse First Boston, BHF (USA)
                        Capital Corporation, The Bank of Nova Scotia and various
                        financial institutions.
       10.2             Preferred Stockholders' Agreement, dated as of September 29,
                        1999, among Weight Watchers International, Inc., Artal
                        Luxembourg S.A. and H.J. Heinz Company (Incorporated by
                        reference to Exhibit 10.2 of Weight Watchers International,
                        Inc.'s Form S-4 Registration Statement No. 333-92005).
       10.3             Stockholders' Agreement, dated as of September 29, 1999,
                        among Weight Watchers International, Inc., Artal Luxembourg
                        S.A. and H.J. Heinz Company (Incorporated by reference to
                        Exhibit 10.3 of Weight Watchers International, Inc.'s Form
                        S-4 Registration Statement No. 333-92005).
       10.4             License Agreement, dated as of September 29, 1999, between
                        WW Foods, LLC and Weight Watchers International, Inc.
                        (Incorporated by reference to Exhibit 10.4 of Weight
                        Watchers International, Inc.'s Form S-4 Registration
                        Statement No. 333-92005).
       10.5             License Agreement, dated as of September 29, 1999, between
                        Weight Watchers International, Inc. and H.J. Heinz Company
                        (Incorporated by reference to Exhibit 10.5 of Weight
                        Watchers International, Inc.'s Form S-4 Registration
                        Statement No. 333-92005).
       10.6             License Agreement, dated as of September 29, 1999, between
                        WW Foods, LLC and H.J. Heinz Company (Incorporated by
                        reference to Exhibit 10.6 of Weight Watchers International,
                        Inc.'s Form S-4 Registration Statement No. 333-92005).
       10.7             LLC Agreement, dated as of September 29, 1999, between H.J.
                        Heinz Company and Weight Watchers International Inc.
                        (Incorporated by reference to Exhibit 10.7 of Weight
                        Watchers International, Inc.'s Form S-4 Registration
                        Statement No. 333-92005).
       10.8             Operating Agreement, dated as of September 29, 1999, between
                        Weight Watchers International, Inc. and H.J. Heinz Company
                        (Incorporated by reference to Exhibit 10.8 of Weight
                        Watchers International, Inc.'s Form S-4 Registration
                        Statement No. 333-92005).
       10.9**           Stockholders' Agreement, dated as of September 30, 1999,
                        among Weight Watchers International, Inc., Artal
                        Luxembourg S.A., Merchant Capital, Inc., Logo Incorporated
                        Pty. Ltd., Longisland International Limited, Envoy Partners
                        and Scotiabanc, Inc.
       10.10            Registration Rights Agreement, dated as of September 29,
                        1999, among WeightWatchers.com, Inc., Weight Watchers
                        International, Inc., H.J. Heinz Company and Artal Luxembourg
                        S.A. (Incorporated by reference to Exhibit 10.10 of Weight
                        Watchers International, Inc.'s Form S-4 Registration
                        Statement No. 333-92005).

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
       10.11            Stockholders' Agreement, dated as of September 29, 1999,
                        among WeightWatchers.com, Weight Watchers International,
                        Inc., Artal Luxembourg S.A. and H.J. Heinz Company
                        (Incorporated by reference to Exhibit 10.11 of Weight
                        Watchers International, Inc.'s Form S-4 Registration
                        Statement No. 333-92005).
       10.12            Letter Agreement, dated as of September 29, 1999, between
                        Weight Watchers International, Inc. and The Invus Group,
                        Ltd. (Incorporated by reference to Exhibit 10.12 of Weight
                        Watchers International, Inc.'s Form S-4 Registration
                        Statement No. 333-92005).
       10.13            Agreement of Lease, dated as of August 1, 1995, between
                        Industrial & Research Associates Co. and Weight Watchers
                        International, Inc. (Incorporated by reference to Exhibit
                        10.13 of Weight Watchers International, Inc.'s Form S-4
                        Registration Statement No. 333-92005).
       10.14            Lease Agreement, dated as of April 1, 1997, between Junto
                        Investments and Weight Watchers North America, Inc.
                        (Incorporated by reference to Exhibit 10.14 of Weight
                        Watchers International, Inc.'s Form S-4 Registration
                        Statement No. 333-92005).
       10.15            Lease Agreement, dated as of August 31, 1995, between 89
                        State Line Limited Partnership and Weight Watchers North
                        America, Inc. (Incorporated by reference to Exhibit 10.15 of
                        Weight Watchers International, Inc.'s Form S-4 Registration
                        Statement No. 333-92005).
       10.16            Weight Watchers Savings Plan, dated as of October 3, 1999
                        (Incorporated by reference to Exhibit 10.17 filed with
                        Weight Watchers International, Inc.'s Annual Report on
                        Form 10-K for the fiscal year ended April 29, 2000).
       10.17            Weight Watchers Executive Profit Sharing Plan, dated as of
                        October 4, 1999 (Incorporated by reference to Exhibit 10.18 filed with Weight Watchers International, Inc.'s Annual
                        Report on Form 10-K for the fiscal year ended April 29,
                        2000).
       10.18            1999 Stock Purchase and Option Plan of Weight Watchers
                        International, Inc. and Subsidiaries (Incorporated by
                        reference to Exhibit 10.19 filed with the Weight Watchers
                        International, Inc.'s Annual Report on Form 10-K for the
                        fiscal year ended April 29, 2000).
       10.19            Weight Watchers.com Stock Incentive Plan of Weight Watchers
                        International, Inc. and Subsidiaries (Incorporated by
                        reference to Exhibit 10.20 filed with Weight Watchers
                        International, Inc.'s Annual Report on Form 10-K for the
                        fiscal year ended April 29, 2000).
       10.20**          Warrant Agreement, dated as of November 24, 1999, between
                        WeightWatchers.com, Inc. and Weight Watchers International,
                        Inc.
       10.21**          Warrant Certificate of WeightWatchers.com, Inc. No. 1, dated as of November 24, 1999.
       10.22            Warrant Agreement, dated as of October 1, 2000, between
                        WeightWatchers.com, Inc. and Weight Watchers International,
                        Inc. (Incorporated by reference to Exhibit 10.2 filed with
                        Weight Watchers International, Inc.'s Quarterly Report on
                        Form 10-Q for the quarterly period ended October 28, 2000).
       10.23            Warrant Certificate of WeightWatchers.com, Inc. No. 2, dated as of October 1, 2000 (Incorporated by reference to
                        Exhibit 10.2 filed with Weight Watchers International,
                        Inc.'s Quarterly Report on Form 10-Q for the quarterly
                        period ended October 28, 2000).
       10.24**          Second Amended and Restated Note, dated as of September 10,
                        2001, by WeightWatchers.com, Inc. to Weight Watchers
                        International, Inc.
       10.25            Warrant Agreement, dated as of May 3, 2001, between
                        WeightWatchers.com, Inc. and Weight Watchers International,
                        Inc. (Incorporated by reference to Exhibit 10.2 filed with
                        Weight Watchers International, Inc.'s Quarterly Report on
                        Form 10-Q for the quarterly period ended June 30, 2001).
       10.26            Warrant Certificate of WeightWatchers.com, Inc., No. 3,
                        dated as of May 3, 2001 (Incorporated by reference to
                        Exhibit 10.3 filed with Weight Watchers International,
                        Inc.'s Quarterly Report on Form 10-Q for the quarterly
                        period ended June 30, 2001).

EXHIBIT NO.                                DESCRIPTION OF EXHIBIT
-----------                                ----------------------
       10.27            Put/Call Agreement, dated April 18, 2001, between Weight
                        Watchers International, Inc. and H.J. Heinz Company
                        (Incorporated by reference to Exhibit 10.4 filed with Weight
                        Watchers International, Inc.'s Quarterly Report on
                        Form 10-Q for the quarterly period ended June 30, 2001).
       10.28**          Amendment No. 1 to Credit Agreement, dated as of April 26,
                        2001, among Weight Watchers International, Inc., WW Funding
                        Corp., Credit Suisse First Boston, BHF (USA) Capital
                        Corporation, The Bank of Nova Scotia and various financial institutions.
       10.29**          Warrant Agreement, dated as of September 10, 2001, between
                        WeightWatchers.com, Inc. and Weight Watchers International,
                        Inc.
       10.30**          Warrant Certificate of WeightWatchers.com, Inc., No. 4,
                        dated as of September 10, 2001.
       10.31**          Second Amended and Restated Collateral Assignment and
                        Security Agreement, dated as of September 10, 2001, by
                        WeightWatchers.com, Inc. in favor of Weight Watchers
                        International, Inc.
       10.32**          Termination Agreement, dated as of November 5, 2001, between
                        Weight Watchers International, Inc. and Artal Luxembourg
                        S.A.
       10.33**          Amended and Restated Co-Pack Agreement, dated as of
                        September 13, 2001, between Weight Watchers
                        International, Inc. and Nellson Nutraceutical, Inc.
       10.34**          Amended and Restated Intellectual Property License
                        Agreement, dated as of September 10, 2001, between Weight
                        Watchers International, Inc. and WeightWatchers.com, Inc.
       10.35**          Service Agreement, dated as of September 10, 2001, between
                        Weight Watchers International, Inc. and WeightWatchers.com,
                        Inc.
       10.36**          Corporate Agreement, dated as of November 5, 2001, between
                        Weight Watchers International, Inc. and Artal
                        Luxembourg S.A.
       10.37**          Guaranty of Sublease, dated as of September 12, 2000, by
                        Weight Watchers International, Inc. of the Agreement of
                        Sublease between RDR Associates, Inc. and
                        WeightWatchers.com, Inc.
       10.38**          Registration Rights Agreement, dated as of September 29,
                        1999, among Weight Watchers International, Inc., H.J. Heinz
                        Company and Artal Luxembourg S.A.
       21**             List of Subsidiaries.
       23.1**           Consent of Hunton & Williams (included in Exhibit 5.1).
       23.2*            Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants, relating to Weight Watchers International,
                        Inc.'s financial statements.
       23.3*            Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants, relating to financial statements of Weighco
                        Enterprises, Inc. and Subsidiaries.
       24**             Power of Attorney.


------------------------

*   Filed herewith.

**  Previously filed.

(B) FINANCIAL STATEMENT SCHEDULE

    Schedule II--Valuation and Qualifying Accounts--Period from December 30, 2000, and years ended December 30, 2000, April 23, 2000 and April 24, 1999 on page II-7.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of Weight Watchers International, Inc.:


    Our audits of the consolidated financial statements referred to in our report dated March 2, 2001, except as to Note 21, which is as of November 14, 2001, appearing elsewhere in this Registration Statement also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.


PricewaterhouseCoopers LLP
New York, New York
March 2, 2001

                      WEIGHT WATCHERS INTERNATIONAL, INC.
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                                   BALANCE AT    CHARGED TO                   BALANCE AT
                                                  BEGINNING OF   COSTS AND                      END OF
                                                     PERIOD       EXPENSES    DEDUCTIONS(1)     PERIOD
                                                  ------------   ----------   -------------   ----------
EIGHT MONTH PERIOD ENDED DECEMBER 30, 2000

  Allowance for doubtful accounts...............     $  609        $  198        $   (10)       $  797

  Inventory reserves, other.....................      1,557         3,993         (3,018)        2,532

FISCAL YEAR ENDED APRIL 29, 2000

  Allowance for doubtful accounts...............     $  994        $ (385)       $    --        $  609

  Inventory reserves, other.....................      1,436         3,360         (3,239)        1,557

FISCAL YEAR ENDED APRIL 24, 1999

  Allowance for doubtful accounts...............     $  876        $  118        $    --        $  994

  Inventory reserves, other.....................      3,961         3,910         (6,435)        1,436

FISCAL YEAR ENDED APRIL 25, 1998

  Allowance for doubtful accounts...............     $  733        $  143        $    --        $  876

  Inventory reserves, other.....................        472         4,505         (1,016)        3,961

------------------------

(1) Primarily represents the utilization of established reserves, net of recoveries.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on November 14, 2001.


                                                       WEIGHT WATCHERS INTERNATIONAL, INC.

                                                       By:                      *
                                                            -----------------------------------------
                                                                           Linda Huett
                                                              President, Chief Executive Officer and
                                                                             Director


    Pursuant to the requirements of the Securities Act, as amended, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities indicated on the 14th day of November, 2001.


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            President, Chief Executive Officer and
     -------------------------------------------         Director
                     Linda Huett                         (PRINCIPAL EXECUTIVE OFFICER)

                          *
     -------------------------------------------       Vice President and Chief Financial Officer
                 Thomas S. Kiritsis                      (PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER)

                          *
     -------------------------------------------       Chairman of the Board of Directors
                   Raymond Debbane

                 /s/ SACHA LAINOVIC
     -------------------------------------------       Director
                   Sacha Lainovic

                          *
     -------------------------------------------       Director
               Christopher J. Sobecki

                          *
     -------------------------------------------       Director
                 Jonas M. Fajgenbaum

*By:                   /s/ SACHA LAINOVIC
             --------------------------------------
                        ATTORNEY-IN-FACT